United states securities and exchange commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
QUIKSILVER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1
CORPORATE GOVERNANCE
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
PROPOSAL 5
PROPOSAL 6
PROPOSAL 7
OWNERSHIP OF SECURITIES
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
NOMINATIONS AND STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 26, 2010
To The Stockholders of Quiksilver, Inc.:
     The Annual Meeting of Stockholders of Quiksilver, Inc. will be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Friday, March 26, 2010, at 10:00 a.m. local time, for the following purposes:
     1. To elect 9 directors to serve on our board of directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;
     2. To consider and vote upon a proposal to approve the amendment of our restated certificate of incorporation to increase the total authorized shares of common stock from 185,000,000 to 285,000,000;
     3. To consider and vote upon a proposal to approve the grant of 3,000,000 shares of our restricted common stock to Kelly Slater as part of his sponsorship agreement;
     4. To consider and vote upon a proposal to approve amendments of our 2000 Stock Incentive Plan to allow for a one-time stock option exchange program for employees, independent advisors and consultants, other than directors and executive officers;
     5. Subject to approval of Proposal 4, to consider and vote upon a proposal to approve the amendment of our 2000 Stock Incentive Plan to (i) increase the maximum number of shares reserved for issuance under the plan by 300,000 shares and (ii) increase the maximum number of reserved shares that may be issued pursuant to restricted stock and restricted stock unit awards under the plan by 300,000 shares;
     6. To consider and vote upon a proposal to approve the amendment of our 2000 Stock Incentive Plan to increase the size of both the initial and annual automatic issuances of restricted stock and grants of stock options to non-employee members of our board of directors to 15,000 restricted shares and 25,000 stock options, under the Director Automatic Grant Program;
     7. If properly presented at the meeting, to consider and vote upon a non-binding stockholder proposal requesting the adoption of a majority vote standard in the election of directors; and
     8. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
     At the annual meeting, the board of directors intends to present Douglas K. Ammerman, William M. Barnum, Jr., Charles E. Crowe, James G. Ellis, Charles S. Exon, M. Steven Langman, Robert B. McKnight, Jr., Paul C. Speaker and Andrew W. Sweet as nominees for election to the board of directors.
     The board of directors recommends stockholders vote FOR Proposals 1 through 6 and AGAINST Proposal 7.
     All stockholders are cordially invited to attend the annual meeting in person. Only stockholders of record at the close of business on January 27, 2010 will be entitled to vote at the annual meeting or any adjournment or postponement of the meeting.
     A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly execute the enclosed proxy and return it in the enclosed addressed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.
By Order of the Board of Directors,
QUIKSILVER, INC.
ROBERT B. McKNIGHT, JR.
Chairman of the Board,
Chief Executive Officer and President
Huntington Beach, California
February 11, 2010

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 26, 2010

PROXY STATEMENT

General
     The enclosed proxy is solicited by the board of directors of Quiksilver, Inc. for use at our Annual Meeting of Stockholders to be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Friday, March 26, 2010, at 10:00 a.m. local time, and any and all adjournments or postponements of the meeting. We intend to cause this proxy statement and form of proxy to be mailed to our stockholders on or about February 12, 2010.
Voting; Quorum; Abstentions and Broker Non-Votes
     The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. Only holders of record of the 128,876,730 shares of our common stock outstanding at the close of business on January 27, 2010 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement of such meeting. On each matter to be considered at our annual meeting, stockholders will be entitled to cast one vote for each share held of record on January 27, 2010.
     The required quorum for the transaction of business at the annual meeting is a majority of the issued and outstanding shares of our common stock entitled to vote at the annual meeting, whether present in person or represented by proxy. Our bylaws provide that unless otherwise provided by law, our certificate of incorporation or our bylaws, all matters other than the election of directors coming before the annual meeting shall be decided by the vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or represented by proxy at the annual meeting. Votes cast at the annual meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of stock represented by “broker non-votes” will also be treated as present for purposes of determining a quorum. Broker non-votes are shares of stock held in record name by brokers or nominees as to which:
•	instructions have not been received from the beneficial owners or persons entitled to vote;

•	the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or

•	the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.
     Directors will be elected by a plurality of the votes cast. Accordingly, abstentions or broker non-votes will not affect the election of a candidate who receives a plurality of votes. Proposal 2 requires the approval of a majority of our outstanding shares of voting stock. Therefore, abstentions and broker non-votes as to Proposal 2 will have the same effect as votes against such proposal. Proposals 3 through 7 require the approval of a majority of the shares of voting stock present or represented by proxy at our annual meeting and entitled to vote on the proposals, provided that, with respect to Proposals 3, 4, 5 and 6, the total votes cast on such proposal must represent over 50% of the outstanding shares of common stock entitled to vote on the proposal (solely for this purpose, abstentions will be treated as votes cast). Therefore, abstentions as to Proposals 3 through 7 also will have the same effect as votes against such proposals. Broker non-votes as to Proposals 3 through 7, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals. Please note that Proposal 5 is conditioned on approval of Proposal 4. Therefore, if Proposal 4 is not approved by the stockholders, Proposal 5 will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Proposal 5. Proposal 4 is not conditioned on the approval of Proposal 5.
Proxies
     All shares represented by a properly executed, unrevoked proxy received in time for our annual meeting will be voted in the manner specified in such proxy. The board of directors recommends that you vote FOR Proposals 1 through 6 and AGAINST Proposal 7. If the manner of voting is not specified in an executed proxy received by us, the proxy holders will vote as the board of directors recommends on each proposal. The named proxy holders may vote in their discretion upon such other matters as may properly come before the meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).
     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to our Secretary, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.
Solicitation
     We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers and employees in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained Morrow & Co., LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Morrow & Co., LLC $12,500, plus reasonable disbursements for proxy solicitation services.
     We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing and returning the enclosed proxy card will help to avoid additional expense.
     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 26, 2010: Copies of this Proxy Statement, the form of Proxy and our 2009 Annual Report to Stockholders are available online at http://www.quiksilverinc.com/investor_financialsec.aspx. Stockholders wishing to attend the annual meeting in person may obtain directions by contacting us at (714) 889-2200.
PROPOSAL 1
ELECTION OF DIRECTORS
General
     Our directors are elected at each annual stockholders meeting and hold office until the next annual stockholders meeting or until their respective successors are duly elected and qualified. Our bylaws provide that the number of directors constituting the board of directors will be determined by resolution of the board. The number of directors currently authorized is 9.
     All 9 nominees for election to the board of directors are currently serving as directors on our board. Unless individual stockholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the 9 nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our board of directors. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors.

     The following sets forth certain information concerning our nominees as of January 15, 2010:

Name	Age	Director Since	Positions with Quiksilver
Douglas K. Ammerman	58	2005	Director
William M. Barnum, Jr.	55	1991	Director
Charles E. Crowe	54	1980	Director
James G. Ellis	63	2009	Director
Charles S. Exon	60	2005	Chief Administrative Officer, Secretary, General Counsel and Director
M. Steven Langman	48	2009	Director
Robert B. McKnight, Jr.	56	1976	Chief Executive Officer, President and Chairman
Paul C. Speaker	46	2010	None (Appointed Director February 2010)
Andrew W. Sweet	38	2009	Director
     Douglas K. Ammerman began his career in 1973 with the public accounting firm of Peat, Marwick, Mitchell (now KPMG). He was admitted to the KPMG partnership in 1984 and formally retired from KPMG in 2002. Mr. Ammerman is a Certified Public Accountant (inactive) and has a Masters Degree in Business Taxation from the University of Southern California. Mr. Ammerman currently serves on the board of directors and is chairman of the audit committee of Fidelity National Financial, Inc., a title insurance company. He also serves on the board of directors of two privately-held companies, El Pollo Loco and William Lyon Homes.
     William M. Barnum, Jr. currently serves as a director of several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with M.B.A. and J.D. degrees. Mr. Barnum also serves on the board of directors of Zumiez, Inc., an action sports specialty retailer.
     Charles E. Crowe currently manages several private investments and has been involved in such activities since his resignation as our Vice President in 1993. Prior to 1981, Mr. Crowe was employed by Bateman Eichler, Hill Richards, Incorporated, an investment bank and brokerage firm. Mr. Crowe graduated from the University of California, Santa Barbara, with a B.A. degree in Economics.
     James G. Ellis currently serves as the Dean of the Marshall School of Business at the University of Southern California and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and CEO of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis graduated from the University of New Mexico with a B.B.A. degree and from Harvard Business School with an M.B.A. degree. Mr. Ellis also serves on the board of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company.
     Charles S. Exon has served as our Chief Administrative Officer since February 2008 and as Secretary and General Counsel since August 2000. Mr. Exon previously served as Executive Vice President, Business & Legal Affairs from August 2000 to February 2008. Prior to joining Quiksilver, Mr. Exon practiced law, the last seven years as a partner with the firm of Hewitt & McGuire, LLP. Mr. Exon received a B.A. degree in English from the University of Missouri, a M.A. degree in Communications from Stanford University and a J.D. degree from the University of Southern California.
     M. Steven Langman co-founded Rhône, a private equity firm, in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987. Before joining Lazard, he worked in the mergers and acquisition group of Goldman, Sachs & Co. Mr.

Langman currently serves on the boards of several private companies controlled by Rhône. Mr. Langman received a B.A. with highest honors from the University of North Carolina at Chapel Hill and an MSc from the London School of Economics.
     Robert B. McKnight, Jr. was a co-founder of Quiksilver in 1976, served as our President from 1979 through July 1991 and has served as our Chairman of the Board and Chief Executive Officer since 1976. In February 2008, he also was re-appointed as our President. Mr. McKnight received a B.S. degree in Business Administration from the University of Southern California. Mr. McKnight also serves on the board of directors of Jones Trading Institutional Services, LLC, a private company.
     Paul C. Speaker has served as the President of Time Inc. Studios, a film, television and video studio owned by Time Inc., since 2007. Prior to that, Mr. Speaker served as President of RKO Pictures, a film production and distribution company since 2003 and from 1998 to 2000, as President of The Shooting Gallery, an independent entertainment company. From 1995 to 1998, Mr. Speaker was the Director of Marketing and Ideas for the National Football League.
     Andrew W. Sweet is a Managing Director of Rhône, a private equity firm, which he joined in 1996. Prior to joining Rhône, he worked in the mergers and acquisitions group of Lazard Frères & Co. LLC. Mr. Sweet serves on the boards of several private companies controlled by Rhône and of Magnesita Refratarios S.A., a leading global refractory producer listed on the Bovespa. He graduated from Colgate University in 1993.
Proposal
     At the annual meeting, our stockholders will be asked to elect 9 directors to serve on our board until our next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes of all outstanding shares of our common stock present or represented by proxy and entitled to be voted shall be elected as directors to serve until our next annual meeting of stockholders or until their successors have been duly elected and qualified. The board of directors recommends a vote “FOR” the election of each of the nominees listed above.
CORPORATE GOVERNANCE
General
     Pursuant to Delaware law and our bylaws, our business and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our board has three standing committees:
•	The audit committee;

•	The compensation committee; and

•	The nominating and governance committee
     Copies of the written charters for our audit, compensation and nominating and governance committees, as well as our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics are available on our website located at www.quiksilverinc.com, and can be found under the “Investor Relations” and “Corporate Governance” links. We may post amendments to, or waivers of, the provisions of our Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics, if any, on our website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.
Director Independence
     The listing standards of the New York Stock Exchange (NYSE), as well as our Corporate Governance Guidelines, require that a majority of our board of directors be comprised of independent directors. For a director to be considered independent under these standards:
•	The director must meet the bright-line independence tests under the listing standards of the NYSE; and

•	The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.
     The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards are part of our Corporate Governance Guidelines and can be accessed under the “Investor Relations” and “Corporate Governance” sections of our website at www.quiksilverinc.com.
     Based on these standards, our board has determined that each of the following directors is independent: Douglas K. Ammerman, William M. Barnum, Jr., Charles E. Crowe, James G. Ellis and Paul C. Speaker. The board based this determination primarily on a review of the responses of our directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. With respect to Mr. Ammerman, the Board evaluated his acquisition and ownership of our publicly traded senior notes (described in detail in “Certain Relationships and Related Transactions”) and concluded that this was not a material relationship since (i) his purchases were made in the public market, (ii) the terms of the notes were set prior to his purchases, (iii) the notes are governed by an indenture and (iv) the amount involved is insignificant. As a result, the Board concluded that Mr. Ammerman’s relationship is consistent with his status as an independent director.
Board Committees and Meetings
     Our board of directors held 17 meetings during the fiscal year ended October 31, 2009. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and of the board committees on which that director served which were held during the period for which he was a director. Members of the board and its committees also consulted informally with management from time to time.
     Audit Committee. The charter for our audit committee is available on our website at www.quiksilverinc.com. The audit committee charter requires that the committee be comprised of at least three members, all of whom must be independent under the NYSE listing standards. The current members of our audit committee are Messrs. Ammerman, Barnum and Ellis, all of whom are “independent” under the NYSE listing standards and the Securities and Exchange Commission (SEC) rules regarding audit committee membership. The board has designated Mr. Ammerman as our audit committee financial expert.
     The committee assists our board of directors in discharging its responsibilities to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by us for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The committee also is responsible for reviewing and approving any related party transactions and producing an Audit Committee Report for inclusion in our proxy statement. The committee held four meetings during the fiscal year ended October 31, 2009.
     Compensation Committee. The charter for our compensation committee is available on our website at www.quiksilverinc.com. The charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Ammerman, Barnum and Crowe, all of whom are “independent”.
     The compensation committee assists the board of directors in discharging its responsibilities in respect of compensation of our executive officers and directors. The committee is responsible for determining the compensation of our Chief Executive Officer and all of our other executive officers. The committee reviews and approves all employment agreements for our executive officers and prepares, or causes to be prepared, the disclosures required by the SEC to be included in our proxy statement with respect to compensation. Our Chief Executive Officer makes recommendations to the compensation committee concerning the compensation of our executive officers. The committee also approves and administers our incentive compensation programs, including our 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan, Annual Incentive Plan, Long-Term Incentive

Plan, and the 2006 Restricted Stock Plan and approves all grants of equity compensation to our employees. The committee makes recommendations to the board of directors with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans and management perquisites. The committee conducts an annual review of non-employee director compensation and, if appropriate, recommends changes to the board.
     In order to preserve maximum flexibility for awarding, as well as taking appropriate deductions for, executive compensation, the board of directors formed a subcommittee of the compensation committee comprised solely of members who are (i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986) and (ii) “non-employee directors” as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934. The subcommittee is responsible for approving awards under our incentive compensation plans and establishing performance goals related to such awards and other performance-based compensation when such compensation or awards are intended to comply with the provisions of Section 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code, as well as such other duties or responsibilities as may be assigned by the compensation committee. The subcommittee consists of Messrs. Barnum and Crowe, each of whom qualifies as an “outside director” and a “non-employee director.” The committee held seven meetings and the subcommittee held six meetings during the fiscal year ended October 31, 2009.
     Nominating and Governance Committee. The charter for our nominating and governance committee is available on our website at www.quiksilverinc.com. The charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Ammerman and Crowe, both of whom are “independent.”
     Pursuant to the terms of the warrant and registration rights agreement we entered into on July 31, 2009 with Rhône Capital III L.P. and certain lenders in connection with our new senior secured term loan, we were required to increase the number of directors constituting our board of directors by two and fill the newly-created directorships with two directors, M. Steven Langman and Andrew Sweet, proposed by two of the lenders, Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P. At each meeting of stockholders at which directors are to be elected, the warrant and registration rights agreement requires us to take all steps necessary to nominate one director proposed by Triton Onshore and one director proposed by Triton Coinvestment. If, for any reason, our board or nominating and governance committee determines that a director proposed by either Triton Onshore or Triton Coinvestment is unqualified to serve on our board, Triton Onshore or Triton Coinvestment, as applicable, has the right to propose an alternative individual to be nominated. In addition, if any director proposed by Triton Onshore or Triton Coinvestment is elected and subsequently ceases to serve as a director for any reason during his or her term, we are required to use reasonable best efforts to cause the vacancy created thereby to be filled with a replacement designated by the entity who proposed the director whose services have ceased. Triton Coinvestment’s right to propose one director continues until the lenders have sold one-third of the shares of our common stock issued upon exercise of the warrants (or warrants exercisable for such amount) issued pursuant to the warrant and registration rights agreement, other than to affiliates of Rhône Capital III, and Triton Onshore’s right to nominate one director continues until the lenders have sold two-thirds of the shares of common stock issuable upon exercise of the warrants (or warrants exercisable for such amount), other than to affiliates of Rhône Capital III.
     Within the constraints of the warrant and registration rights agreement, the committee is responsible for identifying individuals qualified to become board members and recommending to our full board of directors nominees for election as directors. To fulfill this role, the committee reviews the composition of the full board to determine the qualifications and areas of expertise needed to further enhance the composition of the board and works with management in attracting candidates with those qualifications. The committee believes that the board should be comprised of directors with varied, complementary backgrounds, and that directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. In considering candidates for directors, the committee takes into account a number of factors, including the following:
•	independence under applicable listing standards;

•	relevant business experience;

•	judgment, skill, integrity and reputation;

•	the number of other boards on which the candidate serves;

•	other business and professional commitments;

•	potential conflicts of interest with other pursuits;

•	whether the candidate is a party to any action or arbitration adverse to us;

•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership or quality as an “audit committee financial expert;”

•	executive compensation background, to enable the committee to determine whether a candidate would be suitable for compensation committee membership; and

•	the size and composition of the existing board.
     The committee will consider qualified director candidates suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write our Secretary and include:
•	the stockholder’s name and contact information;

•	a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee;

•	the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

•	a statement of the candidate’s business and educational experience;

•	information regarding each of the factors listed above, other than that regarding board size and composition, sufficient to enable the committee to evaluate the candidate;

•	a statement of the value that the candidate would add to the board;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors; and

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate.
     In connection with its evaluation, the committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the committee by any stockholder in connection with the election of directors at this annual meeting.
     Before nominating a sitting director for re-election at an annual meeting, the committee will consider the director’s performance on the board and whether the director’s re-election will be consistent with our Corporate Governance Guidelines.
     When seeking candidates for director, the committee may solicit suggestions from our incumbent directors, management or others. After conducting an initial evaluation of the candidate, the committee will interview the candidate if it believes the candidate might be suitable for a director. The committee may also ask the candidate to meet with our management. If the committee believes the candidate would be a valuable addition to the board, it will recommend to the full board that candidate’s election or nomination.

     In addition to the above, the committee is responsible for developing and recommending to our board a set of corporate governance principles applicable to Quiksilver and overseeing the evaluation of our board of directors and management. The committee held two meetings during the fiscal year ended October 31, 2009.
     All of the nominees for director set forth in this proxy statement are standing for re-election, with the exception of Messrs. Langman and Sweet who were appointed to the board in July 2009 and Mr. Speaker was appointed to the board in February 2010. Messrs. Langman and Sweet were recommended to the committee by a security holder and Mr. Speaker was recommended to the committee by a non-management director.
     Executive Sessions. Non-management directors meet regularly in executive session without management. Non-management directors are all those who are not Quiksilver officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. Executive sessions are led by a “Presiding Independent Director.” An executive session is held in conjunction with each regularly scheduled board meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the board. Mr. Ammerman is currently designated as the Presiding Independent Director.
Director Attendance at Annual Meetings
     We typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason. Last year five directors attended our annual meeting of stockholders.
Communications with Directors
     Stockholders and other interested parties who want to communicate with our board of directors, the non-management or independent directors as a group, the Presiding Independent Director or any other individual director should write to us at:
Quiksilver, Inc.
c/o Secretary/Board Communications
15202 Graham Street
Huntington Beach, CA 92649
     Pursuant to procedures established by our non-management directors, we review each communication sent in accordance with the above instructions and forward such communication to the specified person or persons for response. We will not forward any incoherent, obscene or similarly inappropriate communication, or any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings), unless requested by a director or at management’s discretion.
     At each board of directors meeting, a summary of all such communications received since the last meeting that were not forwarded will be presented, and those communications will be available to directors on request.
Compensation Committee Interlocks and Insider Participation
     Each of Messrs. Barnum, Ammerman, Crowe and Timothy J. Harmon served as a member of the compensation committee during the fiscal year ended October 31, 2009. There are no compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our board of directors or compensation committee.
     In February 2006, Mr. Ammerman purchased a principal amount of $100,000 of our publicly traded senior notes. In February 2008, Mr. Ammerman made an additional purchase of $100,000, in principal amount, of our senior notes. Mr. Ammerman continues to hold these senior notes. Our senior notes are publicly traded, pay interest at an annual rate of 6 7/8% and are governed by the terms of an indenture.

Director Compensation
     We use a combination of cash and equity-based compensation to attract and retain qualified non-employee directors to serve on our board. Our compensation committee, which consists only of independent directors, annually reviews and considers revisions to non-employee director compensation. The board reviews the committee’s recommendations and determines the amount of non-employee director compensation. Directors who are employees receive no additional compensation for serving on our board. The following table describes the current compensation arrangements with our non-employee directors.

Compensation
Annual Cash Retainers(1)
Board Member	$45,000
Chair of Audit Committee	$27,000
Chairs of Other Committees	$18,000
Non-Chair Committee Member	$13,500
Clothing Allowance	$2,000 annual allowance to purchase company products at wholesale prices
Annual Restricted Stock Award(2)	Automatic 5,000 share restricted stock award if director has served at least 6 months on our board
Annual Stock Option Award(2)	Automatic 7,500 share stock option grant if director has served at least 6 months on our board

(1)	We do not pay our non-employee directors meeting attendances fees, however, we reimburse directors for travel and other out-of-pocket expenses incidental to their service as a director. We also extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

(2)	In addition to the annual awards, we also automatically award 5,000 restricted shares of common stock and options to purchase 7,500 shares of common stock to non-employee directors upon their initial commencement of service as a non-employee director.
     Under the Director Automatic Grant Program of our 2000 Stock Incentive Plan, we make automatic equity awards to our non-employee directors consisting of an option to purchase 7,500 shares of common stock and 5,000 shares of restricted stock (i) on the date an individual first commences service as a non-employee director and (ii) on the date of each annual meeting of our stockholders, provided the non-employee director continues to serve as a non-employee director after such meeting and has served as a non-employee board member for at least six months.
     Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of seven years, subject to earlier termination following the optionee’s cessation of service on the board. Each option is immediately exercisable and fully vested for all of the option shares. Each option grant held by an optionee upon his or her termination of board service remains exercisable for up to a twelve (12)-month period following their termination date.
     Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock occur on the first, second and third anniversaries of the award date, or, if earlier, the day immediately preceding the date of our annual meeting of stockholders for each such year. An initial award of restricted stock vests on the first, second and third anniversaries of the award date. Non-employee directors will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that if such cessation of board service occurs by reason of his or her death or disability, then all outstanding shares of restricted stock immediately vest. Restricted stock awards also vest in full on an accelerated basis upon the occurrence of certain changes in control of Quiksilver, Inc. during the period of board service. As the restricted stock awards vest, the underlying shares of common stock cease to be subject to any restrictions, other than applicable securities laws.

     Our board of directors, upon the recommendation of our compensation committee, has proposed changes to the compensation arrangements with our non-employee directors described above in order to reduce cash compensation and increase equity compensation. Our board of directors has approved the elimination of the $45,000 annual cash retainer for board members, effective immediately if and when Proposal 6 is approved. If Proposal 6 is approved by the stockholders, the Director Automatic Grant Program will be amended to increase the size of both the initial and annual issuances of restricted stock and grants of stock options to non-employee members of our board of directors from 5,000 shares of restricted stock to 15,000 shares of restricted stock and from 7,500 stock options to 25,000 stock options.
     The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee director who served on our board of directors in fiscal 2009. During fiscal 2009, Messrs. McKnight and Exon were each employees of Quiksilver and were not compensated for their services as directors.
Director Compensation Table

	Fees Earned or Paid					All Other
	in Cash	Stock Awards		Option Awards		Compensation	Total
Name	$	$(1)(2)		$(1)(3)		$	$
Douglas K. Ammerman	94,329	32,300		5,300		2,000	133,929
William M. Barnum, Jr.	76,500	32,300		5,300		2,000	116,100
Charles E. Crowe	70,875	32,300		5,300		2,000	110,475
James G. Ellis	29,495	3,400		7,200		1,000	41,095
Timothy J. Harmon(4)	27,125	30,100		3,100		500	60,825
M. Steven Langman	11,250	1,700	(5)	7,500	(5)	500	20,950
Andrew W. Sweet	11,250	1,700	(5)	7,500	(5)	500	20,950

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our directors. In accordance with SEC requirements, these amounts reflect the dollar amounts we recognized as compensation expense for financial statement reporting purposes for fiscal 2009 in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, “Stock Compensation” (“ASC 718”) related to awards to directors in fiscal 2009 and prior years, disregarding estimated forfeitures. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 filed with the SEC on January 12, 2010 for information regarding assumptions underlying the valuation of equity awards.

(2)	On March 25, 2009, the date of our 2009 annual meeting of stockholders, each non-employee director was automatically awarded 5,000 restricted shares of our common stock. The grant date fair value of each such restricted stock award, computed in accordance with ASC 718, was $5,850. There were no other stock awards to our non-employee directors during fiscal 2009. As of October 31, 2009, each non-employee director held the following number of restricted shares pursuant to awards of our restricted common stock: Douglas K. Ammerman, 20,000; William M. Barnum, Jr., 15,000; Charles E. Crowe, 15,000; James G. Ellis, 5,000; M. Steven Langman, 5,000; and Andrew W. Sweet, 5,000.

(3)	On March 25, 2009, the date of our 2009 annual meeting of stockholders, each non-employee director was automatically awarded an option to purchase 7,500 shares of our common stock. The grant date fair value of each such option award, computed in accordance with ASC 718, was $5,348. There were no other option awards to our non-employee directors during fiscal 2009. As of October 31, 2009, each non-employee director held options exercisable for the following number of shares: Douglas K. Ammerman, 102,500; William M. Barnum, Jr., 162,500; Charles E. Crowe, 82,500; James G. Ellis, 7,500; M. Steven Langman, 7,500; and Andrew W. Sweet, 7,500.

(4)	On January 23, 2009, Mr. Harmon resigned from our board of directors.

(5)	Messrs. Langman and Sweet have entered into an agreement by which each of them agreed to receive and hold these options and stock awards as agent of and on behalf of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As noted in our Ownership of Securities table, each of Messrs. Langman and Sweet has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended.
PROPOSAL 2
APPROVAL OF AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE TOTAL AUTHORIZED SHARES OF COMMON STOCK
General
     On January 25, 2010, our board of directors adopted, subject to stockholder approval, an amendment to our restated certificate of incorporation to increase the total authorized shares of our common stock from 185,000,000 to 285,000,000.
     The form of the proposed amendment to our restated certificate of incorporation to increase the authorized number of shares is attached to this proxy statement as Annex A. The amendment will increase the total number of authorized shares of our common stock from 185,000,000 shares to 285,000,000 shares. The additional shares of common stock for which authorization is sought herein would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. Holders of common stock have no preemptive or other subscription rights.
     As of January 15, 2010, 128,876,730 shares of our common stock were issued and outstanding, 17,131,101 shares were reserved for issuance pursuant to outstanding options under our stock incentive plans, 1,770,085 shares were reserved and available for future equity awards or purchases under our stock incentive and stock purchase plans and 25,653,831 shares were reserved for issuance pursuant to outstanding warrants. Therefore, of the 185,000,000 shares currently authorized by our restated certificate of incorporation, 11,568,253 shares are presently available for general corporate purposes. Assuming this Proposal and Proposals 3 and 5 are approved by our stockholders and prior to any stock option exchange offer if Proposal 4 is approved, a total of 151,077,916 shares of our common stock will be outstanding or reserved for issuance on exercise of options outstanding or reserved for issuance pursuant to equity awards, 25,653,831 shares of common stock will be reserved for issuance on exercise of outstanding warrants, and 108,268,253 shares will be available for general corporate purposes.
Purposes and Effects of the Authorized Shares Amendment
     The increase in authorized shares of common stock is recommended by the board of directors in order to provide a sufficient reserve of such shares for our present and future needs and growth. Prior increases in the authorized shares have primarily been used for stock options and restricted stock awards, as consideration in connection with business acquisitions, to effect stock splits such as the two-for-one stock split in 2005 and in connection with the issuance of warrants as additional consideration with respect to debt refinancings. Such additional authorized shares would be available for issuance at the discretion of the board of directors without further stockholder approval (subject to certain provisions of state law) to take advantage of future opportunities for equity financing, to improve our capital structure, in connection with possible acquisitions, in connection with stock dividends or stock splits, and for other corporate purposes.
     The board of directors does not intend to issue any common stock or securities convertible into common stock except on terms that the board deems to be in the best interests of the Company and our stockholders. We have no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of common stock to be authorized by the proposed amendment to the restated certificate of incorporation.
     Although an increase in our authorized shares of common stock could, under certain circumstances, have an antitakeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for a combination of the Company with another company), this Proposal to amend the restated certificate of incorporation is not in response to any effort of which we are aware to accumulate our stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the board of directors and stockholders.
Proposal
     At the annual meeting, stockholders will be asked to approve the amendment of our restated certificate of incorporation to increase the total authorized shares of our common stock from 185,000,000 shares to 285,000,000 shares. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock. The board of directors recommends a vote “FOR” the Proposal.
PROPOSAL 3
APPROVAL OF GRANT OF RESTRICTED STOCK TO KELLY SLATER
     Kelly Slater, a nine-time Association of Surfing Professionals champion, has been promoting Quiksilver and its products since the mid-1980s and has worldwide recognition with our core customers. On April 1, 2009, Mr. Slater and his company, Tail Slide Inc., entered into a new five-year sponsorship agreement with us. Under the sponsorship agreement, Mr. Slater is required to ensure prominent exposure of the Quiksilver brand, recognize the Quiksilver brand during media appearances and perform promotional activities for us at least 20 days per year. For his services under the sponsorship agreement, he is to be paid $2.1 million in the first and second years of the sponsorship agreement, $2.2 million in the third year, $2.45 million in the fourth year and $2.75 million in the fifth year. In addition, he also will receive royalties equal to 3% of the net sales of our products that bear his name or likeness, subject to certain minimum royalties.
     Under the sponsorship agreement, we also agreed to include a proposal in this proxy statement that our stockholders approve a grant to Mr. Slater of 3,000,000 shares of our restricted common stock (the “Restricted Shares”), subject to the terms and conditions set forth in the restricted stock agreement attached as Annex B to this proxy statement. Stockholder approval is required for this grant under NYSE listing rules. If our stockholders approve this Proposal, our board of directors intends to grant the Restricted Shares as soon as practicable after our annual meeting. If our stockholders do not approve this Proposal, then, in lieu of the issuance of the Restricted Shares, we are required to negotiate in good faith with Mr. Slater to determine a reasonably equivalent amount of compensation to be paid to him, which may include cash, equity or a combination of cash and equity. We believe that the grant of the Restricted Shares is preferable to the alternative of additional cash compensation given our highly leveraged position and the need to preserve cash for our operations, capital expenditures and interest expense. Also, the cash consideration that would be expected by Mr. Slater if this Proposal is not approved would be far in excess of the current market value of the Restricted Shares. If the parties are unable to agree on an equivalent amount of compensation after good faith negotiation efforts, Mr. Slater may terminate the sponsorship agreement and retain any other remedies he may have under the sponsorship agreement. We believe that the termination of this relationship would have significant negative consequences for us and we urge you to vote in favor of this Proposal.
     Mr. Slater currently holds stock options to purchase a total of 217,351 shares of our common stock granted to him during the term of his previous sponsorship agreements with us. These options are fully vested, with the exception of 14,851 shares which vest on February 6, 2010, have a weighted average exercise price of $10.47 per share and a weighted average remaining term of 5.1 years. If the exchange program described in Proposal 4 below is approved and implemented, Mr. Slater will be eligible to exchange those options for new stock options under the terms of the exchange program.
Summary Description of the Restricted Stock Agreement
     The principal terms of the restricted stock agreement are summarized below. The following summary, however, does not purport to be a complete description of all of the provisions of the restricted stock agreement and is qualified in its entirety by the full text of the restricted stock agreement, which is attached as Annex B to this proxy statement.

     Purpose. The purpose of the restricted stock agreement is to provide an additional means to motivate, retain and reward Mr. Slater through the grant of the Restricted Shares, providing additional incentives to Mr. Slater to continue his promotion of us and our products. Since the mid-1980s, Mr. Slater has been closely associated with us and our products. We believe that this association has been extraordinarily beneficial to us and will continue to be so in the future. As an icon in the surfing world and a top competitive surfer, Mr. Slater’s endorsement enhances the marketing of our products, helps us to maintain a strong connection with our core users and generally enhances our ability to market our company and our products in connection with the lifestyle that he represents.
     Grant and Vesting of Restricted Stock; No Payment. Under the restricted stock agreement, Mr. Slater would be granted the Restricted Shares, of which 600,000 shares would be vested on the grant date. The remainder of the Restricted Shares would vest in increments of 600,000 on each of the first four anniversaries of the grant date. Mr. Slater is not required to make any payment in connection with our grant of the Restricted Shares.
     Valuation. On January 15, 2010, the closing selling price of a share of our common stock on the New York Stock Exchange was $2.44. Based on this price, the dollar value of the Restricted Shares was $7,320,000. If this Proposal is approved and the Restricted Shares are granted, we plan to register the issuance of the Restricted Shares under the Securities Act of 1933, as amended.
     Stockholder Rights. Mr. Slater will have substantially full stockholder rights with respect to the Restricted Shares, whether or not his interest in the Restricted Shares is vested. Accordingly, Mr. Slater will have the right to vote the Restricted Shares and to receive any regular cash dividends paid on the Restricted Shares.
     Adjustments. Any new, substituted or additional securities or other property which Mr. Slater may have the right to receive with respect to his unvested Restricted Shares by reason of certain mergers, consolidations and sales of all or substantially all of our assets or any stock dividends, stock splits, recapitalizations, combinations of shares, exchanges of shares or other changes affecting the outstanding common stock as a class shall be issued to Mr. Slater subject to the same vesting requirements applicable to the unvested Restricted Shares.
     Effect of Termination of Service. Any Restricted Shares which are not then vested shall be forfeited without any consideration paid by us in connection with such forfeiture if any of the following occurs: (i) Mr. Slater terminates the sponsorship agreement except where the termination accelerates vesting as provided below in “Acceleration of Vesting”; (ii) Mr. Slater dies or is prevented from rendering services for a continuous period of six (6) months or more by any mental, physical, emotional or other disability; (iii) Mr. Slater is charged with or convicted of any felony or commits an act that brings him into broad-based public disrepute, contempt, scandal or ridicule; (iv) Mr. Slater breaches any of the fundamental provisions of the sponsorship agreement; (v) Mr. Slater breaches any non-fundamental provision of the sponsorship agreement and fails to remedy the breach within forty-five (45) days after notice of such breach by us.
     Acceleration of Vesting. All unvested Restricted Shares shall accelerate and vest, and all restrictions shall lapse, if Mr. Slater terminates the sponsorship agreement as a result of the occurrence of either of the following: (i) we breach any material provision of the sponsorship agreement and fail to remedy such breach within forty-five (45) days after notice from Mr. Slater of the breach; (ii) we fail to make any undisputed payments under the sponsorship agreement within thirty (30) days after written notice of such failure from Mr. Slater.
     No Limit on Other Authority. The restricted stock agreement will not limit the authority of our board of directors or the compensation committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.
     Transfer Restrictions. Except for transfers to us or transfers by will or the laws of descent and distribution, Mr. Slater will not be able to sell, transfer or pledge, either voluntarily or involuntarily, any of the Restricted Shares which have not vested.

Federal Income Tax Consequences.
     Unless Mr. Slater makes the Section 83(b) election discussed below, no taxable income will be recognized by him upon the grant of the Restricted Shares, except for the portion which is vested on the grant date. He will incur taxable income based on the fair market value of our common stock when the Restricted Shares, or any portion thereof, vest. Such taxable income will be recognized as ordinary income.
     Mr. Slater may, however, elect under Section 83(b) of the Internal Revenue Code, to include as ordinary income in the year he receives the Restricted Shares the fair market value of the Restricted Shares on the date of issuance. If the Section 83(b) election is made, he will not recognize any additional income as and when the Restricted Shares vest.
     We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by Mr. Slater with respect to the issuance of the Restricted Shares. This deduction generally will be allowed in our taxable year in which Mr. Slater’s tax year ends.
     The above tax summary discusses general tax principles applicable to, and income tax consequences of, the restricted stock agreement under current federal law, which is subject to change. This summary is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences.
Accounting Treatment
     Upon effectiveness of the sponsorship agreement, accounting rules required us to recognize an expense for a portion of the fair value of all the Restricted Shares. Until the vesting date of each incremental 600,000 shares pursuant to the terms of the restricted stock agreement, an expense will be recognized at interim reporting periods based on the then fair value of the stock, calculated under the graded vesting attribution method. Subsequent changes in fair value prior to the vesting date will be recognized as income or expense at future interim reporting periods. As of October 31, 2009, and based on the $1.99 fair market value of our common stock on that date, we had recognized approximately $2,148,000 of expense related to these Restricted Shares, and we expect to recognize an additional $3,822,000 in expense through April 2013, at which point all the Restricted Shares will be vested. If this Proposal is not approved, our obligation under the sponsorship agreement may require cash settlement.
Proposal
     At the annual meeting, stockholders will be asked to approve the grant of 3,000,000 shares of restricted common stock to Mr. Slater under the Restricted Stock Agreement. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present or represented by proxy at the annual meeting and entitled to be voted on the Proposal, provided that the total votes cast on the Proposal must represent over 50% of the outstanding shares of common stock entitled to vote on the Proposal (solely for this purpose, abstentions will be treated as votes cast). The board of directors recommends a vote “FOR” the Proposal.
PROPOSAL 4
APPROVAL OF AMENDMENTS OF 2000 STOCK INCENTIVE PLAN
TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM
FOR EMPLOYEES, INDEPENDENT ADVISORS AND CONSULTANTS, OTHER THAN
DIRECTORS AND EXECUTIVE OFFICERS
     Stockholders are being asked to approve amendments of our 2000 Stock Incentive Plan (the “2000 Plan”) to allow for a one-time stock option exchange program. If implemented, the voluntary exchange program would allow us to cancel certain stock options currently held by some of our employees, independent advisors and consultants in exchange for the grant of a lesser amount of stock options with lower exercise prices. Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. We will use the higher of the 52-week high trading price of our common stock and 150% of the current trading price (each measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. As of January 15, 2010, this would have resulted in stock options with an exercise price of $3.83 per share and higher being eligible for exchange. Using this threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the exchange program. The members of our board of directors and our executive officers will not be eligible to participate in the exchange program. Stockholder approval is required for this Proposal under NYSE listing rules and the terms of our 2000 Plan. If our stockholders approve this Proposal to amend our existing 2000 Plan, the board of directors intends to commence the exchange program as soon as practicable after the annual meeting, but in no event after 12 months from the date of stockholder approval. If our stockholders do not approve this Proposal, the exchange program will not take place.
Overview
     Our stock price has experienced a significant decline during the last few years due in large part to the continued weak economy as well as other factors that have negatively affected our financial results. Like many companies, our business has been, and continues to be, adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of discretionary income consumers have to spend, and because of the global recession they have had less to spend on our apparel, footwear, accessories and related products. Moreover, our business is heavily dependent upon our financial performance in specific regions, including California, Florida, and Hawaii in the United States, and France, the United Kingdom and Spain in Europe, that have been profoundly impacted by job losses, foreclosures, bankruptcies, reduced access to credit and declining home values. In these key markets, consumers have had even less discretionary income to spend than in other markets and as a result, our business has suffered disproportionately. We have taken a number of actions since our stock price began declining to transform our business and improve our performance. In November 2008, we completed the sale of our Rossignol business in order to eliminate our exposure to hard goods manufacturing and its capital intensive structure. During the past two years, we have also implemented significant cost reduction programs, reduced the size of our workforce and restructured our management. We have also reduced employee benefits including limiting salary increases and cash bonuses, suspending 401(k) contribution matching programs and implementing mandatory holiday period shut downs for our employees in the Americas. Also, in 2009, we refinanced our capital structure through a strategic investment and new multi-year credit facilities in both the Americas and Europe. These transactions improved our financial stability by greatly reducing our exposure to uncommitted financing and provided substantial additional liquidity. Nonetheless, our efforts have not yet had a significant impact on our stock price, which remains at a low level. Consequently, our employees, independent advisors and consultants hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our stock over the prior 12 months. Further, there can be no assurance that our efforts to transform our business and improve our performance will ultimately result in significant increases in our stock price, if at all. Thus, the board of directors and the compensation committee believe that the holders of these underwater options perceive that they have little or no value and therefore no longer provide the long-term incentive and retention objectives that they were intended to provide. The board of directors and the compensation committee believe the exchange program is an important component in our strategy to align employee interests with those of our stockholders through our equity compensation programs. We believe that the exchange program is important for us because it will permit us to:
•	Provide renewed incentives to our employees, independent advisors and consultants who participate in the exchange program. As of January 15, 2010, approximately 64% of our outstanding stock options held by our employees, independent advisors and consultants, excluding our directors and executive officers, were underwater. The weighted average exercise price of these underwater options was $10.70 as compared to a closing price of $2.44 for our common stock on January 15, 2010. As a result, these stock options do not currently provide meaningful retention or incentive value to the holders. We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees, independent advisors and consultants, by improving their morale generally, and by aligning their interests more fully with the interests of our stockholders.

•	Reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees, independent advisors and consultants. These underwater stock options currently create an equity award overhang to our stockholders of approximately 4.7 million shares. As of January 15, 2010, the total number of shares of Quiksilver common stock outstanding was 128.9 million. Retaining these underwater outstanding options does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will be decreased. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $15.3 million in compensation expense related to these underwater options, $13.5 million of which has already been expensed as of October 31, 2009 and $1.8 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not in our stockholders’ best interest to recognize compensation expense on options that are not perceived by our employees, independent advisors and consultants as providing value. We believe it is better to replace options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs).
     For reference purposes, based on options outstanding on January 15, 2010, the following table summarizes information regarding our outstanding equity awards and shares available for future awards before and after the proposed exchange program (assuming 100% participation). The actual number of eligible options, exchange ratios and overhang changes will depend on our stock price directly before the commencement of the exchange program.

Before the Proposed Exchange Program:

Total shares underlying all outstanding options	17,131,101

Weighted average exercise price of all outstanding options	$6.74

Weighted average remaining contractual life of all outstanding options	6.04 years

Total shares underlying all other outstanding equity awards(1)	1,012,003

Total shares available for future grant(1) (2)	47,652

Total equity overhang(1) (2)	14.1%

After the Proposed Exchange Program (Assuming 100% Participation):

Total shares underlying all outstanding options	13,770,411

Weighted average exercise price of all outstanding options	$4.97

Weighted average remaining contractual life of all outstanding options	6.41 years

Total shares underlying all other outstanding equity awards(1)	1,012,003

Total shares available for future grant(1) (2)	47,652

Total equity overhang(1) (2)	11.5%

(1)	Does not include the effect of approval of (i) Proposal 3 above, in which we are proposing issuing 3,000,000 shares of restrictive common stock outside our existing equity plans, and (ii) Proposal 5 below, in which we are proposing to increase by 300,000 the maximum number of shares of common stock that may be issued under our 2000 Plan.

(2)	Total equity overhang is defined as the total number of options and other equity awards outstanding plus shares available for future grant, divided by the number of shares of common stock outstanding on January 15, 2010. The total number of shares of common stock outstanding on January 15, 2010 was 128.9 million.

     If our stockholders do not approve the 2000 Plan amendments authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.
Summary of Material Terms
     If stockholders approve the requisite amendments to our existing 2000 Plan, the material terms of the exchange program will include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.
•	The exchange program will be open to all U.S. and international employees, independent advisors and consultants, except as described below, who are employed by us or are providing services to us as of the start of the exchange program and remain employed or service providers through the date the exchange program ends. Eligible employees, independent advisors and consultants will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

•	The members of our board of directors and our executive officers will not be eligible to participate in the exchange program.

•	The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value, for accounting purposes, approximately equal to the fair value of the eligible options they replace. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using the Black-Scholes model). The exchange program will not be a one-for-one exchange. Instead, participating employees, independent advisors and consultants will receive replacement options covering a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options.

•	Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new five-year term, except the compensation committee will retain discretion as to the term for replacement options for European optionees in consideration of the longer vesting period we have set for such options in light of certain unfavorable tax implications with respect to option grants in Europe.

•	None of the replacement options will be vested on the date of grant. Except for options granted to European optionees, replacement options granted in exchange for fully vested options will be scheduled to vest 12 months after the grant date and replacement options granted in exchange for unvested options will be scheduled to vest in two equal annual installments beginning 12 months after the grant date. For European optionees, all replacement options granted under the exchange program will be subject to cliff vesting on the four-year anniversary of the grant date.

•	The exchange program will begin within 12 months of the date of stockholder approval. The board of directors and the compensation committee will determine the actual start date within that time period. If the exchange program does not commence within 12 months of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it could be implemented.
     While the terms of the exchange program are expected to be materially similar to the terms described in this Proposal, the board of directors and the compensation committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if stockholder approval is obtained.

Reasons for the Option Exchange Program
     We believe that an effective and competitive incentive program for employees, independent advisors and consultants is imperative for the success of our business. We rely on our experienced and productive employees, independent advisors and consultants and their efforts to help us achieve our business objectives. Stock options constitute a key component of our incentive and retention programs because the board of directors and the compensation committee believe that equity compensation encourages employees, independent advisors and consultants to act like owners of the business, motivating them to work toward our long-term success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. We have offered stock options to our employees, independent advisors and consultants for over 20 years. Due to the significant decline of our stock price during the last few years, many of our employees, independent advisors and consultants now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on January 15, 2010 was $2.44, whereas, the weighted average exercise price of all outstanding options held by our employees, independent advisors and consultants, excluding our directors and executive officers, was $10.70. As of January 15, 2010, approximately 64% of outstanding stock options held by our employees, independent advisors and consultants, excluding our directors and officers, were underwater. Although we continue to believe that stock options are an important component of total compensation, many of our employees, independent advisors and consultants view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many, these options are ineffective at providing the incentives and retention value that our board of directors and the compensation committee believe is necessary to motivate and retain these individuals.
Alternatives Considered
     When considering how best to continue to incentivize and reward our employees, independent advisors and consultants who have underwater options, we considered the following alternatives:
•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock. However, these additional grants would substantially increase our overhang, the dilution to our stockholders and our compensation expense.

•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. It also might require the consent of our lenders who could object. In addition, we do not believe that such a program would have significant long-term retention value.

•	Exchange options for restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee, independent advisor and consultant participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for many of our employees, independent advisors and consultants and we believe that a lack of familiarity with restricted stock units could negatively impact participation in the exchange program.
Implementation of the Option Exchange Program
     We also considered implementing a program to exchange underwater options for replacement options and settled on this approach. We determined that a program under which our employees, independent advisors and consultants could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:
•	The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees, independent advisors and consultants. Under the exchange program, participating employees, independent advisors and consultants will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price that, except for replacement options granted to our European optionees, will vest either (i) in a single installment 12 months after the replacement option grant date if the replaced option was fully vested or (ii) in two equal annual installments beginning 12 months after the replacement option grant date if the replaced option was not vested. For our European optionees, all replacement options granted under the exchange program will be subject to cliff vesting on the four-year anniversary of the grant date.

•	The exchange ratio will be calculated to return value to our stockholders. We will calculate the exchange ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee, independent advisor and consultant retention, motivation and performance. Additionally, stock options will provide value to employees, independent advisors and consultants only if our share price increases over time thereby aligning their interests and stockholder interests.

•	The exchange program will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee, independent advisor or consultant who holds them leaves our service. An exchange, such as the proposed exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees, independent advisors and consultants who participate in the exchange program will receive a lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 4.7 million shares will be surrendered and cancelled, while replacement options covering approximately 1.3 million shares will be granted, resulting in a net reduction in the equity award overhang by approximately 3.4 million shares. The total number of shares subject to outstanding equity awards as of January 15, 2010 would have been approximately 13.8 million shares, including the approximately 1.3 million replacement options. As of January 15, 2010, the total number of shares of our common stock outstanding was 128.9 million. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	Shares subject to options that are surrendered under the exchange program in excess of the number of replacement options granted under the program will not be available for future issuance. Under the exchange program, the number of shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will, to the extent they exceed the number of shares subject to replacement options, be canceled and not available for future grant.

•	Members of our board of directors and our executive officers will not be eligible to participate in the exchange program. Although our directors and executive officers also hold options that are underwater, these individuals are not eligible to participate in the exchange program because our compensation committee believes that their compensation should remain at greater risk based on our stock price and, in the case of our executive officers, they have received recent grants of options at exercise prices closer to the current market price of our common stock.
Description of the Option Exchange Program
     Implementing the Exchange Program. We have not commenced the exchange program and will not do so unless our stockholders approve this Proposal. If we receive stockholder approval of the 2000 Plan amendments permitting the exchange program, the exchange program may commence at a time determined by the board of directors or the compensation committee, with terms expected to be materially similar to those described in this Proposal. If we receive the required stockholder approval for the plan amendments, the approval will be for a one-time exchange program. Even if the stockholders approve this Proposal, the board of directors or the compensation committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this Proposal by our stockholders. However, if the exchange program does not commence within 12 months after the date of stockholder approval, we will not commence an exchange or similar program without again seeking and receiving stockholder approval.
     Upon commencement of the exchange program, employees, independent advisors and consultants holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Employees, independent advisors and consultants would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the compensation committee would approve grants of replacement options to participating employees, independent advisors and consultants in accordance with the applicable exchange ratios. All such replacement options would be granted under the 2000 Plan and would be subject to the terms of the plan.
     At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, independent advisors and consultants, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our web site at http://quiksilverinc.com under the “Investor Relations” link.
     If you are both a stockholder and an employee, independent advisor or consultant holding eligible options, please note that voting to approve the 2000 Plan amendments authorizing the exchange program does not constitute an election to participate in the exchange program.
     Eligible Options. To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must (i) have a per share exercise price of the higher of the 52-week high trading price of our common stock and 150% of the current trading price (each measured from the start date of the exchange program), which as of January 15, 2010, would result in stock options with an exercise price of $3.83 per share and higher being eligible for exchange, and (ii) have been granted at least 18 months prior to the date that the exchange program commences.
     Eligible Participants. The exchange program will be open to all U.S. and international employees, independent advisors and consultants who hold eligible options, except as described below. Although we intend to include all employees, independent advisors and consultants located outside the United States, we may exclude such employees, independent advisors and consultants if, for any reason, the compensation committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed or otherwise providing services to us on the date the offer to exchange commences and must remain employed or engaged in providing services to us through the date that replacement options are granted. The exchange program will not be open to members of our board of directors or our executive officers. As of January 15, 2010, there were approximately 154 employees, independent advisors and consultants eligible to participate in the exchange program (based on the assumptions below).
     Exchange Ratios. Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratios will be determined by the compensation committee shortly before the start of the exchange program.
     The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes model) within the relevant grouping. The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate or minimize any additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. For instance, eligible options with exercise prices from $3.83-$10.64 per share might have an exchange ratio of 2.5 shares of the eligible option for each share of the replacement option to be received in exchange, while eligible options with exercise prices above $10.64 per share might have an exchange ratio of 5.0 shares of the eligible option for each share of the replacement option to be received in exchange.
     Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on April 1, 2010 and assume that our then - applicable 52-week high would be $3.83 and the fair market value of our common stock was $2.44, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options. As a result, options with an exercise price above $3.83 per share and that were granted at least 18 months prior to April 1, 2010 would be eligible for the exchange program. Then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

The Exchange Ratio Would Be
(Eligible Option to Replacement
If the Exercise Price of an Eligible Option Is:	Option):
$3.83 to $10.64	2.5-to-1
$10.65 and above	5.0-to-1
     The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $2.44 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee, independent advisor or consultant will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.
     For purposes of example only, if a participating employee, independent advisor or consultant exchanged an eligible option for 120 shares with an exercise price of $5.00 per share and the exchange ratio was one share of replacement option for every 2.5 surrendered eligible option shares, he or she would receive a replacement option for 48 shares in exchange for the surrendered eligible option (120 divided by 2.5). If the employee, independent advisor or consultant also exchanged another eligible option for 310 shares with an exercise price of $10.75 per share and the exchange ratio was one share of replacement option for every 5 surrendered eligible option shares, he or she would receive a replacement option for 62 shares in exchange for the surrendered eligible option (310 divided by 5).
     Continuing this example, if we assume that all eligible options (as of January 15, 2010) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

					Maximum
		Weighted			Number of Shares
	Number of	Average	Weighted Average		Underlying
	Shares	Exercise Price	Remaining Life of		Replacement Options
Exercise Prices of	Underlying	of Eligible	Eligible Options		That May be
Eligible Options	Eligible Options	Options	(Years)	Exchange Ratio	Granted
$3.83 to $10.64	2,008,014	$7.56	4.05	2.5-to-1	803,206
$10.65 and above	2,694,852	$13.99	5.50	5.0-to-1	538,970

Total	4,702,866	$11.25	4.88		1,342,176
     After the exchange as presented in this example (assuming (i) all eligible options are tendered and without including any grants of options or issuances of restricted stock after January 15, 2010 and (ii) an increase in the maximum number of shares issuable under the 2000 Plan of 300,000 as set forth in Proposal 5), under our 2000 Plan there will be 0.3 million shares available for grant, 13.8 million options outstanding and 1.0 million shares of restricted stock outstanding. These outstanding options would have a weighted average exercise price of $4.79 and a weighted average remaining term of 6.44 years.
     Election to Participate. Participation in the exchange program will be voluntary. Eligible employees, independent advisors and consultants will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.
     Exercise Price of Replacement Options. All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the New York Stock Exchange.
     Vesting of Replacement Options. Except for replacement options granted to our European optionees, replacement options will vest (i) in a single installment 12 months after the replacement option grant date if the replaced option was fully vested or (ii) in two equal annual installments beginning 12 months after the replacement option grant date if the replaced option was not vested. For European optionees, all replacement options granted under the exchange program will be subject to cliff vesting on the four-year anniversary of the grant date.
     Term of the Replacement Options. The replacement options will have a five-year term (except the compensation committee will retain discretion as to the term for replacement options for European optionees in consideration of the longer vesting period we have set for such options in light of certain unfavorable tax implications with respect to option grants in Europe).
     Other Terms and Conditions of the Replacement Options. The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options surrendered. All replacement options will be nonstatutory stock options granted under our 2000 Plan, regardless of the tax status of the eligible options surrendered for exchange.
     Return of Eligible Options Surrendered. The number of shares subject to eligible options surrendered for exchange will, to the extent they exceed the number of shares subject to replacement options, be cancelled and will not be eligible for reissuance in the future.

     Accounting Treatment. Under FASB ASC Topic 718 – Stock Compensation (formerly SFAS 123(R)), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees, independent advisors and consultants in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.
     U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees, independent advisors and consultants will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees, independent advisors and consultants should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. employees, independent advisors and consultants may differ from the U.S. federal income tax consequences described in the preceding sentence.
     Potential Modification to Terms to Comply with Governmental Requirements. The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. In addition, we intend to make the exchange program available to our employees, independent advisors and consultants who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees, independent advisors and consultants in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.
Plan Benefits Relating to the Option Exchange Program
     Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this Proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of our executive officers or members of our board of directors will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $3.83 52-week high trading price of our common stock and a $2.44 share price, the maximum number of shares underlying options that would be cancelled would be 4.7 million shares, and the maximum number of shares underlying new options that would be granted would be 1.3 million shares.

Effect on Stockholders
     We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees, independent advisors and consultants will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our stockholders while reducing the overhang. Based on the assumptions described above, including an assumed $3.83 52-week high trading price of our common stock and a $2.44 share price, if all eligible options are exchanged, options to purchase approximately 4.7 million shares will be surrendered and cancelled, while replacement options covering approximately 1.3 million shares will be granted resulting in a net reduction in the equity award overhang by approximately 3.4 million shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 13.8 million options outstanding, with a weighted average exercise price of $4.97 and a weighted average remaining term of 6.41 years. The total number of shares subject to outstanding equity awards as of January 15, 2010, including the replacement options, would be approximately 14.8 million shares. As of January 15, 2010, the total number of shares of our common stock outstanding was 128.9 million.
Text of Amendments to Existing Equity Plans
     In order to permit us to implement the one-time stock option exchange program in compliance with our existing 2000 Plan and applicable NYSE listing rules, the compensation committee recommended and the board of directors approved amendments to the 2000 Plan, subject to approval of such amendments by our stockholders. We are seeking stockholder approval to amend the 2000 Plan to allow for the exchange program. The form of proposed amendments is attached to this proxy statement as Annex C.
Summary of the 2000 Stock Incentive Plan
     A summary of the principal features of the 2000 Plan as currently in effect (prior to the amendments proposed in this Proposal 4 and in Proposals 5 and 6) and the U.S. federal income tax consequences of awards granted thereunder is included in Proposal 5 of this proxy statement and is incorporated into this Proposal by this reference. A copy of the 2000 Plan prior to the amendments submitted for stockholder approval at this annual meeting is attached as Annex D to this proxy statement.
Proposal
     At the annual meeting, stockholders will be asked to approve amendments of the 2000 Plan to allow for a one-time stock option exchange program for employees, independent advisors and consultants, other than our directors and our executive officers. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present or represented by proxy at the annual meeting and entitled to be voted on the Proposal, provided that the total votes cast on the Proposal must represent over 50% of the outstanding shares of common stock entitled to vote on the Proposal (solely for this purpose, abstentions will be treated as votes cast). The board of directors recommends a vote “FOR” the Proposal. If our stockholders approve this Proposal, the board of directors and compensation committee intend to commence the exchange program as soon as practicable after the annual meeting. If our stockholders do not approve this Proposal, the exchange program will not take place.
PROPOSAL 5
APPROVAL OF AMENDMENT OF 2000 STOCK INCENTIVE PLAN TO
INCREASE THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PLAN
AND TO INCREASE THE MAXIMUM NUMBER OF SHARES ISSUABLE PURSUANT TO
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS UNDER THE PLAN
     Stockholders are being asked to approve an amendment of our 2000 Plan to (i) increase the number of shares of our common stock reserved for issuance under the 2000 Plan by 300,000 shares and (ii) increase the maximum number of reserved shares issuable pursuant to restricted stock and restricted stock unit awards under the 2000 Plan by 300,000 shares. The compensation committee of the board of directors and the full board of directors each approved this amendment of the 2000 Plan on January 25, 2010, subject to stockholder approval at the annual meeting.

     Please note that this Proposal 5 is conditioned on approval of Proposal 4. Therefore, if Proposal 4 is not approved by the stockholders, Proposal 5 will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Proposal 5. Proposal 4 is not conditioned on the approval of Proposal 5.
     The proposed amendment will increase the reserve of common stock that is available for issuance under the 2000 Plan in order to allow us to continue to use equity incentives in the form of stock options, restricted stock and restricted stock unit awards to attract and retain key employees and other personnel. We believe that such equity incentives are necessary for us to remain competitive in a marketplace for executive talent and other key personnel.
     Should stockholder approval of this Proposal not be obtained, the 2000 Plan will continue in effect, and equity awards will continue to be made under the 2000 Plan until all the shares available for issuance under the 2000 Plan have been issued.
SUMMARY OF THE 2000 STOCK INCENTIVE PLAN
     The following is a summary of the principal features of the 2000 Plan as currently in effect (prior to the amendments proposed in this Proposal 5 and in Proposals 4 and 6) and the U.S. federal income tax consequences of awards granted thereunder. A copy of the 2000 Plan prior to the amendments submitted for stockholder approval at this annual meeting is attached as Annex D to this proxy statement. This summary does not purport to be a complete description of all the provisions of the 2000 Plan. The 2000 Plan serves as the successor to our 1996 Stock Option Plan, 1998 Nonemployee Directors’ Stock Option Plan, 1995 Nonemployee Directors’ Stock Option Plan, and 1992 Nonemployee Directors’ Stock Option Plan (collectively, the “Predecessor Plans”) which were terminated in connection with the adoption of the 2000 Plan. All options outstanding under the Predecessor Plans at the time of termination were transferred to the 2000 Plan.
Equity Incentive Programs
     The 2000 Plan consists of four (4) separate equity incentive programs: (i) a Discretionary Option Grant Program; (ii) a Restricted Stock Program; (iii) a Restricted Stock Unit Program; and (iv) a Director Automatic Grant Program. The principal features of these programs are described below.
     The compensation committee of the board has the exclusive authority to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to option grants, stock appreciation rights, restricted stock and restricted stock unit awards (“Equity Awards”) made to executive officers and non-employee board members and also has the authority to make Equity Awards under those programs to all other eligible individuals.
     However, any Equity Awards made to members of the compensation committee, other than pursuant to the Director Automatic Grant Program, must be authorized and approved by a disinterested majority of the board. Additionally, the board may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make Equity Awards under those three programs to individuals other than executive officers and non-employee board members. Neither the compensation committee nor any secondary committee will exercise any administrative discretion under the Director Automatic Grant Program. All Equity Awards under such program will be made in strict compliance with the express provisions of that program. The term “plan administrator,” as used in this summary, will mean the compensation committee or any secondary committee appointed by the board, to the extent such committee is acting within the scope of its administrative jurisdiction under the 2000 Plan.
No Repricing
     The exercise price of outstanding options or stock appreciation rights may not be reset, and new grants or awards may not be made in exchange for the cancellation of outstanding options or stock appreciation rights without stockholder approval.

Share Reserve
     From the inception of the 2000 Plan through January 15, 2010, a total of 33,744,836 shares of common stock have been reserved for issuance under the 2000 Plan. The foregoing share reserve includes the number of shares carried over from the Predecessor Plans, and the additional increase of 300,000 shares for which stockholder approval is sought under this Proposal. However, subject to adjustment for certain changes in our capitalization, the maximum number of shares of common stock that may be reserved for issuance pursuant to restricted stock and restricted stock unit awards under the 2000 Plan is 1,100,000, which reserve amount includes the additional increase of 300,000 shares for which approval is sought under this Proposal. Stockholder approval is required for any increase in the number of shares authorized for issuance under the 2000 Plan.
     As of January 15, 2010, 17,031,101 shares of common stock were subject to outstanding options under the 2000 Plan, 757,003 unvested shares of restricted stock were outstanding under the 2000 Plan, and 47,652 shares of common stock remained available for future grants or awards under the 2000 Plan. No shares of common stock remain available for future Equity Awards under any of our plans, except the 2000 Plan. However, if Proposal 3 is approved, 3,000,000 shares of common stock will be available for an award of restricted stock to Kelly Slater outside of the 2000 Plan. Approval of this Proposal will increase the shares of common stock available for future Equity Awards under the 2000 Plan to 347,652 shares. Options for a total of 17,131,101 shares were outstanding under all of our plans, including the 2000 Plan, as of January 15, 2010, with a weighted average exercise price of $6.74 per share and a weighted average life of 6.0 years. There were 255,000 unvested shares of restricted stock outstanding under our 2006 Restricted Stock Plan as of January 15, 2010. There were no restricted stock units outstanding under any plan. If the option exchange program described in Proposal 4 is approved and assuming 100% participation in the exchange program, 3,360,690 shares currently subject to options would be canceled and not available for future award and 13,770,411 shares of our common stock would be subject to options outstanding under all plans.
     As of January 15, 2010, 757,003 shares of common stock had been issued under the 2000 Plan pursuant to restricted stock and restricted stock unit awards and 5,669 shares remained available under the 800,000 share maximum for future issuance of such awards. If this Proposal 5 to increase the maximum number of shares available for issuance pursuant to restricted stock and restricted stock unit awards is not approved, there will be an insufficient number of shares available for issuance as shares of restricted stock to our non-employee directors pursuant to the Director Automatic Grant Program beginning on the date of the annual meeting, whether or not Proposal 6 is approved. Approval of this Proposal will increase the shares of common stock available for future issuance pursuant to restricted stock and restricted stock unit awards under the Plan to 305,669 shares.
     No participant in the 2000 Plan may receive Equity Awards under the 2000 Plan for more than 800,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a re-approval of the 800,000 share-limitation for purposes of Section 162(m) of the Code. This share-limitation will assure that any deductions to which we would otherwise be entitled, either upon the exercise of stock options granted under the Discretionary Option Grant Program with an exercise price per share equal to the fair market value per share of the common stock on the grant date, or upon the subsequent sale of the shares purchased under those options, will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m). In addition, shares issued under the Restricted Stock and Restricted Stock Unit Programs may qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the issuance of those shares or units is approved by the compensation committee and the vesting is tied solely to the attainment of the corporate performance milestones discussed below in the summary description of those programs.
     The shares of common stock issuable under the 2000 Plan may be drawn from shares of our authorized but unissued common stock or from shares of common stock reacquired by us, including shares repurchased on the open market.
     Shares subject to any outstanding Equity Award under the 2000 Plan (including options transferred from the Predecessor Plans) that expire or otherwise terminate prior to the issuance of those shares will be available for subsequent awards. Unvested shares issued under the 2000 Plan and subsequently canceled or repurchased by us, at the exercise or purchase price paid per share, pursuant to our repurchase rights under the 2000 Plan, will also be available for subsequent awards. However, option shares canceled pursuant to the option exchange program described in Proposal 4 in excess of replacement option shares granted pursuant to such program will not be available for future grant.
     Should the exercise price of an option under the 2000 Plan be paid with shares of common stock or should shares of common stock otherwise issuable under the 2000 Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Equity Award, the number of shares of common stock available for issuance under the 2000 Plan will be reduced by the gross number of fully-vested shares for which the option is exercised or the gross number of fully-vested shares issued under the Restricted Stock and Restricted Stock Unit Programs, and not by the net number of shares issued pursuant to that Equity Award.
Eligibility
     Employees, non-employee board members and independent advisors and consultants in our service are eligible to participate in the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs. Non-employee members of the board are also eligible to participate in the Director Automatic Grant Program.
     As of January 15, 2010, our five executive officers, six non-employee board members and approximately 7,650 other employees were eligible to participate in the 2000 Plan.
Valuation
     The fair market value per share of our common stock on any relevant date under the 2000 Plan will be deemed to be equal to the closing selling price per share on that date on the New York Stock Exchange. If there is no closing selling price for our common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such price exists. On January 15, 2010, the fair market value determined on such basis was $2.44.
Discretionary Option Grant Program
     The plan administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive Equity Awards under that program, the time or times when those Equity Awards are to be made, the number of shares subject to each such award, the time or times when each Equity Award is to vest and become exercisable, the maximum term for which the Equity Award is to remain outstanding, and the status of any granted option as either an incentive stock option or a non-statutory option under federal tax laws.
     Stock Options. Each granted option has an exercise price per share determined by the plan administrator, but in no event may such exercise price be less than the fair market value of our common stock on the grant date. No granted option may have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they are immediately exercisable for any or all of the option shares. Historically, we have granted options that vest over a three year period from the date of grant. Any unvested shares acquired under immediately exercisable options are subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to the vesting of those shares.
     Upon cessation of service with us, the optionee has a limited period of time within which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.
     Stock Appreciation Rights. The plan administrator is authorized to issue the following two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

•	Tandem stock appreciation rights, which provide the holders with the right to surrender their options for an appreciation distribution from us equal in amount to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares.

•	Limited stock appreciation rights, which may be granted to our executive officers and non-employee board members as part of their option grants. Any option with such a limited stock appreciation right may (whether or not the option is at the time exercisable for vested shares) be surrendered to us upon the successful completion of a hostile tender offer for more than fifty percent (50%) of our outstanding voting securities. In return for the surrendered option, the officer will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (a) the tender offer price paid per share over (b) the exercise price payable per share under such option.
     Payments with respect to exercised tandem stock appreciation rights may, at the discretion of the plan administrator, be made in cash or in shares of common stock. All payments with respect to the exercise of limited stock appreciation rights will be made in cash. Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of such cessation of service. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of such stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.
     As of January 15, 2010, the plan administrator had not issued any stock appreciation rights under the Discretionary Option Grant Program.
Restricted Stock Program
     Shares of common stock that have restrictive conditions may be issued under the Restricted Stock Program that will vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the plan administrator shall determine. Except as noted below, the plan administrator has complete discretion under the Restricted Stock Program to determine which eligible individuals are to receive restricted stock under such program, the time or times when those restricted stock awards are to be made, the number of shares subject to each such restricted stock award, the vesting schedule to be in effect for the restricted stock awards and the purchase price (if any) payable per share. Restricted stock awards issued subject to time-basis vesting under the Restricted Stock Program may not fully vest in less than three years from the date awarded. Restricted stock awards issued subject to performance-based vesting under the Restricted Stock Program may not vest unless the recipient remains in our service for at least one year following the date awarded.
     To assure that the compensation attributable to one or more restricted stock awards under the Restricted Stock Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m) of the Code, the compensation committee also has the discretionary authority to structure one or more awards under the Restricted Stock Program so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. Such goals may be based on one or more of the following criteria (the “Performance Goals”): (i) return on total shareholder equity; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; provided, however, that for purposes of items (ii), (iii),

(iv) and (vii) above, the compensation committee may, at the time the awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance criteria one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by us on a non-GAAP basis. In addition, such Performance Goals may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other affiliated entities and may also be based on the performance of any of our business groups or divisions thereof. The Performance Goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned.
     Unless otherwise provided by the plan administrator, should the recipient cease to remain in our service while holding one or more unvested shares of restricted stock or should the performance objectives or other criteria not be attained with respect to one or more unvested shares of restricted stock, then those shares will be immediately canceled, and the recipient shall have no further stockholder rights with respect to those shares. The plan administrator has the discretionary authority at any time to accelerate the vesting of shares of restricted stock outstanding under the Restricted Stock Program, but only in the event of the recipient’s death, permanent disability, termination of service (other than for misconduct), retirement or a corporate transaction or change in control. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of changes in control or ownership.
Restricted Stock Unit Program
     Restricted stock units may be issued under the Restricted Stock Unit Program which entitle the recipient to receive common stock underlying those units over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the plan administrator shall determine. Except as noted below, the plan administrator has complete discretion under the Restricted Stock Unit Program to determine which eligible individuals are to receive restricted stock unit awards under such program, the time or times when those awards are to be made, the number of shares subject to each such award, the vesting schedule to be in effect for the award and the purchase price (if any) payable per share. Restricted stock unit awards issued subject to time-basis vesting under the Restricted Stock Unit Program may not fully vest in less than three years from the date awarded. Restricted stock unit awards issued subject to performance-based vesting under the Restricted Stock Unit Program may not vest unless the recipient remains in our service for at least one year following the date awarded.
     To assure that the compensation attributable to one or more restricted stock unit awards under the Restricted Stock Unit Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m) of the Code, the compensation committee also has the discretionary authority to structure one or more restricted stock unit awards under the Restricted Stock Unit Program so that the shares subject to those particular awards will vest only upon the achievement of Performance Goals in the same manner as described above under “Restricted Stock Program.”
     Unless otherwise provided by the plan administrator, should the recipient cease to remain in our service while holding one or more unvested restricted stock units or should the performance objectives or other criteria not be attained with respect to one or more unvested restricted stock units, then those restricted stock units will immediately and automatically be canceled, no shares of common stock will be issued in satisfaction of those units, and the recipient shall have no further rights with respect to those units. The plan administrator has the discretionary authority at any time to accelerate the vesting of restricted stock units outstanding under the Restricted Stock Unit Program, but only in the event of the recipient’s death, permanent disability, termination of service (other than for misconduct), retirement or a corporate transaction or change in control. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to restricted stock units that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of changes in control or ownership.
Director Automatic Grant Program
     Under the Director Automatic Grant Program, non-employee board members receive a series of automatic grants consisting of stock options and restricted stock over their period of board service. All grants under the Director Automatic Grant Program are made in strict compliance with the express provisions of such program, and stockholder approval of this Proposal will also constitute re-approval of each option grant and restricted stock award made under the Director Automatic Grant Program on or after the date of the annual meeting, and the subsequent exercise of those options and the subsequent issuance of those shares in accordance with the terms of the program summarized below.
     Grants under the Director Automatic Grant Program are made as follows:
•	Annual Award. On the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee board member is automatically granted an option to purchase 7,500 shares of common stock and awarded 5,000 shares of restricted stock, provided such individual has served as a non-employee board member for at least six months. There is no limit on the number of such option grants and restricted stock awards that any one non-employee board member may receive over his or her period of board service. Non-employee board members who have previously been in our employ are eligible to receive one or more such annual option grants and restricted stock awards over their period of continued board service.

•	Initial Award. Each individual upon first becoming a non-employee member of the board is, on the date he or she commences service as a non-employee board member, automatically granted an option to purchase 7,500 shares of common stock and awarded 5,000 shares of restricted stock.
     Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of common stock on the grant date and a maximum term of seven years, subject to earlier termination following optionee’s cessation of service on the board. Each option is immediately exercisable and fully-vested for all of the option shares. Each option grant held by an optionee upon his or her termination of board service will remain exercisable for up to a twelve (12)-month period following such termination date. Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock under the program occur on the first, second and third anniversaries of the award date, respectively, or, if earlier, the day immediately preceding the date of the annual meeting of stockholders for each such year. The vesting of an initial award of restricted stock is on the first, second and third anniversaries of the award date. A non-employee board member will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that should such cessation of board service occur by reason of his or her death or disability, then all outstanding shares of restricted stock will immediately vest. The restricted stock award will also vest in full on an accelerated basis upon the occurrence of certain changes in control of us during the period of board service. As the restricted stock award vests, the underlying shares of common stock will cease to be subject to any restrictions, other than under any applicable securities laws. Please see Proposal 6 for changes to the Director Automatic Grant Program as described above that have been approved by our board of directors and compensation committee, subject to approval of our stockholders at the annual meeting.
Predecessor Plans
     All outstanding options under the Predecessor Plans that were transferred to the 2000 Plan continue to be governed by the terms of the original agreements evidencing those options, and no provision of the 2000 Plan will affect or otherwise modify the rights or obligations of the holders of the transferred options with respect to their acquisition of common stock. However, the plan administrator has complete discretion to extend one or more provisions of the 2000 Plan to the transferred options, to the extent those options do not otherwise contain such provisions.

General Provisions
     Acceleration. In the event of a corporate transaction, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless (i) the option is expressly assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash incentive program that preserves the spread existing on the unvested shares subject to such option (which is measured as the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all outstanding unvested shares of restricted stock under the Restricted Stock Program and all outstanding unvested restricted stock units under the Restricted Stock Unit Program will immediately vest upon a corporate transaction, except to the extent the applicable restricted stock and restricted stock unit agreements are to be continued or expressly assumed by the successor corporation or otherwise continued in effect, or substitution of new agreements of comparable value covering shares of the successor corporation in exchange for such restricted stock and restricted stock unit agreements, with appropriate adjustment as to the number and kind of shares and purchase price, are provided for pursuant to the corporate transaction.
     The plan administrator has the discretion to structure one or more Equity Awards under the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs so that those Equity Awards will vest in full either immediately upon a corporate transaction or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a corporate transaction, whether or not those Equity Awards are to be assumed or otherwise continued in effect. A corporate transaction will be deemed to occur upon (i) the acquisition of us by merger or consolidation approved by our stockholders or (ii) the sale of all or substantially all of our assets and our complete liquidation or dissolution approved by our stockholders.
     The plan administrator also has the discretion to structure one or more Equity Awards under the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs so that those Equity Awards will immediately vest in connection with a change in control of us or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following a change in control. A change in control will be deemed to occur upon (i) a successful tender offer for more than 50% of our outstanding voting stock or (ii) a change in the majority of our board of directors through one or more contested elections for board membership. The shares subject to each restricted stock award made under the Director Automatic Grant Program will immediately vest upon a corporate transaction or change in control.
     The plan administrator also has the discretion to structure one or more Equity Awards under the 2000 Plan so that those Equity Awards will immediately vest in connection with the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following the completion of a hostile tender offer. Upon the successful completion of a hostile tender offer, each outstanding option under the Director Automatic Grant Program may be surrendered to us in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the highest tender offer price paid per share in the hostile tender offer over (ii) the exercise price payable per share under such option.
     The acceleration of vesting in the event of a corporate transaction, change in control or hostile take-over may be seen as an anti-takeover provision and may have the affect of discouraging a merger, a take-over attempt or other efforts to gain control of us.
     Stockholder Rights and Transferability. The holder of an option, stock appreciation right or restricted stock unit has no stockholder rights with respect to the shares subject to that option, stock appreciation right or restricted stock unit unless and until such person shall have exercised the option or stock appreciation right, or been issued shares pursuant to the restricted stock unit, and become a holder of record of shares of common stock distributed upon exercise of, or issuance pursuant to, such award. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units, subject to such terms and conditions as the plan administrator may deem appropriate. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee. However, under the Director Automatic Grant Program and, if provided for by the plan administrator, the Discretionary Option Grant Program, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the holder’s former spouse, to the extent such transfer is in connection with the holder’s estate plan or pursuant to a domestic relations order. Unvested restricted stock units may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the holder’s death.
     A participant will have certain stockholder rights with respect to the shares of restricted common stock issued to him or her under the Restricted Stock and Director Automatic Grant Programs, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive any regular cash dividends paid on such shares unless, with respect to the Restricted Stock Program, the plan administrator determines otherwise. Unvested shares of restricted stock may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the holder’s death.
     Special Tax Election. The plan administrator may provide any or all holders of non-statutory options (other than the options granted under the Director Automatic Grant Program) or restricted stock units pursuant to which vested shares of common stock are to be issued under the 2000 Plan and any or all individuals to whom unvested shares of restricted stock are issued under the Restricted Stock Program with the right to utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the exercise of their options, the issuance to them of vested shares, or the subsequent vesting of unvested shares issued to them:
•	Stock Withholding: The election to have us withhold, from the shares otherwise issuable upon the exercise of such non-statutory option or upon the issuance of fully-vested shares, a portion of those shares with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates).

•	Stock Delivery: The election to deliver to us certain shares of common stock previously acquired by such holder (other than in connection with such exercise, share issuance or share vesting that triggered the withholding taxes) with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates). The shares of common stock so delivered shall not be added to the shares of common stock authorized for issuance under the 2000 Plan.
     Changes in Capitalization. In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2000 Plan, (ii) the number and/or class of securities for which any one person may be granted Equity Awards under the 2000 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing non-employee board members, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding option (including the options incorporated from the Predecessor Plans), (v) the number and/or class of securities subject to each outstanding award under the Restricted Stock and Restricted Stock Unit Programs and the cash consideration (if any) payable per share thereunder, and (vi) the maximum number of shares which may be issued pursuant to awards of restricted stock and restricted stock units under the 2000 Plan. All such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2000 Plan or the outstanding Equity Awards thereunder.
     Amendment and Termination. The board may amend, modify, suspend or terminate the 2000 Plan at any time, subject to stockholder approval pursuant to applicable laws, regulations, or rules of any stock exchange (or over-the-counter market, if applicable) on which the common stock is then listed for trading. No such amendment, modification, suspension or termination may adversely affect the rights and obligations with respect to stock options, unvested restricted stock or restricted stock unit awards at the time outstanding under the 2000 Plan unless the optionee or the participant consents to such amendment or modification. Unless sooner terminated by the board, the 2000 Plan will terminate on the earliest of (i) February 5, 2019, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares, or (iii) the termination of all outstanding options, unvested restricted stock and restricted stock units in connection with certain changes in control or ownership. Should the 2000 Plan terminate on February 5, 2019, all option grants, unvested restricted stock and unvested restricted stock units outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.
Plan Benefits
     All awards to employees, officers, consultants or directors under the 2000 Plan, other than awards pursuant to the Director Automatic Grant Program, are made at the discretion of the compensation committee. Therefore, the benefits and amounts that will be received or allocated under the 2000 Plan, other than the automatic awards to non-employee directors, are not determinable at this time. However, the table below shows, as to each of our executive officers named in the Summary Compensation Table and the various indicated individuals and groups, (i) the number of shares of common stock subject to options granted between November 1, 2008 and October 31, 2009 under the 2000 Plan, together with the weighted average exercise price payable per share and (ii) the number of shares of restricted common stock awarded between November 1, 2008 and October 31, 2009 under the 2000 Plan.
Equity Award Transactions

		Weighted Average	Number of Shares
	Number of	Exercise Price	of Restricted
Name	Option Shares	Per Share	Common Stock(1)
Named Executive Officers
Robert B. McKnight, Jr.	545,000	$2.10	120,000
Chairman of the Board, President and Chief Executive Officer
Joseph Scirocco	440,000	$2.10	90,000
Chief Financial Officer
Charles S. Exon	440,000	$2.10	90,000
Chief Administrative Officer, Secretary and General Counsel
Pierre Agnes	420,000	$2.12	85,000
President – Quiksilver Europe
Craig Stevenson	420,000	$2.12	85,000
President – Quiksilver Americas
Martin Samuels	-0-	—	-0-
Former President – Quiksilver Americas
Non-Employee Directors
Douglas K. Ammerman	7,500	$1.17	5,000
William M. Barnum, Jr.	7,500	$1.17	5,000
Charles E. Crowe	7,500	$1.17	5,000
James G. Ellis	7,500	$1.57	5,000
M. Steven Langman	7,500	$2.15	5,000
Paul C. Speaker	-0-	—	-0-
Andrew W. Sweet	7,500	$2.15	5,000
All current executive officers as a group (5 persons)	2,265,000	$2.11	470,000
All current directors who are not executive officers as a group (7 persons)	45,000	$1.56	30,000
All employees, including all current officers who are not executive officers, as a group (approximately 7,650 persons)	4,563,250	$1.97	590,000

(1)	All restricted stock awards were made without payment of any cash consideration.
     Information regarding the vesting schedules of stock options and restricted stock awarded in fiscal 2009 to Messrs. McKnight, Scirocco, Exon, Agnes, Stevenson and Samuels is included in this proxy statement under the heading “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Outstanding Equity Awards at Fiscal Year-End.” Additional information regarding features applicable to all equity awards granted to Messrs. McKnight, Scirocco, Exon, Agnes, Stevenson and Samuels is included in this proxy statement under the heading “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Potential Payments Upon Termination, Change in Control or Corporate Transaction.”

     Information regarding the awards and vesting schedules of the options and restricted common stock automatically granted under the Director Automatic Grant Program in fiscal 2009 to Messrs. Ammerman, Barnum, Crowe, Ellis, Langman, Speaker and Sweet is included in this proxy statement under the heading “CORPORATE GOVERNANCE – Director Compensation.”
     If Proposal 6 is not approved by the stockholders at the annual meeting, then each of the following non-employee directors, if re-elected at an annual meeting, will continue to be entitled to receive at that time 5,000 restricted shares of our common stock and an option to purchase 7,500 shares of common stock: Mr. Ammerman, Mr. Barnum, Mr. Crowe, Mr. Ellis, Mr. Langman and Mr. Sweet. Mr. Speaker will not receive any restricted shares or options at this annual meeting because he was first elected to our board of directors within six months of such meeting, but he will receive the same award of restricted stock and options as the other non-employee directors at any future annual meeting at which he is re-elected. As a group, and assuming each is re-elected at the annual meeting, current directors who are not executive officers will be entitled to receive an aggregate of 30,000 restricted shares of our common stock and options to purchase 45,000 shares of our common stock. See Proposal 6 for a summary of the proposed changes to the automatic issuances of restricted stock and grants of stock options to our non-employee directors under the Director Automatic Grant Program of the 2000 Plan and the awards such directors would receive if that Proposal is approved. However, if this Proposal 5 to increase the maximum number of shares available for issuance pursuant to restricted stock and restricted stock unit awards is not approved, there will be an insufficient number of shares available for issuance as shares of restricted stock to our non-employee directors pursuant to the Director Automatic Grant Program beginning on the date of this annual meeting, whether or not Proposal 6 is approved. In that event, the non-employee directors will each be granted a pro rata share of the total number of shares that are available for grant as restricted stock at that time.
Federal Income Tax Consequences
     The following description summarizes the income tax consequences of the 2000 Plan under current federal income tax laws and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon the individual circumstances and from locality to locality.
     Option Grants. Options granted under the 2000 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:
•	Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss to the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction, for its taxable year in which such disposition occurs, equal to the excess of

(i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

•	Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect certain withholding taxes applicable to such income from the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.
     Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and we will be required to collect withholding taxes applicable to such income from the holder.
     We will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the holder.
     Restricted Stock. A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. Such election must be made within 30 days after the date of the award of restricted stock. We will be required to collect certain withholding taxes applicable to such income from the recipient.
     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.
     Restricted Stock Units. No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued. The amount of that income will be equal to the fair market value of the shares on the date of issuance. We will be required to collect certain withholding taxes applicable to such income from the holder.
     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder with respect to the issuance of the shares pursuant to the unit. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the holder.

Deductibility of Executive Compensation
     We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options granted under the 2000 Plan will remain deductible by us without limitation under Section 162(m) of the Code. However, any compensation deemed paid by us in connection with restricted stock or restricted stock units issued under the Restricted Stock or Restricted Stock Unit Programs will be subject to the $1 million limitation on deductibility per covered individual, unless the vesting of the restricted stock or restricted stock units is tied solely to one or more of the Performance Goals (described above).
Accounting Treatment
     Pursuant to the accounting standards established by FASB ASC Topic 718 – Stock Compensation, we are required to recognize all share-based payments, including grants of stock options, restricted stock and restricted stock units, in our financial statements. Accordingly, stock options that are granted to our employees and non-employee board members are valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as stock-based compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted stock units awarded under the 2000 Plan, we are required to expense over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. Restricted stock issued under the 2000 Plan results in a direct charge to our reported earnings equal to the excess of the fair market value of those shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to our reported earnings is amortized over the vesting period. Such accounting treatment for restricted stock units and restricted stock issuances is applicable whether vesting is tied to service periods or performance criteria.
Proposal
     At the annual meeting, stockholders will be asked to approve the amendment of the 2000 Plan to increase the number of shares of common stock reserved for issuance under the 2000 Plan by 300,000 shares and to increase the number of reserved shares issuable pursuant to restricted stock and restricted stock unit awards under the Plan by 300,000 shares. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present or represented by proxy at the annual meeting and entitled to be voted on the Proposal, provided that the total votes cast on the Proposal must represent over 50% of the outstanding shares of common stock entitled to vote on the Proposal (solely for this purpose, abstentions will be treated as votes cast). Please note that this Proposal 5 is conditioned on approval of Proposal 4. Therefore, if Proposal 4 is not approved by the stockholders, Proposal 5 will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Proposal 5. Proposal 4 is not conditioned on the approval of Proposal 5. The board of directors recommends a vote “FOR” this Proposal 5.
PROPOSAL 6
APPROVAL OF AMENDMENT OF 2000 STOCK INCENTIVE PLAN TO
INCREASE THE SIZE OF BOTH THE INITIAL AND ANNUAL ISSUANCES OF RESTRICTED STOCK
AND GRANTS OF STOCK OPTIONS TO NON-EMPLOYEE MEMBERS OF THE
BOARD OF DIRECTORS UNDER THE DIRECTOR AUTOMATIC GRANT PROGRAM
     Stockholders are being asked to approve an amendment of our 2000 Plan to increase the size of both the initial and annual issuances of restricted stock and grants of stock options to non-employee members of our board of directors from 5,000 shares to 15,000 shares and 7,500 stock options to 25,000 stock options, under the Director Automatic Grant Program. The form of proposed amendments to the 2000 Plan to increase the automatic issuances and grants to non-employee members of the board of directors under the Director Automatic Grant Program are attached to this proxy statement as Annex E. The compensation committee of the board of directors and the full board of directors each approved these amendments of the 2000 Plan on January 25, 2010, subject to stockholder approval at the annual meeting. The compensation committee and the full board of directors also approved the immediate elimination of the $45,000 annual cash retainer payable to non-employee directors, effective if and when this Proposal 6 is approved.
Reasons for Increase to Director Automatic Grant Program
     Current Director Automatic Grant Program
     Under the existing terms of the Director Automatic Grant Program, grants are made as follows:
•	Annual Award. On the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee board member is automatically granted an option to purchase 7,500 shares of common stock and awarded 5,000 shares of restricted stock, provided such individual has served as a non-employee board member for at least six months. There is no limit on the number of such option grants and restricted stock awards that any one non-employee board member may receive over his or her period of board service. Non-employee board members who have previously been in our employ are eligible to receive one or more such annual option grants and restricted stock awards over their period of continued board service.

•	Initial Award. Each individual upon first becoming a non-employee member of the board is, on the date he or she commences service as a non-employee board member, automatically granted an option to purchase 7,500 shares of common stock and awarded 5,000 shares of restricted stock.
     Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of common stock on the grant date and a maximum term of seven years, subject to earlier termination following optionee’s cessation of service on the board. Each option is immediately exercisable and fully-vested for all of the option shares. Each option grant held by an optionee upon his or her termination of board service remains exercisable for up to a twelve (12)-month period following such termination date. Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock under the program occur on the first, second and third anniversaries of the award date, respectively, or, if earlier, the day immediately preceding the date of the annual meeting of stockholders for each such year. The vesting of an initial award of restricted stock is on the first, second and third anniversaries of the award date. A non-employee board member will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that should such cessation of board service occur by reason of his or her death or disability, then all outstanding shares of restricted stock will immediately vest. The restricted stock award will also vest in full on an accelerated basis upon the occurrence of certain changes in control of us during the period of board service. As the restricted stock award vests, the underlying shares of common stock will cease to be subject to any restrictions, other than under any applicable securities laws.
     Reduction in Cash Compensation Payable to Non-Employee Directors
     The compensation committee and the full board of directors also approved the elimination of the $45,000 annual cash retainer payable to each non-employee member of the board of directors, effective if and when this Proposal 6 is approved. The cash retainers payable for the chairs of the board’s committees and for members of the board committees (other than chairpersons), as described in this proxy statement under the heading “CORPORATE GOVERNANCE – Director Compensation,” would remain unchanged.
     Proposed Amendment to Director Automatic Grant Program
     The purposes of the automatic grant program are to attract, retain and motivate non-employee members of our board of directors through the issuance of restricted stock and the grant of stock options. We believe that increasing the amount of restricted stock and stock options issued pursuant to the Director Automatic Grant Program and reducing cash compensation is in our best interest given our highly leveraged position and the need to preserve cash for our operations, capital expenditures and interest expense. It is for this reason that our board of directors is proposing this amendment to the Director Automatic Grant Program.

Summary of the 2000 Stock Incentive Plan
     A summary of the principle features of the 2000 Plan as currently in effect (prior to the amendments proposed in this Proposal 6 and in Proposals 4 and 5) and the U.S. federal income tax consequences of awards granted thereunder is included in Proposal 5 of this proxy statement and is incorporated into this Proposal by this reference. A copy of the 2000 Plan prior to the amendments submitted for stockholder approval at this annual meeting is attached as Annex D to this proxy statement.
New Plan Benefits under the Amendments
     As of January 15, 2010, no shares of restricted stock had been issued and no stock options had been granted under the 2000 Plan on the basis of the proposed amendments to the Director Automatic Grant Program. However, if this Proposal is approved by the stockholders at the annual meeting, then each of the following non-employee directors, if re-elected at an annual meeting, including this annual meeting, will be entitled to receive at that time 15,000 restricted shares of our common stock and an option to purchase 25,000 shares of our common stock: Mr. Ammerman, Mr. Barnum, Mr. Crowe, Mr. Ellis, Mr. Langman, Speaker and Mr. Sweet. Mr. Speaker will not be entitled to receive any restricted shares or options at this annual meeting because he was first elected to our board of directors within six months of such meeting, but he will receive the same award of restricted stock and options as the other non-employee directors at any future annual meeting at which he is re-elected. As a group, and assuming each is re-elected at the annual meeting, current directors who are not executive officers will be entitled to receive an aggregate of 90,000 restricted shares of our common stock and options to purchase 150,000 shares of our common stock. The terms of such restricted shares and stock options will be as described above in this Proposal. If Proposal 5 to increase the maximum number of shares available for issuance pursuant to restricted stock and restricted stock unit awards is not approved, there will be an insufficient number of shares available for issuance as shares of restricted stock to our non-employee directors pursuant to the Director Automatic Grant Program beginning on the date of the annual meeting, whether or not this Proposal 6 is approved. In that event, the non-employee directors will each be granted a pro rata share of the total number of shares that are available for grant as restricted stock at that time. Grants made to our non-employee directors in the last fiscal year are described in this proxy statement under the heading “CORPORATE GOVERNANCE – Director Compensation.”
Proposal
     At the annual meeting, stockholders will be asked to approve the amendment of the 2000 Plan to increase the size of both the initial and annual issuances of restricted stock and grants of stock options to non-employee members of our board of directors under the Director Automatic Grant Program. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present or represented by proxy at the annual meeting and entitled to be voted on the Proposal, provided that the total votes cast on the Proposal must represent over 50% of the outstanding shares of common stock entitled to vote on the Proposal (solely for this purpose, abstentions will be treated as votes cast). The board of directors recommends a vote “FOR” the Proposal.
PROPOSAL 7
NON-BINDING STOCKHOLDER PROPOSAL REQUESTING THE ADOPTION OF A
MAJORITY VOTING STANDARD IN THE ELECTION OF DIRECTORS
     We have been advised that a stockholder intends to present the following proposal at the annual meeting. We will furnish the name, address and number of shares held by the proponent upon receipt of a request for this information directed to Charles S. Exon, Secretary, Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649.
     RESOLVED: That the shareholders of Quiksilver, Inc. (the “Company”) hereby request that the board of directors amend the Company’s governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for that decision.

Supporting Statement
     Quiksilver, Inc. uses a “plurality vote” standard to elect directors. Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.
     This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.
     In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.
     Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.
     Majority voting has been adopted by dozens of companies in recent years. In our view, such a “majority vote” standard in director elections would give shareholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.
     We urge your support for this important director election reform.
THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE AGAINST PROPOSAL 7
The Board’s Statement in Opposition to Proposal 7
     Overview
     Our directors are currently elected by a “plurality” vote, which means that, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. Many large public companies incorporated in Delaware (our state of incorporation) and elsewhere use a plurality voting standard. Under plurality voting, our stockholders have a history of electing strong and independent boards. Proposal 7 asks our board to amend our governing documents to change this standard in uncontested elections to a majority vote standard. We believe the plurality vote standard, which is the default standard under Delaware law, continues to be the best standard for electing our directors.
     Rigorous Corporate Governance and Director Nominee Identification Process Already Established
     The strong corporate governance processes that we already have in place, among other things, are designed to identify and propose director nominees who will serve the best interests of Quiksilver and our stockholders. Director nominees are evaluated and recommended for election by our board’s nominating and governance committee, which is comprised solely of independent directors, and we believe such process is adequate and appropriate to ensure that our directors are well qualified to serve. Our Corporate Governance Guidelines set forth criteria for the committee to follow when identifying and proposing potential director nominees. These criteria, as well as the committee’s procedures for considering and evaluating potential director nominees identified by our stockholders, are described under the heading “Nominating and Governance Committee” beginning on page 6 of this proxy statement.
     Adopting the Proposed Majority Voting Standard May Not Achieve its Desired Intent
     We believe this Proposal may not achieve its desired intent. While the concept of majority voting for the election of directors may initially appear straightforward and democratic, we believe the majority vote standard recommended by this Proposal may not achieve the proponent’s goal of electing directors by a majority vote and removing those directors who do not receive a majority vote. For example, if a non-incumbent nominee in an uncontested election fails to receive a majority vote for election, the result will be a vacancy on the board that will be filled by the remaining members of the board, not stockholders. Alternatively, if an incumbent director in an uncontested election fails to receive a majority vote for re-election, under Delaware law and our bylaws, that director, although not elected by the stockholders, nonetheless remains on the board indefinitely as a “holdover” until (i) the election of a successor at a subsequent stockholder meeting, or (ii) the director’s resignation. A resignation results in either a smaller board or in a vacancy being filled by the board, not the stockholders. We do not believe that these results are beneficial to stockholders, nor do they improve accountability. In fact, such vacancies could result in our failure to meet the NYSE’s continuing listing requirements relating to the independence of directors or SEC requirements relating to audit committee financial experts.
     Adopting the Proposed Majority Voting Standard in Combination with a New NYSE Rule May Give Unintended Power to “Single-Issue” Minority Stockholders
     Under a new NYSE rule, brokers are no longer able to vote shares for which they have not received voting instructions, and therefore it is likely that fewer votes will be cast in our elections of directors. This new NYSE rule, combined with the proposed majority vote Proposal (which provides that directors are to be elected by the majority of the votes actually cast in the election), would theoretically allow a “single-issue” activist to mobilize only a minority of our stockholders to achieve “NO” votes from a majority of the votes actually cast in an election. We believe it is undesirable to provide a minority of our stockholders with the power to cause the failure of our director elections.
     Under Our Current Plurality Voting Standard our Board Seriously Evaluates the Rationale Behind “Withhold Vote” Campaigns
     Our current plurality vote standard allows stockholders to register dissatisfaction by means of a “withhold” vote for one or more directors. Our board understands the importance of examining the rationale for “withhold” campaigns and seriously evaluates whether it needs to make changes when a director or group of directors receives a significant number of “withhold” votes.
     Applying the Proposed Majority Voting Standard to Our Historical Elections of Directors Would Not Modify the Outcome of a Single Election
     We believe this Proposal is unnecessary given our stockholders’ historic voting record in favor of our director nominees. Reflecting the strength of our current voting process, our director nominees have always received a majority vote. There has never been a stockholder meeting at which a majority vote standard would have impacted the outcome of the election.
Proposal
     At the annual meeting, stockholders will be asked to approve the resolution set forth above requesting the board of directors to amend our governing documents to implement majority voting in connection with uncontested elections of our board of directors. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of our common stock present or represented by proxy at the annual meeting and entitled to be voted on the Proposal. The board of directors recommends a vote “AGAINST” the Proposal.

OWNERSHIP OF SECURITIES
     Certain information with respect to (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of the current directors and nominees for election as directors, (iii) each of the executive officers listed in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group, including the number of shares of our common stock beneficially owned by each of them as of December 31, 2009, is set forth below:

			Percent of
	Shares of		Outstanding
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Individual or Identity of Group(1)	Owned		Owned
Entities Affiliated with Rhone Capital III	25,678,831	(2)	16.6%
630 Fifth Avenue, 27th Floor New York, NY 10111
PRIMECAP Management Company	11,743,296	(3)	9.1%
225 South Lake Avenue #400 Pasadena, CA 91101
BlackRock Inc.	9,669,223	(4)	7.5%
40 East 52nd Street New York, NY 10022
Samana Capital, L.P.	7,492,311	(5)	5.8%
283 Greenwich Avenue Greenwich, CT 06830
Robert B. McKnight, Jr.	4,466,766	(6)	3.4%
Martin Samuels	666,666	(7)	*
Charles S. Exon	611,666	(8)	*
William M. Barnum, Jr.	611,150	(9)	*
Pierre Agnes	330,709	(10)	*
Charles E. Crowe	309,500	(11)	*
Joseph Scirocco	264,999	(12)	*
Craig Stevenson	151,375	(13)	*
Douglas K. Ammerman	130,480	(14)	*
James G. Ellis	12,500	(15)	*
M. Steven Langman	12,500	(16)	*
Andrew W. Sweet	12,500	(17)	*
Paul C. Speaker	-0-		—
All current executive officers and directors as a group (12 persons)	6,914,145	(18)	5.3%

*	Less than 1% of the outstanding shares

(1)	Unless otherwise indicated, the address for each of the named individuals is c/o Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2)	According to the Schedule 13D jointly filed August 10, 2009 by Triton SPV L.P. (“Triton”), Triton Onshore SPV L.P. (“Triton Onshore”), Triton Offshore SPV L.P. (“Triton Offshore”), Triton Coinvestment SPV L.P. (“Triton Coinvestment”), Romolo Holdings C.V. (“Romolo”), Rea Silvia GP C.V. (“Rea”), Triton GP SPV LLC (“Triton GP”), Numitor Governance S.A.R.L. (“Numitor”), Rhône Capital III L.P. (“Rhône Capital III”), Rhône Holdings III L.L.C. (“Rhône Holdings III”), Rhône Capital L.L.C. (“Rhône Capital”) and Rhône Group L.L.C. (“Rhône Group”), the reporting persons hold, in the aggregate, warrants exercisable for 25,653,831 shares. Romolo, Triton, Triton Onshore, Triton Offshore and Triton Coinvestment (collectively, the “Lenders”) hold directly 1,601,774 warrants, 3,203,881 warrants, 10,343,522 warrants, 8,620,765 warrants and 1,883,889 warrants, respectively. Rea, as the general partner of Romolo, may be deemed to be the beneficial owner of the securities held and beneficially owned by Romolo. Numitor, as the managing general partner of Rea, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rea. Rhône Group, as the manager of Numitor, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Numitor. Triton GP, as the general partner of each of Triton, Triton Onshore, Triton Offshore and Triton Coinvestment, may be deemed to be the beneficial owner of the securities held and beneficially owned by Triton, Triton Onshore, Triton Offshore and Triton Coinvestment. Rhône Capital III, as the sole member of Triton GP, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Triton. Rhône Holdings, as the general partner of Rhône Capital III, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Capital III. Rhône Capital, as the sole member of Rhône Holdings III may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Holdings III. M. Steven Langman and Andrew W. Sweet, directors of the Company, are also managing directors of Rhône Group. Messrs. Langman and Sweet have entered into an agreement by which each of them agreed to receive and hold any options or stock awards granted to them as a member of our board of directors as agent of and on behalf of the Lenders. Each of Messrs. Langman and Sweet hold 5,000 shares of restricted common stock and an option, exercisable within 60 days after December 31, 2009, to acquire upon exercise 7,500 shares of common stock. Romolo has shared power to dispose of and to vote 1,603,335 of the listed shares, Triton has shared power to dispose of and to vote 3,207,003 of the listed shares, Triton Onshore has shared power to dispose of and to vote 10,353,602 of the listed shares, Triton Offshore has shared power to dispose of and to vote 8,629,166 of the listed shares, Triton Coinvestment has shared power to dispose of and to vote 1,885,725 of the listed shares, Rea has shared power to dispose of and to vote 1,603,335 of the listed shares, Triton GP has shared power to dispose of and to vote 24,075,496 of the listed shares, Numitor has shared power to dispose of and to vote 1,603,335 of the listed shares, Rhône Capital III has shared power to dispose of and to vote 24,075,796 of the listed shares, Rhône Holdings III has shared power to dispose of and to vote 24,075,496 of the listed shares, Rhône Capital has shared power to dispose of and to vote 24,075,496 of the listed shares, Rhône Group has shared power to dispose of and to vote 1,603,335 of the listed shares. Each of the reporting persons disclaims beneficial ownership of the shares except for shares directly beneficially owned by such person. The address for each of the reporting persons is 630 Fifth Avenue, 27th Floor, New York, NY 10111.

(3)	According to the Schedule 13G filed February 11, 2009 by PRIMECAP Management Company, Primecap has the sole power to dispose of all 11,743,296 held by it, and sole power to vote 5,152,296 of such shares.

(4)	According to the Schedule 13G filed January 29, 2010 by BlackRock, Inc. (“BlackRock”), BlackRock, through its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC and BlackRock International Ltd., has the sole power to dispose of and vote 9,669,223 of the listed shares. None of BlackRock’s subsidiaries beneficially own 5% or more of such shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(5)	According to the Schedule 13G jointly filed February 17, 2009 by Samana Capital, L.P. (“Samana”), Morton Holdings, Inc. (“Morton”) and Philip B. Korsant (“Korsant”), Samana has shared power to dispose of and vote 6,716,438 of the listed shares and Morton and Korsant each has shared power to dispose of and vote all of the listed shares. Partnerships of which Morton is the general partner, including Samana, are the owners of record of the listed shares.

(6)	Includes an aggregate of (i) 1,926,666 shares which Mr. McKnight has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options, (ii) 235,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. McKnight maintains sole voting power with respect to all such unvested shares, and (iii) 152,670 shares owned of record by Mr. McKnight’s children.

(7)	Includes an aggregate of 666,666 shares which Mr. Samuels has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options.

(8)	Includes an aggregate of (i) 384,666 shares which Mr. Exon has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (ii) 172,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Exon maintains sole voting power with respect to all such unvested shares.

(9)	Includes an aggregate of (i) 162,500 shares which Mr. Barnum has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (ii) 10,001 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Barnum maintains sole voting power with respect to such unvested shares.

(10)	Includes an aggregate of (i) 156,000 shares which Mr. Agnes has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (ii) 155,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Agnes maintains sole voting power with respect to all such unvested shares.

(11)	Includes an aggregate of (i) 12,000 shares owned of record by Mr. Crowe’s children, (ii) 82,500 shares which Mr. Crowe has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (iii) 10,001 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Crowe maintains sole voting power with respect to all such unvested shares.

(12)	Includes an aggregate of (i) 79,999 shares which Mr. Scirocco has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (ii) 150,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Scirocco maintains sole voting power with respect to all such unvested shares.

(13)	Includes an aggregate of (i) 36,666 shares which Mr. Stevenson has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (ii) 95,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Stevenson maintains sole voting power with respect to such unvested shares.

(14)	Includes an aggregate of (i) 480 shares owned of record by Mr. Ammerman’s children, (ii) 102,500 shares which Mr. Ammerman has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (iii) 10,001 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Ammerman maintains sole voting power with respect to all such unvested shares.

(15)	Includes an aggregate of (i) 7,500 shares which Mr. Ellis has, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Ellis maintains sole voting power with respect to such unvested shares.

(16)	Includes an aggregate of (i) 7,500 shares which may be acquired within 60 days after December 31, 2009 in connection with the exercise of outstanding options and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares. Mr. Langman has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Langman, as a Managing Director of Rhône Group L.L.C., has an understanding with Rhone Group L.L.C. and Triton GP SPV L.L.C. pursuant to which he holds his reported securities for the benefit of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As a result of this understanding, these shares are also reflected under “Entities Affiliated with Rhône Capital III.”

(17)	Includes an aggregate of (i) 7,500 shares which may be acquired within 60 days after December 31, 2009 in connection with the exercise of outstanding options and (ii) 5,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares. Mr. Sweet has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Sweet, as a Managing Director of Rhône Group L.L.C., has an understanding with Rhone Group L.L.C. and Triton GP SPV L.L.C. pursuant to which he holds his reported securities for the benefit of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As a result of this understanding, these shares are also reflected under “Entities Affiliated with Rhône Capital III.”

(18)	Includes an aggregate of (i) 2,953,997 shares which the current executive officers and directors as a group have, or will have within 60 days after December 31, 2009, the right to acquire upon the exercise of outstanding options, and (ii) 852,003 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, each individual executive officer maintains sole voting power with respect to all of his or her unvested shares.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of October 31, 2009.

	(a)		(c)
	Number of Securities	(b)	Number of Securities
	to	Weighted-Average	Remaining Available for
	be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise	Outstanding	Equity Compensation
	of Outstanding	Options,	Plans
	Options,	Warrants and	(Excluding Securities
Plan Category	Warrants and Rights	Rights	Reflected in Column (a))
Equity compensation plans approved by security holders(1)	15,809,101	$7.34	3,269,652 (2)
Equity compensation plans not approved by security holders(3)	100,000	$3.38	—

Total	15,909,101	$7.32	3,269,652

(1)	These plans consist of the 2006 Restricted Stock Plan, 2000 Stock Incentive Plan (as amended and restated) and the Employee Stock Purchase Plan (as amended).

(2)	Of these shares, 2,000,000 shares were available for purchase under the Employee Stock Purchase Plan.

(3)	The Quiksilver/Hawk Designs, Inc. Stock Option Plan was adopted by our board in 2000 in connection with an acquisition and provided for a one-time grant of options to new employees hired in connection with such acquisition. As of October 31, 2009, no shares remained available for future option grants under this plan. The plan provided that each option must have an exercise price equal to the fair market value on the date of grant, and a term of ten years. The options become exercisable in three equal annual installments beginning with the first anniversary of the date granted. The options generally expire three months following an optionee’s termination of service or 12 months in the case of death or disability.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
     Our current executive officers are as follows:

Name	Age	Position
Robert B. McKnight, Jr.	56	Chairman of the Board, Chief Executive Officer and President
Joseph Scirocco	53	Chief Financial Officer
Charles S. Exon	60	Chief Administrative Officer, Secretary and General Counsel
Pierre Agnes	45	President — Quiksilver Europe
Craig Stevenson	49	President — Quiksilver Americas
     For additional information with respect to Messrs. McKnight and Exon who are also nominees as directors, see “Election of Directors.”
     Joseph Scirocco has served as our Chief Financial Officer since April 2007 and in November 2009 he assumed additional responsibilities as Quiksilver Americas’ Executive Vice President Operations. Prior to joining Quiksilver, Mr. Scirocco served in various executive capacities with Tommy Hilfiger Corporation from 1997 through 2006, including as Chief Financial Officer from 2002 through November 2006 where he was principally responsible for all financial matters related to the company. Mr. Scirocco was an audit partner in the consumer and retail practice of Price Waterhouse LLP from 1990 through 1997. He is a graduate of Yale University.
     Pierre Agnes has served as our President of Quiksilver Europe since June 2005, and prior to that he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of Quiksilver for wetsuits and eyewear that we purchased in November 2002. Mr. Agnes originally joined Quiksilver in 1988, first as team manager, and later in various capacities throughout our European marketing operations.
     Craig Stevenson has served as our President – Quiksilver Americas since January 2009. Mr. Stevenson was also the “Quiksilver” Global Brand Manager between April 2007 and January 2010. Mr. Stevenson previously served as President – Quiksilver South Pacific and Managing Director for Quiksilver Australasia between 2002 and 2007. Prior to that, he served as our Marketing and Sales Manager in Australia from 1999 to 2002, and as our National Sales Manager in Australia between 1992 and 1999.
     Our executive officers are appointed by the board of directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

Compensation Discussion and Analysis
     The Compensation Committee
     Compensation for our executive officers is determined by our compensation committee which currently consists of Douglas K. Ammerman, William M. Barnum, Jr. (Chairman) and Charles E. Crowe. As discussed under the “Director Independence” section of this proxy statement, each of the members satisfies all of the independence requirements under the current NYSE listing standards. In order to preserve maximum flexibility for awarding, as well as taking appropriate deductions for, executive compensation, in September 2008 the board of directors established a subcommittee of the compensation committee comprised solely of members who are (i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986) and (ii) “non-employee directors” as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934. The subcommittee is responsible for approving awards under our incentive compensation plans and establishing performance goals related to such awards and other performance-based compensation when such compensation or awards are intended to comply with the provisions of Section 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code, as well as such other duties or responsibilities as may be assigned by the compensation committee. The subcommittee currently consists of Messrs. Barnum and Crowe. References herein to the compensation committee or the subcommittee refer to the compensation committee and subcommittee collectively. The compensation committee’s responsibilities are set forth in its charter. The compensation committee has full authority to directly retain the services of outside counsel and compensation consultants without consulting or obtaining the approval from any of our officers.
     Our executive officers during fiscal 2009 consisted of Robert B. McKnight, Jr. (Chairman, Chief Executive Officer and President), Joseph Scirocco (Chief Financial Officer), Charles S. Exon (Chief Administrative Officer, General Counsel and Secretary), Pierre Agnes (President – Quiksilver Europe), Martin Samuels (President – Quiksilver Americas until January 12, 2009) and Craig Stevenson (President – Quiksilver Americas from January 12, 2009 to present). These executive officers are identified in the Summary Compensation Table and are referred to herein as “named executive officers.” Mr. Agnes’ cash compensation is paid in euros. For purposes of this Compensation Discussion and Analysis, all amounts paid to Mr. Agnes have been translated to U.S. dollars at an exchange rate of 1.3 U.S. dollars for each euro.
     Mr. Samuels only served as our President – Quiksilver Americas until January 12, 2009. Since this Compensation Discussion and Analysis primarily relates to our 2009 fiscal year, Mr. Samuels’ compensation is not included throughout this discussion and analysis.
     Role of Executive Officers in Compensation Decisions
     Our Chief Executive Officer and other executive officers attended portions of compensation committee meetings throughout the year in order to provide information and help explain data relating to matters under consideration by the committee. However, they were not present during deliberations or determinations of their respective compensation or during executive sessions. In addition, our executive officers have, from time to time, provided data and other material to the committee to assist in their evaluation of competitive companies’ executive compensation as well as materials relevant to the historical compensation and performance of our executive officers. In particular, the committee requests input from our Chief Executive Officer regarding his assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount and type of compensation to be paid.
     Role of Compensation Consultant
     During fiscal 2009, our compensation committee did not retain any professional third party consulting services. However, during fiscal 2008, our compensation committee retained Ascend Consulting to provide a limited analysis of the cash compensation arrangements of our executive officers and other senior executives, and also to provide assistance to the committee in connection with the design and implementation of a short-term compensation program applicable to our executive officers and other senior executives. Such new compensation program is intended to identify specific criteria with respect to individual and corporate operating performance that must be achieved by each applicable executive in order to receive annual cash bonus awards, provided that the aggregate amount of any such bonus opportunity would remain in the discretion of the compensation committee for purposes of our executive officers. The committee believes it is necessary to design and implement such a new compensation plan for our executive officers and other senior executives with respect to short-term compensation due to the changing economic circumstances in which we operate our business, the need to restructure certain elements of our operations and the desire to implement objective criteria by which the committee can evaluate the short-term cash bonus compensation for such individuals. Although the committee has not finalized this new compensation program, it expects to finalize the parameters of such a program and implement specific operating objectives for our executive officers and other senior executives that will be applicable to our 2010 fiscal year.
     Compensation Philosophy and Objectives
     The compensation committee believes that we must be able to attract, motivate and retain qualified executives in order to be successful. To that end, the committee annually re-evaluates our executive compensation structure to support our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. The general principles followed by our committee are (i) to provide a cash compensation package consisting of competitive base salaries and incentive opportunities that are linked to corresponding levels of individual and corporate operating performance and (ii) to grant equity incentives pursuant to which increases in our stock price results in an increase in value for the executive officer, thus creating an incentive for our executive officers to increase our long-term stock performance.
     Our executive compensation packages currently consist of the following elements:
•	Annual base salary;
•	Annual discretionary cash bonuses;
•	Long term performance-based compensation awards with respect to our Chief Executive Officer;
•	Equity based compensation consisting of stock options and restricted stock awards;
•	Severance benefits, including upon a change of control; and
•	Perquisites which include health, disability and life insurance, 401(k) matching contributions (which were suspended during our 2008 fiscal year in an effort to reduce our operating expenses) and a clothing allowance to purchase our products at wholesale prices.
     The combination of these compensation elements is intended to provide an opportunity for our executives to earn a total compensation package which is closely linked to overall financial and operating performance. We also strive to ensure that our compensation program is competitive with the total compensation paid to similarly situated executives at peer and other companies that we believe would be likely to compete with us for executive talent. We believe that each element of our executive compensation program is beneficial in meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements.
     Design of the Executive Compensation Program
     The major elements to our executive compensation program are reviewed and determined annually, based on the criteria set forth below:
     Base Salary
     Our executive officer base salaries are reviewed and adjusted annually, subject to, in the case of Messrs. McKnight, Exon and Scirocco, a floor provided for in each such executive officer’s employment agreement. We try to ensure that the base salaries are competitive with similarly situated companies in terms of sales, employees, international operations and other related factors. Our general philosophy is to provide a base salary that is at or above the midpoint of the applicable salary range for companies that we believe to be similarly situated, particularly in light of our decision to operate with a minimal number of executive officers and by assigning each executive officer multiple functions. We have not established a specific formula for determining base salary increases or decreases, nor have we identified a specific or consistent group of companies that we believe to be “similarly situated” since these may change from time to time. Further, in fiscal 2009, we did not perform any specific competitive company compensation analysis with respect to setting the base salary levels of our executive officers since we either reduced or left unchanged the base salaries of our executive officers in connection with our cost reduction efforts.
     The compensation committee met in December 2008 and January 2009 to consider the fiscal 2009 base salaries of our executive officers. Based on (1) our financial and operating performance in fiscal 2008, (2) the difficult economic conditions in the marketplace at the time, and (3) our desire to continue to reduce the company’s operating expenses, the committee approved a reduction in the base salaries of Messrs. McKnight, Exon and Agnes. The committee did not reduce Mr. Scirocco’s fiscal 2009 base salary since Mr. Scirocco’s base salary was already at the floor level provided for in his employment agreement. Mr. Stevenson’s base salary was also not reduced since he had just been appointed as the President – Quiksilver Americas effective as of January 12, 2009 and his base salary was established and approved by the committee in connection with his appointment to such position. Effective February 1, 2009, the annualized base salaries of each executive officer was as follows:

2009 Base
Executive Officer	Salary
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	$903,000
Joseph Scirocco, Chief Financial Officer	$550,000
Charles S. Exon, Chief Administrative Officer, General Counsel and Secretary	$404,000
Craig Stevenson, President – Quiksilver Americas (since January 12, 2009)	$350,000
Pierre Agnes, President – Quiksilver Europe	$432,000
     Mr. Stevenson’s base salary was increased to $400,000 on July 16, 2009 as a result of the successful implementation of complex restructuring activities in the Americas operating segment. Also, in connection with Mr. Stevenson’s relocation from Australia, the committee approved an expatriate compensation package in addition to his base salary. During fiscal 2009, such expatriate compensation included the use of a company-owned automobile and a company-leased home, as well as a monthly allowance of $6,000 to cover educational and other cost of living expenses.
     Annual Discretionary Cash Bonus
     Our committee awards annual discretionary cash bonuses to our executive officers based on our financial and operating performance, as well as the executive officer’s individual performance in the prior fiscal year.
     In December 2009, the committee approved the following discretionary cash bonuses for our named executive officers with respect to their performance during our 2009 fiscal year:

Fiscal 2009
Discretionary
Executive Officer	Bonus
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	$250,000
Joseph Scirocco, Chief Financial Officer	$200,000
Charles S. Exon, Chief Administrative Officer, General Counsel and Secretary	$200,000
Craig Stevenson, President – Quiksilver Americas (since January 12, 2009)	$250,000
Pierre Agnes, President – Quiksilver Europe	$585,000
     Notwithstanding the difficult economic climate and financial performance of our consolidated company during the 2009 fiscal year, the committee awarded discretionary cash bonuses to our executive officers for the 2009 fiscal year due to their outstanding efforts in (i) closing a $153.1 million five year senior secured term loan, (ii) refinancing our existing asset-based credit facility in the Americas with a new $200 million three year asset-based credit facility, (iii) refinancing our short-term uncommitted lines of credit in Europe with a new €268 million multi-year facility and (iv) implementing significant restructuring efforts and expense reductions in each region, particularly in the Americas. The bonuses for Messrs. McKnight and Mr. Stevenson were slightly more than for Messrs. Exon and Scirocco to specifically reward them for their leadership and efforts in connection with the Americas restructuring and expense reduction achievements, as well as their leadership and efforts in connection with product development achievements and the successful implementation of key marketing initiatives during fiscal 2009. The bonus for Mr. Agnes was greater than the other executive officers due to the strong operating performance of Quiksilver Europe relative to our other operating segments in fiscal 2009.
     Long Term Incentive Plan (LTIP) Compensation
     Our LTIP was implemented by the committee to provide a long-term orientation to our compensation program and, along with the current discretionary cash bonuses generally available with respect to short term achievements, to balance the focus of executive compensation between short-term and long-term corporate objectives and financial and operating performance. Generally, under the LTIP, each performance period is three years with potential grants made annually. Therefore, the award periods overlap, and there is the potential for an award to be earned every year. However, no more than one performance period will end in any given year. At the end of each performance period, actual awards are determined based on achievement of the pre-established objectives. The maximum amount of any LTIP award payable to any of our executive officers for any performance period may not exceed $3,000,000. The committee also established a maximum bonus opportunity under the LTIP of 200% of the participating executive’s base salary. Currently, Mr. McKnight is the only participant in the LTIP.
     The performance objectives set by the committee for LTIP awards may be based upon a variety of business measurements. However, our compensation committee has historically established performance goals based on our average earnings per share growth over the three year performance period. Our compensation committee may make pro-forma adjustments to outstanding performance targets to adjust for acquisitions, reflect changes in accounting rules or corporate structure, or other circumstances for the purpose of preventing dilution or enlargement of a participant’s opportunity to earn incentive compensation under the LTIP. The award granted to Mr. McKnight in January 2008 set the average earnings per share growth targets as follows, with the corresponding payments as multiples of the executive officer’s base salary.

3 Year Average EPS Growth	% of Base Salary
<4%	0%
4%	20%
6%	40%
8%	60%
10%	80%
12%	100%
14%	120%
16%	140%
18%	160%
20%	180%
≥22%	Capped at 200%
     No payments will be made with respect to an award if performance does not meet the threshold performance level. Actual average earnings per share growth results between the levels specified above will be interpolated to calculate the actual bonus payout. Payment of any earned award will be made in cash following the end of the performance period. Participants may be given the opportunity to elect to defer some or all of any payment in the form of cash or our common stock. Any payment in our common stock will be based on the fair market value of such stock at the time the cash award otherwise would have been payable.
     No amounts were paid to Mr. McKnight for the three year performance period ended October 31, 2009 because the minimum average earnings per share growth targets were not achieved. Also, due to the unpredictability of our operating results, the difficult global economic conditions, our general financial condition and the uncertainties in our business during the recent past, the committee has not made any long-term incentive awards to any of our executive officers, including Mr. McKnight, since January 2008 (for the November 1, 2007 to

October 31, 2010 performance period). Consequently, the only outstanding LTIP award is to Mr. McKnight for the performance period maturing at the end of the company’s 2010 fiscal year. The committee may, in the future, grant LTIP awards to the executive officers, but no such plans have been identified and the committee is currently focused on the creation and implementation of a short term compensation program that would set measurable and specific operating objectives for our executive officers and other senior executives that are consistent with our near term operating objectives.
     Equity-Based Compensation
     The compensation committee believes that the use of stock-based awards very closely aligns executive compensation with the value to be received by our stockholders during the same period, as well as provides an opportunity for increased equity ownership by our executive officers.
     Discretionary Option Grant Program. Under the discretionary option grant program of our 2000 Stock Incentive Plan, the committee has complete discretion to determine which executive officers are to receive stock option grants, the time or times when those stock option grants are to be made, the number of shares subject to each such grant, the time or times when each grant is to vest and become exercisable, the maximum term for which the grant is to remain outstanding, and the status of any granted option as either an incentive stock option or a non-statutory option under federal tax laws. Each stock option has an exercise price per share determined by the committee, but in no event will the exercise price be less than the fair market value of our common stock on the grant date. No granted option will have a term in excess of ten years, and the option grants generally become exercisable in one or more installments over a specified period of service measured from the grant date. Historically, we have granted options that vest in equal and successive annual installments over a three year period from the date of grant.
     The aggregate stock option grants made by the committee to our named executive officers during fiscal 2009 are set forth below, and except as discussed below, all such stock option grants vest in three equal and successive annual installments over the three year period commencing on their respective grant dates. All fiscal 2009 option grants to Mr. Agnes vest in a lump sum on the fourth anniversary of the grant date. The difference in the vesting period for Mr. Agnes is to accommodate for certain tax impacts to French optionees.

Fiscal 2009
Executive Officer	Options (#)
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	545,000
Joseph Scirocco, Chief Financial Officer	440,000
Charles S. Exon, Chief Administrative Officer and General Counsel	440,000
Craig Stevenson, President – Quiksilver Americas (since January 12, 2009)	420,000
Pierre Agnes, President – Quiksilver Europe	420,000
     The committee generally reviews stock option grants, and makes annual stock option grants to our executive officers at the December committee meeting following the public announcement of our prior fiscal year’s financial results. However, the committee did not make any stock option or restricted stock grants in December 2008. Instead, the committee decided to defer such equity grants until January 2009 to enable the company to prepare for, and implement, certain cost and personnel reduction plans. The committee made equity awards to our executive officers and employees after such cost and personnel reduction plans were completed in January 2009. Further, as a condition subsequent to the closing of our $153.1 million five year senior secured term loans in July 2009, the lender required the adoption of an equity incentive plan or significant equity award to each of our executive officers. Consequently, in August 2009, the committee made the following option grants to our executive officers which vest in a lump sum on the three anniversary of such stock option grant (except for the grant to Mr. Agnes which vests in a lump sum on the fourth anniversary of the grant date): Mr. McKnight — 420,000 stock options, Mr. Scirocco — 340,000 stock options, Mr. Exon — 340,000 stock options, Mr. Stevenson — 340,000 stock options and Mr. Agnes — 340,000 stock options. Notably, these stock options grants comprised the majority of the aggregate stock option awards received by the executive officers in fiscal 2009.
     At the time of each equity grant, the committee determines the amount of stock options to grant to each executive officer based on the number of stock options available to be granted, the desire to adequately tie executive officer compensation with the long term interests of our stockholders and the desire to increase our executive officers equity interests in the company. The committee has also requested input from our Chief Executive Officer regarding his assessment of each individual executive officer’s performance during the year and a recommendation regarding the amount and type of equity grants.
     Restricted Stock Program. Shares of common stock may be issued under the restricted stock program of our 2000 Stock Incentive Plan. These shares will generally vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the committee shall determine. The committee has complete discretion under the restricted stock program to determine which executive officers are to receive restricted stock awards, the time or times when those restricted stock awards are to be made, the number of shares subject to each such award, the vesting schedule for each award and the purchase price (if any) payable per share.
     Grants of restricted stock made to our named executive officers during our 2009 fiscal year are set forth below.

Fiscal 2009
Restricted
Executive Officer	Stock (#)
Robert B. McKnight, Jr., Chairman, Chief Executive Officer and President	120,000
Joseph Scirocco, Chief Financial Officer	90,000
Charles S. Exon, Chief Administrative Officer and General Counsel	90,000
Craig Stevenson, President – Quiksilver Americas (since January 12, 2009)	85,000
Pierre Agnes, President – Quiksilver Europe	85,000
     The committee awarded grants of restricted common stock to our executive officers to provide additional long term equity incentives tied to our long term stock price performance. These awards of restricted stock vest in a lump sum on the three year anniversary of the grant date, thus connecting the vesting schedule with the long term interests of our stockholders. The restricted stock awards to our executive officers were made in January 2009 (in connection with the committee’s annual equity grant to the executive officers and other employees) and in August 2009 (as a result of the requirement of the company’s senior secured lender discussed above). Notably, the majority of the restricted stock awards to our executive officers in fiscal 2009 were granted in connection with the requirement of the company’s senior secured lender to adopt a special equity incentive plan or make significant equity awards to each of our executive officers: Mr. McKnight — 80,000 shares, Mr. Scirocco — 60,000 shares, Mr. Exon — 60,000 shares, Mr. Stevenson — 60,000 shares and Mr. Agnes — 60,000 shares.
     Perquisites
     We provide perquisites to our executive officers that are typical of those provided to senior executives at other companies, which include health and group term life insurance benefits, supplemental long-term disability benefits, 401(k) matching (although this perquisite was suspended during our 2008 fiscal year in an effort to reduce our operating expenses) and a clothing allowance for the purchase of our products at wholesale prices. The provision of these perquisites is not tied to individual or corporate operating and financial performance. Instead, the committee believes that these perquisites are beneficial to the creation of a competitive compensation package that is required to retain our executive officers’ services. Further, in the case of the clothing allowance provided to our executive officers, the committee believes that it is important for our executive officers and their families to use the products that we sell and distribute.
     Employment Agreements with our Named Executive Officers
     We have employment agreements with each of our named executive officers which provide certain severance and change in control benefits. The employment agreements, and the benefits provided thereunder, are described in detail under “Employment Agreements.”
     The committee believes that these employment agreements are an essential element of our executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our executive officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits.

     Tax and Accounting Implications
     Section 162(m) of the Internal Revenue Code limits our ability to deduct certain compensation over $1 million paid to our executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. Our committee believes that it is generally in our best interest to comply with Section 162(m) and expects that most of the compensation paid to our named executives will either be under the $1 million limit, eligible for exclusion (such as stock options) under the $1 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the committee also believes that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible under Section 162(m). Accordingly, some compensation paid to our executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1 million level.
Summary Compensation Table
     The following table sets forth summary information concerning the compensation of each of our named executive officers for all services rendered in all capacities to us for the years ended October 31, 2007, 2008 and 2009:

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position(1)	Year	Salary $	Bonus $	Awards(2) $	Awards(2) $	Compensation(3) $	Compensation(4) $	Total $
Robert B. McKnight, Jr.	2009	914,800	250,000	336,900	263,800	—	29,662	1,795,162
Chairman of the Board,	2008	981,300	—	289,300	530,800	—	76,600	1,878,000
President and Chief Executive Officer	2007	950,000	650,000	147,900	1,068,600	—	13,157	2,829,657

Joseph Scirocco(5)	2009	550,000	200,000	204,200	219,900	—	12,500	1,186,600
Chief Financial Officer	2008	562,500	200,000	153,100	263,400	—	58,100	1,237,100
	2007	297,900	200,000	—	80,400	—	3,811	582,111

Charles S. Exon	2009	409,300	200,000	236,000	185,300	—	21,600	1,052,200
Chief Administrative	2008	431,300	—	202,200	259,700	—	17,100	910,300
Officer, Secretary and General Counsel	2007	425,000	315,000	145,600	384,800	—	12,077	1,282,477

Pierre Agnes(6)	2009	437,800	585,000	197,700	298,900	—	—	1,519,400
President – Quiksilver Europe	2008	455,000	585,000	171,500	458,900	—	—	1,670,400

Craig Stevenson	2009	359,400	250,000	52,100	113,600	—	269,002	1,044,102
President – Quiksilver Americas

Martin Samuels	2009	88,700	—	44,900	114,000	—	828,500 (7)	1,076,100
Former President – Quiksilver Americas	2008	447,500	—	38,300	268,500	—	17,100	771,400

(1)	The principal position for each executive officer reflects the executive office and title held by each of them during the fiscal year ended October 31, 2009. Mr. Samuels resigned on January 12, 2009.

(2)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. In accordance with SEC requirements, these amounts reflect the dollar amounts we recognized as compensation expense for financial statement reporting purposes for fiscal 2007, 2008 and 2009 in accordance with the provisions of ASC 718 related to awards to executive officers in fiscal 2007, fiscal 2008, fiscal 2009 and prior years. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 filed with the SEC on January 12, 2010 for information regarding assumptions underlying the valuation of equity awards. No estimate of forfeitures has been included in such calculations. During our 2009 fiscal year, Mr. Samuels forfeited 15,000 restricted shares of common stock.

(3)	Mr. McKnight was eligible to receive cash awards under our AIP and our LTIP during fiscal 2007. Mr. McKnight was also eligible to receive a cash award under our LTIP in fiscal 2008 and fiscal 2009. No AIP awards were made for fiscal 2008 or fiscal 2009. None of the threshold performance targets under either the AIP or LTIP were achieved and, consequently, no amounts were paid under our AIP or LTIP for any of those fiscal years.

(4)	The amount disclosed in this column for fiscal 2009 for Mr. McKnight includes $10,062 for a personal life insurance policy premium, $2,100 for a supplemental long-term disability policy premium and $12,500 for certain financial planning services paid for by us. For Mr. Scirocco for fiscal 2009 it includes $5,400 for a personal life insurance premium and $2,100 for a supplemental long-term disability policy premium. For fiscal 2009 for Mr. Exon, it includes $14,500 for a personal life insurance premium and $2,100 for a supplemental long-term disability policy premium. For Mr. Stevenson for fiscal 2009 it includes an expatriate compensation package which includes $15,140 for an automobile allowance, $188,962 for use of a company-leased home and $57,000 to cover educational and other cost of living expenses. Mr. Stevenson’s other compensation for fiscal 2009 also includes $1,170 for a personal life insurance premium and $1,730 for a supplemental long-term disability policy premium. In addition, in fiscal 2009, each executive officer received a quarterly clothing allowance of $1,250, or $5,000 annually, to purchase products at our wholesale prices.

(5)	Mr. Scirocco became an executive officer in April 2007 and his salary for fiscal 2007 reflects a prorated amount that was paid to him during such fiscal year, based on an annual base salary rate of $550,000.

(6)	Prior to fiscal 2008, we agreed to pay Mr. Agnes’ base salary to him in euros at an agreed exchange rate of 1.30 dollars per euro. His base salary amounts reflect the dollar value of these payments at the agreed exchange rate. The actual average exchange rate during fiscal 2009 was approximately 1.3666 dollars per euro. Mr. Agnes’ discretionary bonus for fiscal 2009 was paid in euros at an exchange rate of 1.30 dollars per euro.

(7)	This amount includes a personal life insurance policy premium of $2,100, $400 for a supplemental long-term disability policy premium, $200,000 of consulting services and $5,000 in clothing allowance paid to Mr. Samuels after the termination of his employment in January 2009. In addition, pursuant to Mr. Samuels’ separation agreement, we paid him $408,000 in July 2009 and $66,000 per month beginning in August 2009 and continuing through July 2010, as well as $15,000 in transition services through a third party management services company.

Grants of Plan-Based Awards
     The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended October 31, 2009:

			All
			Other	All Other
			Stock	Option
			Awards:	Awards:	Exercise
			Number	Number of	Base
			of Shares	Securities	Price of	Grant
			of Stock	Underlying	Option	Date Fair
	Grant		or Units	Options	Awards	Value
Name	Date		#(1)	#(1)	$/Share	$(2)
Robert B. McKnight, Jr.	01/16/09		40,000	100,000	1.7700	101,600
	04/06/09		—	25,000	1.2500	19,045
	08/07/09	(3)	80,000	420,000	2.2300	462,882

Joseph Scirocco	01/16/09		30,000	80,000	1.7700	81,280
	04/06/09		—	20,000	1.2500	15,236
	08/07/09	(3)	60,000	340,000	2.2300	374,714

Charles S. Exon	01/16/09		30,000	80,000	1.7700	81,280
	04/06/09		—	20,000	1.2500	15,236
	08/07/09	(3)	60,000	340,000	2.2300	374,714

Pierre Agnes	01/16/09		25,000	60,000	1.7700	60,960
	04/06/09		—	20,000	1.2500	15,236
	08/07/09	(3)	60,000	340,000	2.2300	374,714

Craig Stevenson	01/16/09		25,000	60,000	1.7700	60,960
	04/06/09		—	20,000	1.2500	15,236
	08/07/09	(3)	60,000	340,000	2.2300	374,714

Martin Samuels	—		—	—	—	—

(1)	Each stock option and restricted stock award in our 2009 fiscal year was made pursuant to our 2000 Stock Incentive Plan. With the exception of the awards to Mr. Agnes and the awards made in August 2009, each stock option award listed in the table above will vest in three equal and successive annual installments over the three year period commencing upon the grant date provided the executive remains in our service through the vesting date. Mr. Agnes’ stock option awards will vest in a lump sum on the fourth anniversary of the grant date, provided he remains in our service through the vesting date. With the exception of the award to Mr. Agnes, the stock option awards made in August 2009 are subject to cliff vesting on the three-year anniversary of the grant date. Each option has a maximum term of ten years. Each restricted stock award will vest in a lump sum upon the three year anniversary of the grant date. Additional information regarding the vesting acceleration provisions applicable to these equity awards and other material terms of such stock option and restricted stock awards are set forth below under the heading “Employment Agreements” and “Potential Payments Upon Termination, Change in Control or Corporate Transaction — Award Agreements and LTIP”.

(2)	The grant date fair value of each equity award has been computed in accordance with ASC 718.

(3)	As discussed above, these awards were made in connection with a condition subsequent to the closing of our $153.1 million five year senior secured term loans in July 2009, pursuant to which the lender required the adoption of an equity incentive plan or significant equity award to each of our executive officers.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at October 31, 2009:

		Option Awards				Stock Awards
								Market
						Number		Value of
		Number of	Number of			of Shares		Shares
		Securities	Securities			or Units		or Units
		Underlying	Underlying			of Stock		of Stock
		Unexercised	Unexercised	Option		That		That
		Options	Options	Exercise	Option	Have Not		Have Not
		#	#	Price	Expiration	Vested		Vested
Name	Grant Date	Exercisable(1)	Unexercisable(1)	$	Date	#		$(2)
Robert B. McKnight, Jr.	02/11/00	200,000	—	2.9844	02/12/10	—		—
	03/31/00	240,000	—	4.3907	04/01/10	—		—
	12/22/00	200,000	—	4.6094	12/23/10	—		—
	12/03/01	400,000	—	3.5250	12/04/11	—		—
	12/19/02	400,000	—	6.6575	12/20/12	—		—
	11/12/03	400,000	—	8.7250	11/13/13	—		—
	09/29/06	—	—	—	—	60,000	(3)	119,400
	10/17/07	—	—	—	—	20,000	(4)	39,800
	12/26/07	26,666	53,334	9.0000	12/27/17
	12/26/07	—	—	—	—	35,000	(5)	69,650
	01/16/09	—	100,000	1.7700	01/17/19	—		—
	01/16/09	—	—	—	—	40,000	(6)	79,600
	04/06/09	—	25,000	1.2500	04/07/19	—		—
	08/07/09	—	420,000	2.2300	08/08/19	—		—
	08/07/09	—	—	—	—	80,000	(7)	159,200

Joseph Scirocco	12/26/07	26,666	53,334	9.0000	12/27/17	—		—
	12/26/07	—	—	—	—	60,000	(5)	119,400
	01/16/09	—	80,000	1.7700	01/17/19	—		—
	01/16/09	—	—	—	—	30,000	(6)	59,700
	04/06/09	—	20,000	1.2500	04/07/19	—		—
	08/07/09	—	340,000	2.2300	08/08/19	—		—
	08/07/09	—	—	—	—	60,000	(7)	119,400

Charles S. Exon	08/01/00	30,000	—	3.2969	08/02/10	—		—
	12/03/01	80,000	—	3.5250	12/04/11	—		—
	12/19/02	88,000	—	6.6575	12/20/12	—		—
	11/12/03	120,000	—	8.7250	11/13/13	—		—
	09/29/06	—	—	—	—	60,000	(3)	119,400
	12/26/07	20,000	40,000	9.0000	12/27/17	—		—
	12/26/07	—	—	—	—	22,000	(5)	43,780
	01/16/09	—	80,000	1.7700	01/17/19	—		—
	01/16/09	—	—	—	—	30,000	(6)	59,700
	04/06/09	—	20,000	1.2500	04/07/19	—		—
	08/07/09	—	340,000	2.2300	08/08/19	—		—
	08/07/09	—	—	—	—	60,000	(7)	119,400

		Option Awards				Stock Awards
							Market
						Number	Value of
		Number of	Number of			of Shares	Shares
		Securities	Securities			or Units	or Units
		Underlying	Underlying			of Stock	of Stock
		Unexercised	Unexercised	Option		That	That
		Options	Options	Exercise	Option	Have Not	Have Not
		#	#	Price	Expiration	Vested	Vested
Name	Grant Date	Exercisable(1)	Unexercisable(1)	$	Date	#	$(2)
Pierre Agnes	12/03/01	8,000	—	3.5250	12/04/11	—	—
	12/19/02	28,000	—	6.6575	12/20/12	—	—
	03/31/03	40,000	—	7.6550	04/01/13	—	—
	11/12/03	80,000	—	8.7250	11/13/13	—	—
	09/29/06	—	—	—	—	60,000 (3)	119,400
	12/26/07	—	55,000	9.0000	12/27/17	—	—
	12/26/07	—	—	—	—	10,000 (6)	19,900
	01/16/09	—	60,000	1.7700	01/17/19	—	—
	01/16/09	—	—	—	—	25,000 (7)	49,750
	04/06/09	—	20,000	1.2500	04/07/19	—	—
	08/07/09	—	340,000	2.2300	08/08/19	—	—
	08/07/09	—	—	—	—	60,000 (7)	119,400

Craig Stevenson	12/26/07	8,333	16,667	9.0000	12/27/17	—	—
	12/26/07	—	—	—	—	10,000 (5)	19,900
	01/16/09	—	60,000	1.7700	01/17/19	—	—
	01/16/09	—	—	—	—	25,000 (6)	49,750
	04/06/09	—	20,000	1.2500	04/07/19	—	—
	08/07/09	—	340,000	2.2300	08/08/19	—	—
	08/07/09	—	—	—	—	60,000 (7)	119,400

Martin Samuels	02/11/00	80,000	—	2.9844	02/12/10	—	—
	12/22/00	80,000	—	4.6094	12/23/10	—	—
	12/03/01	88,000	—	3.5250	12/04/11	—	—
	12/19/02	88,000	—	6.6575	12/20/12	—	—
	11/12/03	80,000	—	8.7250	11/13/13	—	—
	05/03/04	20,000	—	11.1250	05/04/14	—	—
	01/25/05	104,000	—	14.3050	01/26/15	—	—
	12/27/05	50,000	—	13.7700	12/28/15	—	—
	12/20/06	26,666	13,334	15.5500	12/21/16	—	—
	12/26/07	18,333	36,667	9.0000	12/27/17	—	—

(1)	Except for Mr. Agnes’ stock options and the options granted in August 2009, all stock options listed vest and become exercisable in three equal and successive annual installments over the three year period commencing on the date of grant, provided the executive officer remains in our service through the vesting date. Mr. Agnes’ stock options vest in a lump sum on the fourth anniversary of the grant date, provided he remains in our service through such date. With the exception of the award made to Mr. Agnes, the stock option awards made in August 2009 are subject to cliff vesting on the three-year anniversary of the grant date.

(2)	The market value of the restricted shares of common stock are calculated by multiplying the number of shares of stock held by the applicable executive officer by $1.99, the fair market value of our common stock on October 31, 2009, which is the last day of our fiscal year.

(3)	The restricted shares of common stock granted pursuant to this award will vest on September 29, 2011 provided the executive officer remains in our service through that date.

(4)	The restricted shares of common stock granted pursuant to this award will vest on October 17, 2012 provided the executive officer remains in our service through that date.

(5)	The restricted shares of common stock granted pursuant to this award will vest on December 26, 2010 provided the executive officer remains in our service through that date.

(6)	The restricted shares of common stock granted pursuant to this award will vest on January 16, 2012 provided the executive officer remains in our service through that date.

(7)	The restricted shares of common stock granted pursuant to this award will vest on August 7, 2012 provided the executive officer remains in our service through that date.

Option Exercises and Stock Vested
     The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers during the fiscal year ended October 31, 2009:

Option Awards
	Number of	Value
	Shares	Realized
	Acquired	Upon
	on Exercise	Exercise
Name	#	$
Robert B. McKnight, Jr.	-0-	-0-
Joseph Scirocco	-0-	-0-
Charles S. Exon	-0-	-0-
Pierre Agnes	-0-	-0-
Craig Stevenson	-0-	-0-
Martin Samuels	-0-	-0-
Employment Agreements
     On May 25, 2005, we entered into employment agreements, which were (except for Messrs. Agnes’ and Stevenson’s agreements) subsequently amended on December 21, 2006, with each of: Robert B. McKnight, Jr., our Chairman, Chief Executive Officer and President; Charles S. Exon, our Chief Administrative Officer, Secretary and General Counsel; Craig Stevenson, our President – Quiksilver Americas since January 12, 2009; Pierre Agnes, our President – Quiksilver Europe; and Martin Samuels, our former President – Quiksilver Americas (through January 12, 2009). Mr. Samuels’ employment agreement terminated on January 12, 2009 upon the execution of a separation and transition agreement in connection with his resignation. For a description of Mr. Samuels’ separation and transition agreement, see “Potential Payments upon Termination, Change in Control or Corporate Transaction — Separation Agreement” below. On April 16, 2007 we entered into an employment agreement with Joseph Scirocco, our Chief Financial Officer.
     Each of these agreements is for an unspecified term and may be terminated by us or the executive for any reason, subject to the payment of certain amounts as set forth below. Under these agreements, we currently pay base salaries at an annual rate equal to the following: $1,000,000 for Mr. McKnight; $550,000 for Mr. Scirocco; $500,000 for Mr. Exon, €365,000 (approximately $475,000) for Mr. Agnes; and $475,000 for Mr. Stevenson. Our compensation committee has the discretion to adjust these base salaries based on our performance, the individual’s performance, market conditions or such other factors as the committee deems relevant, provided that they may not be reduced below the following annual rates: $880,000 for Mr. McKnight; $550,000 for Mr. Scirocco; and $400,000 for Mr. Exon. Mr. Samuels was paid a base salary of $450,000 during fiscal 2009 and his employment agreement provided that his annual base salary could not be reduced below $330,000. Mr. McKnight’s employment agreement also provides that he will be eligible to earn an annual bonus of up to 300% of his minimum base salary under our Annual Incentive Plan (AIP) or LTIP, or a combination of the two. Messrs. Exon’s, Scirocco’s, Agnes’ and Stevenson’s employment agreements provide, and Mr. Samuels’ employment agreement previously provided, that they are eligible to receive annual discretionary bonuses approved by the compensation committee. In addition, in connection with Mr. Stevenson’s relocation to the United States to assume his role as President – Quiksilver Americas, the compensation committee approved an expatriate compensation package in addition to his base salary. Such expatriate compensation includes the use of a company-owned automobile and a company-leased home, and until December 2009, a monthly allowance of $6,000 to cover educational and other cost of living expenses.
     Each agreement requires us to maintain a $2 million term life insurance policy on the life of the executive, payable to their designees; provided, however, that we are not required to pay annual premiums for the policies in excess of $5,000 each. The agreements also provide that the executives will continue to be participants in our 2000 Stock Incentive Plan, or any successor equity plan, on terms established by our board of directors, but substantially similar to those granted to our other senior executives of an equivalent level. Each agreement further provides that the executives will be covered by our group health insurance programs and our long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. We are also required to provide each executive with a clothing allowance of at least $4,000 per year to purchase company products at our wholesale prices.
     If we terminate an executive’s employment without Cause, or if the executive terminates his employment for Good Reason (as defined below) within six months of the event constituting Good Reason, the employment agreements provide that we will: (1) continue to pay the executive’s base salary for a period of one and one-half years (two years in the case of Mr. McKnight), (2) pay a pro rata portion of the bonus for the fiscal year in which the termination occurs; and (3) pay an amount equal to two times the average annual bonus earned by the executive during the two most recently completed fiscal years, payable over one and one-half years (two years in the case of Mr. McKnight) following the executive’s termination. For Messrs. McKnight, Exon and Scirocco, if their termination were to occur within one year following a Change in Control (as defined below), the period of salary continuation is increased by six months (one year in the case of Mr. McKnight) and, in the case of Mr. McKnight only, the payment based on average annual bonus is increased to three times such average. The period for the payment based on average annual bonus is similarly extended. In order to receive the termination benefits listed above, the executive is required to sign a general release of claims. If we terminate an executive for Cause or the executive terminates his employment without Good Reason, then the executive will receive his base salary and benefits earned and accrued prior to termination and, if the basis for Cause is the executive’s death or permanent disability, a pro rata portion of his bonus for the year in which the termination occurs.
     Each of the agreements requires that if we grant stock options to the executive after the date of the agreement, the options must provide that if the executive is terminated by us without Cause, as a result of the executive’s death or permanent disability or by the executive for Good Reason, all of the options will automatically vest in full on an accelerated basis and remain exercisable until the earlier to occur of (1) the first anniversary of the termination, (2) the end of the option term, or (3) termination pursuant to other provisions of the option plan or option agreement, such as a corporate transaction.
     For purposes of these employment agreements, Cause includes (1) death, (2) permanent disability, (3) willful misconduct in the performance of duties, (4) commission of a felony or violation of law involving moral turpitude or dishonesty, (5) self-dealing, (6) willful breach of duty, (7) habitual neglect of duty, or (8) material breach by the executive of his obligations under the employment agreement.
     For purposes of these employment agreements, Good Reason means (1) the assignment to the executive of duties materially inconsistent with his position, as set forth in the agreement, without his consent, (2) a material change in his reporting level from that set forth in the agreement, without his consent, (3) a material diminution in his authority, without his consent, (4) a material breach by us of our obligations under the agreement, (5) the failure by us to obtain from any successor, before the succession takes place, an agreement to assume and perform our obligations under the employment agreement or (6) except in the case of Mr. Agnes and Mr. Stevenson, requiring the executive to be based, other than temporarily, at any office or location outside of the southern California area, without his consent.
     Under these employment agreements, a “Change in Control” would include any of the following events: (1) any person (as defined in the Securities Exchange Act of 1934) acquires shares of capital stock of Quiksilver, Inc. representing more than 50% of the total number of shares of capital stock that may be voted for the election of our directors, (2) a merger, consolidation, or other business combination of Quiksilver, Inc. with or into another person is consummated, or all or substantially all of our assets are acquired by another person, as a result of which our stockholders prior to the transaction own, after such transaction, equity securities possessing less than 50% of the voting power of the surviving or acquiring person (or any person in control of the surviving or acquiring person, the equity securities of which are issued or transferred in such transaction), or (3) our stockholders approve a plan of complete liquidation, dissolution or winding up.
Potential Payments Upon Termination, Change in Control or Corporation Transaction
     As described above, payments may be made to our named executive officers upon a change in control or the termination of their employment with us depending upon the circumstances of the termination, which includes termination by us for Cause, termination by us without Cause, termination by the executive for Good Reason, other voluntary termination by the executive, death, or permanent disability. In addition, the award agreements for stock options and restricted stock and the LTIP plan documents also address these circumstances, as well as the effects of a corporate transaction.
     Award Agreements and LTIP
     Under the applicable award agreements, vesting of restricted stock and stock options granted to employees, including the named executive officers, may be affected upon a “change in control” or a “corporate transaction.” A “change in control” is defined as a change in ownership or control effected through either (i) the acquisition, directly or indirectly by any person or related group of persons (other than Quiksilver or a person that directly or indirectly controls, is controlled by, or is under common control with, Quiksilver), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders, or (ii) a change in the composition of our board over a period of thirty-six (36) consecutive months or less such that a majority of the board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time the board approved such election or nomination. A “corporate transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of the company.
     Upon a corporate transaction, unvested stock options will accelerate and vest in full unless the options are assumed by the successor corporation or replaced with a cash incentive program preserving the spread between the exercise price and the fair market value of the options at the time of the corporation transaction. Similarly, unvested shares of restricted stock will accelerate and vest upon a corporate transaction unless our rights and obligations with respect to the shares are assigned to, and assumed by, the successor corporation. In addition, if a change in control occurs, or a corporate transaction occurs and a successor corporation is assigned and assumes our rights and obligations with respect to shares of restricted stock, and we subsequently terminate an employee for any reason, other than misconduct, all outstanding shares of restricted stock accelerate and vest. “Misconduct” is defined as the commission of any act of fraud, embezzlement or dishonesty by the employee, any unauthorized use or disclosure by such person of our confidential information or trade secrets, or any other intentional misconduct by such person adversely affecting our business or affairs in a material manner.
     Under the applicable award agreements, vesting of stock options and restricted stock granted to employees, including the named executive officers, may be accelerated in certain other circumstances. Under stock option award agreements, upon termination for cause or for misconduct, the entire award is generally forfeited. Upon termination by the company without cause, termination by the employee for good reason (as defined in their employment agreements), death or disability, the unvested portion of the award is forfeited; provided, however, that only with respect to stock options granted after May 2005, the entire award is immediately vested with respect to our named executive officers. Depending on the type of termination, the time to exercise the vested portion of the stock options varies from three months to one year. In no event is this period later than the expiration date of the option. Under the restricted stock award agreements, upon any termination for death or disability, the entire award is immediately vested. For all other terminations, unvested awards of restricted stock are forfeited unless such termination is in connection with a corporate transaction or change in control, as described above.
     Under the LTIP, upon a change in control, awards for any performance cycle which has not been completed are deemed earned at the time of the change in control at the target level, with payment made pro rata for the portion of the performance cycle completed prior to the change in control. If an executive’s employment is terminated for any reason, awards granted for a performance cycle that ended prior to the termination date will not be affected. If an executive’s employment is terminated due to death, disability or retirement, awards for any performance cycle which has not been completed are determined with reference to the performance goals for the entire performance cycle and the payments are prorated based on the percentage of the performance cycle completed prior to termination. However, the compensation committee has discretionary authority to approve payment of the full amount or a greater pro rated amount of such awards. The compensation committee may also determine the amount of the award and make the payout at the end of the performance cycle or earlier based on its good faith determination of the level of the performance achieved through the date of termination or expected to be achieved for the performance cycle. If an executive terminates his employment for any reason (except retirement, disability or death) or we terminate the executive’s employment with or without cause, awards for performance cycles which have not been completed at the time of termination are forfeited, unless otherwise provided in a written employment agreement with us. However, the compensation committee has discretionary authority to approve payment of all or a portion of such awards.
     Separation Agreement
     Mr. Samuels resigned as our President – Quiksilver Americas on January 12, 2009. In connection with his resignation, we entered into a separation and transition agreement with him, which superseded his employment agreement, and provided for the payment of certain severance and other compensation. The severance benefits totaled $1,200,000, consisting of (i) a lump sum payment of $408,000 paid on July 15, 2009 and (ii) $66,000 per month beginning August 2009 and continuing through July 2010. The separation agreement also provides for Mr. Samuels to provide consulting services to us for a 12 month period at a rate of $20,000 per month, as well as a clothing allowance of $500 per month during such period. Upon the termination of such consulting services, all of Mr. Samuels’ unvested stock options will accelerate and vest. All of Mr. Samuels shares of restricted common stock were forfeited and cancelled in connection with his resignation. Under the agreement we also agreed to provide Mr. Samuels with certain career transition services through a third party management services company at a cost of up to $15,000 to be paid directly to such company. The separation agreement includes a waiver and release of claims.
     Quantification of Potential Benefits Payable
     The following tables set forth a quantification of estimated benefits payable to our named executive officers, except Mr. Samuels who resigned prior to the end of fiscal 2009, under various circumstances regarding a change in control, corporate transaction and the termination of their employment. In calculating these benefits, we have taken into consideration or otherwise assumed the following:
•	Termination of employment occurred on October 31, 2009, the last day of our 2009 fiscal year.
•	We have valued equity awards using the $1.99 per share closing market price of our common stock on the NYSE on October 30, 2009, the last trading day of our 2009 fiscal year.
•	We have valued stock options at their intrinsic value, equal to the difference between $1.99 and the per share exercise price, multiplied by the number of shares underlying the stock options.
•	In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable named executive officer’s employment agreement and the applicability of Section 409A of the IRS Code. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.
•	We have assumed that IRS Code Section 280G will not apply to any of the amounts paid by us to the applicable named executive officers.
     In May 2005, our executive officer employment agreements were amended to provide that all future stock option grants will (1) accelerate on termination due to death or disability, termination without cause or termination for good reason and (2) remain exercisable for 1 year thereafter unless the stock option otherwise terminates pursuant to its terms. Previously, these employment agreements provided that stock options accelerated only on termination without cause or termination for good reason within 12 months of a change in control.

     Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes(6)	Stevenson(7)
Salary continuation(1)	$1,806,000	$825,000	$606,000	$648,000	$600,000
Severance(2)	650,000	400,000	315,000	585,000	246,000
Early vesting of stock options(3)	40,500	32,400	32,400	28,000	28,000
LTIP(4)	0	0	0	0	0
Discretionary bonus(5)	250,000	200,000	200,000	585,000	250,000

Total	$2,746,500	$1,457,400	$1,153,400	$1,846,000	$1,124,000

(1)	Represents base salary continuation for eighteen months (twenty-four months for Mr. McKnight) following termination.

(2)	Represents severance equal to twice the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2007 and fiscal 2008), payable over eighteen months (twenty-four months for Mr. McKnight) following termination.

(3)	Represents the value of unvested stock options as of October 31, 2009 which accelerate on termination for Good Reason.

(4)	During our 2009 fiscal year, Mr. McKnight was the only executive officer listed above participating in the LTIP. Under the LTIP, if an executive terminates his employment for Good Reason, awards for any performance cycles which have not been completed are forfeited. However, our compensation committee has discretionary authority to approve payment of all or a portion of such awards. For purposes of this table, we have assumed that awards for the three-year performance cycle ending on October 31, 2009 would not have been paid since the minimum performance targets were not achieved, and that award for the three-year performance cycle ending October 31, 2010 would have been forfeited.

(5)	Under each executive’s employment agreement (except Mr. McKnight’s), if an executive terminates his employment for Good Reason during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the compensation committee for such year. In December 2009, our compensation committee approved discretionary bonus amounts for certain of our executive officers for fiscal 2009. The amounts listed above represent the full amount of such bonuses for each executive officer, since we are assuming they were terminated on the last day of the fiscal year.

(6)	The dollar amounts indicated for salary continuation, severance and discretionary bonus for Mr. Agnes are based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary and discretionary bonus are paid in euros.

(7)	The dollar amounts indicated for severance for Mr. Stevenson are based on an assumed exchange rate of 0.65 U.S. dollars per Australian dollar, since Mr. Stevenson’s 2007 and 2008 discretionary bonuses were paid in Australian dollars.

Estimated Benefits Payable As a Result of Termination of Employment by Company Without Cause

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes(6)	Stevenson(7)
Salary continuation(1)	$1,806,000	$825,000	$606,000	$648,000	$600,000
Severance(2)	650,000	400,000	315,000	585,000	246,000
Early vesting of stock options(3)	40,500	32,400	32,400	28,000	28,000
LTIP(4)	0	0	0	0	0
Discretionary bonus(5)	250,000	200,000	200,000	585,000	250,000

Total	$2,746,500	$1,457,400	$1,153,400	$1,846,000	$1,124,000

(1)	Represents base salary continuation for eighteen months (twenty-four months for Mr. McKnight) following termination.

(2)	Represents severance equal to twice the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2007 and fiscal 2008), payable over eighteen months (twenty-four months for Mr. McKnight) following termination.

(3)	Represents the value of unvested stock options as of October 31, 2009 which accelerate on termination without Cause.

(4)	During our 2009 fiscal year, Mr. McKnight was the only executive officer listed above participating in the LTIP. Under the LTIP, if we terminate an executive’s employment without Cause, awards for any performance cycles which have not been completed are forfeited. However, our compensation committee has discretionary authority to approve payment of all or a portion of such awards. For purposes of this table, we have assumed that awards for the three-year performance cycle ending on October 31, 2009 would not have been paid since the minimum performance targets were not achieved, and that award for the three-year performance cycle ending October 31, 2010 would have been forfeited.

(5)	Under each executive’s employment agreement (except Mr. McKnight’s), if we terminate an executive’s employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the compensation committee for such year. In December 2009, our compensation committee approved discretionary bonus amounts for certain of our executive officers for fiscal 2009. The amounts listed above represent the full amount of such bonuses for each executive officer, since we are assuming they were terminated on the last day of the fiscal year.

(6)	The dollar amounts indicated for salary continuation, severance and discretionary bonus for Mr. Agnes are based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary and discretionary bonus are paid in euros.

(7)	The dollar amounts indicated for severance for Mr. Stevenson are based on an assumed exchange rate of 0.65 U.S. dollars per Australian dollar, since Mr. Stevenson’s 2007 and 2008 discretionary bonuses were paid in Australian dollars.

     Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason or by Company Without Cause Within Twelve Months Following a Change in Control(1)

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes(8)	Stevenson(9)
Salary continuation(2)	$2,709,000	$1,100,000	$808,000	$648,000	$600,000
Severance(3)	975,000	400,000	315,000	585,000	246,000
Early vesting of stock options(4)	40,500	32,400	32,400	28,000	28,000
Early vesting of restricted stock(5)	467,650	298,500	342,280	308,450	189,050
LTIP(6)	0	0	0	0	0
Discretionary bonus(7)	0	200,000	200,000	585,000	250,000

Total	$4,192,150	$2,030,900	$1,697,680	$2,154,450	$1,313,050

(1)	For purposes of this table, “change in control” has the meaning set forth in the executive officer employment agreements described above.

(2)	Represents base salary continuation for twenty-four months for Messrs. Scirocco and Exon, thirty-six months for Mr. McKnight and eighteen months for Messrs. Agnes and Stevenson following termination.

(3)	Represents severance equal to twice (three times for Mr. McKnight) the executive’s average annual bonus earned during the two most recently completed fiscal years (i.e., fiscal 2007 and fiscal 2008), payable over twenty-four months for Messrs. Scirocco and Exon, thirty-six months for Mr. McKnight and eighteen months for Messrs. Agnes and Stevenson following termination.

(4)	These amounts represent the value of unvested stock options as of October 31, 2009 which accelerate on termination for Good Reason or without Cause, assuming the unvested stock options had not previously accelerated in connection with the change in control.

(5)	These amounts represent the value of unvested shares of restricted common stock as of October 31, 2009 which would accelerate after a corporate transaction or change in control if the executive officer was terminated by the successor corporation for any reason, other than misconduct, assuming the unvested restricted stock had not previously vested in connection with the change in control, calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 30, 2009, the last trading day of our 2009 fiscal year.

(6)	During our 2009 fiscal year, Mr. McKnight was the only executive officer listed above participating in the LTIP. Under the LTIP, upon a change in control, awards for performance cycles that have not been completed are deemed earned at the time of the change in control at the target level, with payment made pro rata for the portion of the performance cycle completed prior to the change in control. Since all benefits with respect to outstanding LTIP awards would have been paid upon the date of the change in control, no benefits would have been paid under the LTIP upon the subsequent termination of the executive.

(7)	Under each executive’s employment agreement (except Mr. McKnight’s), if an executive terminates his employment for Good Reason or we terminate his employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the compensation committee for such year. In December 2009, our compensation committee approved discretionary bonus amounts for our executive officers for fiscal 2009. The amounts listed above represent the full amount of such bonuses for each executive officer, since we are assuming they were terminated on the last day of the fiscal year.

(8)	The dollar amounts indicated for salary continuation, severance and discretionary bonus for Mr. Agnes are based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary and discretionary bonus are paid in euros.

(9)	The dollar amounts indicated for severance for Mr. Stevenson are based on an assumed exchange rate of 0.65 U.S. dollars per Australian dollar, since Mr. Stevenson’s 2007 and 2008 discretionary bonuses were paid in Australian dollars.
     Estimated Benefits Payable As a Result of Termination of Employment by Employee Without Good Reason or Upon Retirement

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes	Stevenson
LTIP(1)	-0-	-0-	-0-	-0-	-0-

Total	$-0-	$-0-	$-0-	$-0-	$-0-

(1)	During our 2009 fiscal year, Mr. McKnight was the only executive officer listed above participating in the LTIP. If an executive’s employment is terminated due to retirement, LTIP awards for any performance cycle which have not been completed are determined with reference to the performance goals for the entire performance cycle and the payments are pro rated based on the percentage of the performance cycle completed prior to the date of termination. Since retirement under the LTIP is defined as termination of employment after the age of 65 and Mr. McKnight has not reached that age, no benefits under the LTIP would have been payable upon retirement on October 31, 2009. If an executive’s employment is terminated by the executive without Good Reason, LTIP awards for any performance cycles which have not been completed are forfeited. As a result, no amounts are included in the table as benefits payable upon termination by the named executive without Good Reason. Notwithstanding the foregoing, the compensation committee may approve payment of all or a portion of an award that would have been earned but for the termination of employment.
Estimated Benefits Payable As a Result of Termination of Employment Due to Death or Disability

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes(5)	Stevenson
Early vesting of stock options(1)	$40,500	$32,400	$32,400	$28,000	$28,000
Early vesting of restricted stock(2)	467,650	298,500	342,280	308,450	189,050
LTIP(3)	602,000	0	0	0	0
Discretionary bonus(4)	0	200,000	200,000	585,000	250,000

Total	$1,110,150	$530,900	$574,680	$921,450	$467,050

(1)	Represents the value of unvested stock options as of October 31, 2009 which accelerate on termination due to death or disability.

(2)	Represents the value of unvested shares of restricted stock as of October 31, 2009 which accelerate on termination due to death or disability, calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 30, 2009, the last trading day of our 2009 fiscal year.

(3)	During our 2009 fiscal year, Mr. McKnight was the only executive officer listed above participating in the LTIP. If an executive’s employment is terminated due to death or disability, LTIP awards for any performance cycle which have not been completed are determined with reference to the performance goals for the entire performance cycle and the payments are pro rated based on the percentage of the performance cycle completed prior to the date of termination. The compensation committee may elect to determine the amount of the award earned and make the payout after the end of the applicable performance cycle or earlier based on its determination of the level of performance achieved through the date of executive’s termination or to be achieved for the cycle. For purposes of this table, we have assumed that (i) the award for the three-year performance cycle ending October 31, 2009 would not have been paid since the minimum performance targets were not achieved and such performance cycle was completed on October 31, 2009, and (ii) the award for the three-year performance cycle ending October 31, 2010 was paid at the target level, pro rated for the portion of the performance cycle the executive completed on the date of termination.

(4)	Under each executive’s employment agreement (except Mr. McKnight’s), if an executive’s employment is terminated due to death or disability during a fiscal year, the executive is entitled to receive a pro rata portion of any discretionary bonus approved by the compensation committee for such year. In December 2009, our compensation committee approved discretionary bonus amounts for our executive officers for fiscal 2009. The amounts listed above represent the full amount of such bonuses for each executive officer, since we are assuming they were terminated on the last day of the fiscal year.

(5)	The dollar amount indicated for Mr. Agnes is based on an assumed exchange rate of 1.3 U.S. dollars per euro, since Mr. Agnes’ discretionary bonus is paid in euros.
Estimated Benefits Payable As a Result of a Corporate Transaction and Without the Termination of the Executive Officers’ Employment(1)

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes	Stevenson
Early vesting of stock options(2)	$40,500	$32,400	$32,400	$28,000	$28,000

Early vesting of restricted stock(3)	467,650	298,500	342,280	308,450	189,050

Total	$508,150	$330,900	$374,680	$336,450	$217,050

(1)	For purposes of this table, “corporate transaction” has the meaning set forth in our 2000 Stock Incentive Plan described above.

(2)	Represents the value of unvested stock options as of October 31, 2009 which accelerate on a corporate transaction, assuming the options are neither assumed by the successor corporation nor replaced with a cash incentive program preserving the spread existing at the time of the corporate transaction.

(3)	Represents the value of unvested shares of restricted stock as of October 31, 2009 which accelerate on a corporate transaction, assuming the rights and obligations with respect to the shares are not assigned to the successor corporation or new agreements of comparable value are not substituted for such shares of restricted stock. The amount is calculated by multiplying the number of accelerated shares by the closing price of our common stock on October 30, 2009, the last trading day of our 2009 fiscal year.
     Estimated Benefits Payable As a Result of a Change in Control and Without the Termination of the Executive Officers’ Employment(1)

	Robert B.	Joseph	Charles S.	Pierre	Craig
Elements	McKnight	Scirocco	Exon	Agnes	Stevenson
LTIP(2)	$602,000	$-0-	$-0-	$-0-	$-0-

Total	$602,000	$-0-	$-0-	$-0-	$-0-

(1)	For purposes of this table, “change in control” has the meaning set forth in our LTIP described above.

(2)	During our 2009 fiscal year, Mr. McKnight was the only executive officer listed above participating in the LTIP. Under the LTIP, upon a change in control, awards for any performance cycles which have not been completed are deemed earned at the time of the change in control at the “target” level, with payment made pro rata for the portion of the performance cycle completed. For purposes of this table, we have assumed that (i) the award for the three-year performance cycle ending October 31, 2009 would not have been paid since the minimum performance targets were not achieved and such performance cycle was completed on October 31, 2009, and (ii) the award for the three-year performance cycle ending October 31, 2010 was paid at the target level, pro rated for the portion of the performance cycle the executive completed on the date of such change in control.

COMPENSATION COMMITTEE REPORT
     The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee of
the Board of Directors
Douglas K. Ammerman
William M. Barnum, Jr.
Charles E. Crowe
January 25, 2010
     The above report of the compensation committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.
AUDIT COMMITTEE REPORT
     The audit committee’s role is to act on behalf of the board of directors in the oversight of all aspects of Quiksilver’s financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the 2009 fiscal year with management.
     The audit committee also reviewed and discussed with Deloitte & Touche LLP, Quiksilver’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the audit committee has discussed with Deloitte & Touche their independence from management and Quiksilver, including the matters in the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning independence, which were received by the audit committee. The audit committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with their independence.
     The audit committee discussed with Deloitte & Touche the overall scope and plans for their audit. The audit committee met with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of Quiksilver’s internal controls, and the overall quality of Quiksilver’s financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2009 for filing with the Securities and Exchange Commission.
The Audit Committee of
the Board of Directors
Douglas K. Ammerman
William M. Barnum, Jr.
James G. Ellis
January 25, 2010

     The above report of the audit committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our audit committee has not yet selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending October 31, 2010. Our audit committee will make its selection after it has received and reviewed audit proposals for the year.
     Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2009. Representatives of Deloitte & Touche are expected to be present at our annual meeting and will be available to respond to appropriate questions and to make such statements as they may desire.
Audit and All Other Fees
     The fees billed to us by Deloitte & Touche during the last two fiscal years for the indicated services were as follows:

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$2,243,000	$3,218,000
Audit-Related Fees(2)	120,000	20,000
Tax Fees(3)	1,236,000	1,522,000
All Other Fees(4)	-0-	-0-

Total Fees	$3,599,000	$4,760,000

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, Section 404 attest services, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes the preparation of Quiksilver and our consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.

(4)	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that does not meet the above category descriptions.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
     Under its charter, our audit committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the SEC. Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the audit committee. At the beginning of the fiscal year, the committee will evaluate other known potential engagements of our independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-

audit service on the independent registered public accounting firm’s independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the chairman so approves any such engagements, he is required to report that approval to the full committee at the next committee meeting.
     Since November 1, 2007, each new engagement of Deloitte & Touche has been approved in advance by the committee and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of Potential Related Party Transactions
     Our audit committee is responsible for the review, approval or ratification of “related-person transactions” between us and related persons. Under SEC rules, related persons are our directors, officers, nominees for directors, or 5% stockholders of our common stock since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect interest. Our audit committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:
•	any employment by us of an executive officer if:
•	the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or
•	the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and our compensation committee approved (or recommended that the board approve) such compensation;
•	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements;
•	any transaction with another organization for which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that organization, if the amount involved does not exceed the greater of $1,000,000, or 1% of that organization’s gross annual revenue;
•	any charitable contribution by us to a charitable or educational organization for which a related person’s only relationship is as an employee (other than an executive officer), a trustee or a director, if the amount involved does not exceed the lesser of $1,000,000, or 1% of the charitable organization’s gross annual revenues;
•	any transaction where the related person’s interest arises solely from the ownership of our securities and all holders of such securities received the same benefit on a pro rata basis; and
•	any transaction where the rates or charges involved are determined by competitive bids.
     Transactions falling within the scope of these policies and procedures that are not included in one of the above categories are reviewed by our audit committee, which determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Related Party Transactions
     In February 2006, Mr. Ammerman purchased a principal amount of $100,000 of our publicly traded senior notes. In February 2008, Mr. Ammerman made an additional purchase of $100,000, in principal amount, of our senior notes. Mr. Ammerman continues to hold these senior notes. Our senior notes are publicly traded, pay interest at an annual rate of 6 7/8% and are governed by the terms of an indenture.
     One of our European subsidiaries leases office space in Soorts-Hossegor and in Capbreton, France from SCI Anepia, an entity owned by Pierre Agnes, our Quiksilver Europe-President, and his wife. The Hossegor lease is for a 9-year term expiring on November 17, 2015. The current annual rent is €267,924 (approximately $348,301 at an assumed exchange rate of 1.3 dollars per euro). The Capbreton lease is also for a term of 9 years expiring on June 12, 2011. The current annual rent is €117,093 (approximately $152,221 at an assumed exchange rate of 1.3 dollars per euro). From November 1, 2003 through October 31, 2009, we paid SCI Anepia an aggregate of €385,017 (approximately $500,522 at an assumed exchange rate of 1.3 dollars per euro) under these leases. We believe these leases are on terms no less favorable to us than those that are available from persons not affiliated with us.
     On July 31, 2009, we, along with our Quiksilver Americas, Inc. subsidiary, as borrower, entered into a Credit Agreement with Rhône Group L.L.C., as administrative agent, and Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P., as the lenders (the “lenders”), providing for a senior secured term loan facility to Quiksilver Americas in an aggregate principal amount of $125,000,000 (the “U.S. term facility”). Also on July 31, 2009, we, along with our Mountain & Wave S.à.r.l. subsidiary (“Quiksilver Europe”), as borrower, entered into a Credit Agreement with Rhône Group L.L.C., as administrative agent, and the lenders, providing for a senior secured term loan facility to Quiksilver Europe in an aggregate principal amount of €20 million (the “European term facility”, together with the U.S. term facility, the “term facilities”).
     In consideration of providing the term facilities we entered into a Warrant and Registration Rights Agreement with Rhône Capital III L.P. (“Rhône Capital III”) and the lenders pursuant to which we issued to the lenders warrants to purchase shares of our common stock exercisable for 25,653,831 shares of common stock. The warrants were fully earned and vested upon issuance. The exercise price of the warrants is $1.86 per share and the warrants are exercisable at any time during their seven-year term by paying the exercise price in cash, pursuant to a “cashless exercise” of the warrant or by a combination thereof.
     Pursuant to the terms of the warrant agreement, on July 31, 2009, we increased the number of directors constituting our board of directors by two and filled the newly-created directorships with two directors, M. Steven Langman and Andrew Sweet, nominated by Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P., respectively. Triton Coinvestment SPV L.P.’s right to nominate one director continues until the lenders have sold one-third of the shares of common stock issued upon exercise of the warrants (or warrants exercisable for such amount) other than to affiliates of Rhône Capital III, and Triton Onshore SPV L.P.’s right to nominate one director continues until the lenders have sold two-thirds of the shares of common stock issuable upon exercise of the warrants (or warrants exercisable for such amount) other than to affiliates of Rhône Capital III.
     Messrs. Langman and Sweet are each members of the board of managers of Rhône Group L.L.C., and hold equity interests in such entity. In addition, Messrs. Langman and Sweet hold limited partnership interests in various investment vehicles which have provided capital to the lenders and are members of the board of managers of Rhône Capital L.L.C., which together with its affiliates (including Rhône Capital III), indirectly control such investment vehicles as well as the lenders. Messrs. Langman’s and Sweet’s director compensation is described under the heading “CORPORATE GOVERNANCE – Director Compensation” on page 9 of this proxy statement.
     Each of the term facilities matures on July 30, 2014, is subject to no interim amortization, bears interest at 15% per annum, payable quarterly, and is fully funded. Any amounts subsequently repaid will not be available to be re-borrowed. Our Quiksilver Americas subsidiary has the option of paying up to 6.0% per annum of the interest in respect of the U.S. term facility quarterly in kind so long as no default exists under the U.S. term facility, with the remaining portion payable in cash. Quiksilver Europe has the option of paying up to 100% of the interest in respect of the European term facility quarterly in kind so long as no default exists under the European term facility. Both term facilities are guaranteed by Quiksilver and most of our U.S. subsidiaries, and the European term facility is also guaranteed by our subsidiary Quiksilver Deluxe S.à.r.l., a Luxemburg company, and certain of our other foreign subsidiaries. The term facilities are secured primarily by a first or second-priority security interest in substantially all property related to our Americas business.
     Quiksilver Americas has the right to prepay the U.S. term facility in full or in part at any time without penalty, provided that if the U.S. dollar depreciates against the euro, any voluntary prepayment in the first three years entitles the lenders to an additional amount to compensate for such depreciation, subject to a cap. Quiksilver Americas is required to make mandatory prepayments of the U.S. term facility without penalty (i) in full, upon a change in control, (ii) with net cash proceeds from certain asset sales outside the ordinary course of business, subject to prepayments under our U.S. revolving credit facility with Bank of America, N.A., and (iii) upon the occurrence of any other event that results in a mandatory prepayment pursuant to such U.S. revolving credit facility, subject to prepayments under the U.S. revolving credit facility. Quiksilver Europe has the right to prepay the European term facility in full or in part at any time without penalty. Mandatory prepayment of the European term facility without penalty is required (i) in full, upon a change in control and (ii) with net cash proceeds of certain asset sales by certain of our European subsidiaries.
     Upon closing of our term facilities, Rhône Group L.L.C. received an upfront fee of 3% of the aggregate principal amount of the term facilities and, upon final payment of the U.S. term facility, will receive an additional aggregate payment of up to $1,500,000 under certain circumstances.
     The term facilities contain customary default provisions and provide that, upon the occurrence of an event of default relating to our bankruptcy or insolvency, the unpaid balance of the principal and accrued interest under the term facilities and all of our other obligations under the loan documents will become immediately due and payable without any action under the term facilities. Upon the occurrence of any other event of default (which would include an event of default under our U.S. revolving credit facility and other material indebtedness), Rhône Group L.L.C. (at the request of the lenders) may declare the unpaid balance of the principal and accrued interest under the term facilities and all other obligations under the loan documents immediately due and payable without any further action.
     The term facilities provide for certain representations and warranties and restrictive covenants usual for facilities and transactions of this type. The term facilities require that we, and certain of our subsidiaries, achieve specified minimum levels of EBITDA and maintain a specified minimum level of availability under our U.S. revolving credit facility. Our Quiksilver Americas and Quiksilver Europe subsidiaries agreed to reimburse Rhône Group L.L.C. and the lenders for their fees and expenses incurred in connection with the term facilities and related transactions, subject to certain limitations.
     No principal with respect to the term facilities has been repaid and therefore the entire original principal amount thereof remains outstanding. Interest paid through February 1, 2010 totaled approximately $4.8 million.
     Under the terms of the warrant agreement, the exercise price and number of common shares issuable upon exercise of the warrants we issued to Rhône Capital III are subject to customary adjustments for certain events. We are required to obtain the consent of Rhône Capital III prior to issuing our common stock (or securities convertible or exchangeable into common stock) at a price per share less than $1.86. To the extent any adjustment to the warrants would result in an issuance of our common stock in excess of 19.99% of the outstanding shares at the time of the issuance of the warrants, the holders would instead be issued upon exercise of the warrants shares of our non-voting Series A Preferred Stock, with the same economic rights (including the right to participate in any change of control) as a share of common stock, other than a fixed dividend rate of 10% per annum, increasing 2% every two quarters up to 18% per annum. Such preferred shares would be automatically converted to common stock upon receipt of approval of our stockholders. The warrants are not transferable (other than to affiliates of Rhône Capital III) and although the common stock issued upon exercise of the warrants is fully transferable (except for any securities law restrictions), the holders agreed not to transfer common stock representing 15% or more of the then outstanding number of shares of our common stock to any one person unless approved by our board of directors.
     Under the warrant agreement, the lenders have customary demand and piggyback registration rights with respect to the warrants and the underlying shares. Each initial holder of warrants that continue to hold at least 50%

of the warrants (or the shares underlying the warrants) initially issued to such holder has additional subscription rights pursuant to the warrants allowing such initial holder to maintain its proportionate, as-if-converted ownership interest in us, if we make a public or private offering of our common stock for cash, subject to certain exclusions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Certain officers, directors and greater-than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2009 all Section 16(a) filing requirements applicable to our officers, directors and greater-than ten percent beneficial owners were satisfied.
NOMINATIONS AND STOCKHOLDER PROPOSALS
     Our bylaws require that all nominations for persons to be elected as a director, other than those made by the board of directors, be made pursuant to written notice to our Secretary. The notice must be received not less than 30 nor more than 60 days prior to the meeting at which the election will take place (or not later than 10 days after notice of public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended. The notice must also include the stockholder’s name and address as they appear on our books and the class and number of shares of stock beneficially owned by such stockholder. No material changes have been made to the procedures by which security holders may recommend nominees to our board of directors.
     In addition, our bylaws require that for business to be properly brought before an annual meeting by a stockholder, our Secretary must have received written notice thereof not less than 30 nor more than 60 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of the meeting). The notice must set forth:
•	a brief description of the business desired to be brought before the meeting;
•	the stockholder’s name and address as they appear on our books;
•	the class and number of shares of stock beneficially owned by the stockholder; and
•	any material interest of the stockholder in such business.
     Any proposal of a stockholder intended to be presented at our 2011 Annual Meeting of Stockholders and included in the proxy statement and form of proxy for that meeting must be received by us no later than October 14, 2010.
ANNUAL REPORT
     Our Annual Report containing audited financial statements for the fiscal year ended October 31, 2009 accompanies this proxy statement. WE WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 31, 2009, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF JOSEPH SCIROCCO, CHIEF FINANCIAL OFFICER, AT OUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

OTHER MATTERS
     At the time of the preparation of this proxy statement, the Board of Directors knows of no other matter which will be acted upon at our annual meeting. If any other matter is presented properly for action at our annual meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.
By Order of the Board of Directors,

QUIKSILVER, INC.
ROBERT B. McKNIGHT, JR.
Chairman of the Board,
Chief Executive Officer and President
Huntington Beach, California
February 11, 2010

ANNEX A
FORM OF CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
QUIKSILVER, INC.
          Quiksilver, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:
          FIRST: The name of the Company is Quiksilver, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 24, 1986. On April 8, 1996, the Company filed a Restated Certificate of Incorporation. On September 11, 2002, the Company filed a Certificate of Amendment of Restated Certificate of Incorporation. On April 9, 2003, the Company filed a Certificate of Amendment of Restated Certificate of Incorporation. On March 24, 2005, the Company filed a Certificate of Amendment of Restated Certificate of Incorporation. On July 31, 2009, the Company filed a Certificate of Designation of the Series A Preferred Stock.
          SECOND: Section A. of Article FOURTH of the Restated Certificate of Incorporation of the Company, as heretofore amended and restated, is hereby amended to read in its entirety as follows:
     A. The total number of shares of all classes of stock that the Company shall have authority to issue is two hundred ninety million (290,000,000), consisting of:
          (1) two hundred eighty-five million (285,000,000) shares of Common Stock, with a par value of $0.01 per share; and
          (2) five million (5,000,000) shares of Preferred Stock, with a par value of $.01 per share.
          THIRD: The amendment described above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.
          IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its duly authorized officer this       day of                     , 2010.

QUIKSILVER, INC.

By:
Name:
Title:

Annex A-1

ANNEX B
KELLY SLATER RESTRICTED STOCK AGREEMENT

Individual:	Kelly Slater

Grant Date:	**/**/20**

Number of Shares of Restricted Stock Granted:	3,000,000
          THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of [                    ], 20___ (the “Grant Date”) is entered into by and between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and the Individual identified above. Certain capitalized terms used herein are defined in the attached Appendix.
          NOW, THEREFORE, in consideration of services rendered and to be rendered by the Individual, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
     1. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Individual an aggregate of 3,000,000 shares of Common Stock of the Corporation (the “Restricted Stock”).
     2. Vesting.
          (a) Time Vesting. Subject to Section 7 below, the Restricted Stock shall vest, and restrictions shall lapse, as follows:
               (i) 600,000 shares of Restricted Stock shall be vested as of the Grant Date.
               (ii) 600,000 shares of Restricted Stock shall vest on the first anniversary of the Vesting Commencement Date;
               (iii) 600,000 shares of Restricted Stock shall vest on the second anniversary of the Vesting Commencement Date;
               (iv) 600,000 shares of Restricted Stock shall vest on the third anniversary of the Vesting Commencement Date; and
               (v) 600,000 shares of Restricted Stock shall vest on the fourth anniversary of the Vesting Commencement Date.
          (b) Acceleration of Vesting Upon Permitted Termination by Individual. In the event that the Individual terminates the Sponsorship Agreement pursuant to clause 10.1 thereof, all of the Restricted Stock shall accelerate and vest and all restrictions shall lapse, immediately prior to such termination of the Sponsorship Agreement by the Individual. As a matter of clarity, any termination of the Sponsorship Agreement by the Individual pursuant to clause 10.3 thereof shall not result in the accelerated vesting of the Restricted Stock; instead, upon a termination of the Sponsorship Agreement by the Individual pursuant to clause 10.3 thereof, all unvested shares of Restricted Stock shall be forfeited and cancelled as described in Section 7 below.
     3. Continuance of Service. Vesting of the Restricted Stock requires continued Service of the Individual from the Grant Date through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Stock and the rights and benefits under this Agreement.

Annex B-1

     4. Dividend and Voting Rights. After the Grant Date, the Individual shall be entitled to voting rights and any regular cash dividends with respect to the shares of Restricted Stock even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 7 below.
     5. Restrictions on Transfer. Prior to the time that they have become vested, neither shares of the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 8 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered (collectively, a “Transfer”), either voluntarily or involuntarily. The Transfer restrictions in the preceding sentence shall not apply to (i) transfers to the Corporation, or (ii) transfers by will or the laws of descent and distribution. After any shares of Restricted Stock have vested, the Individual shall be permitted to Transfer such shares of Restricted Stock, subject to applicable securities law requirements, the Corporation’s insider trading policies, and other applicable laws and regulations.
     6. Stock Certificates.
          (a) Book Entry Form. The Corporation shall issue the shares of Restricted Stock either: (i) in certificate form as provided in Section 6(b) below; or (ii) in book entry form, registered in the name of the Individual with notations regarding the applicable restrictions on transfer imposed under this Agreement.
          (b) Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Individual prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend:
“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Quiksilver, Inc. A copy of such Agreement is on file in the office of the Secretary of Quiksilver, Inc.”
          (c) Delivery of Certificates Upon Vesting. With respect to the shares of Restricted Stock which are vested on the Grant Date, as well as promptly after shares of Restricted Stock have subsequently vested thereafter, and all other conditions and restrictions applicable to such Restricted Stock have been satisfied or lapse (including satisfaction of any applicable Withholding Taxes), the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Individual a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 9). The Individual shall deliver to the Corporation any representations or other documents or assurances as the Corporation may deem desirable to assure compliance with all applicable legal and accounting requirements. The shares so delivered shall no longer be subject to forfeiture pursuant to Section 7 hereunder.
          (d) Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Agreement, the Individual shall deliver to the Corporation an executed stock power in the form attached hereto, in blank, with respect to such shares. The Individual, by acceptance of the Restricted Stock, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Corporation and each of its authorized representatives as the Individual’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares of Restricted Stock (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

Annex B-2

     7. Effect of Termination of Service.
          (a) Termination of Service. If the Individual ceases to provide Service to the Corporation as a result of the Corporation’s termination of the Sponsorship Agreement pursuant to clause 10.2 thereof or as a result of the Individual’s termination of the Sponsorship Agreement pursuant to clause 10.3 thereof, the Individual’s shares of Restricted Stock (and related Restricted Property as defined in Section 8 hereof) shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 2 upon the date the Individual’s Service terminates.
          (b) Forfeiture Procedures. Upon the occurrence of any forfeiture of shares of Restricted Stock under this Section 7, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation, without any other action by the Individual. No additional consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 6(d) hereof and take any other action necessary or advisable to evidence such transfer. The Individual shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.
     8. Adjustments Upon Specified Events. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, Corporate Transaction or other change affecting the outstanding Common Stock as a class, appropriate adjustment shall be made to the number and/or class of securities in effect under this Agreement. Such adjustments to the outstanding Restricted Stock are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under this Agreement. The adjustments determined by the Corporation shall be final, binding and conclusive. If any adjustment shall be made pursuant to the foregoing or any dividend other than a regular cash dividend is declared and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding.
     9. Taxes.
          (a) Tax Withholding. The Corporation shall be entitled to require a cash payment by or on behalf of the Individual and/or to deduct from other compensation payable to the Individual any sums required with respect to Withholding Taxes. Alternatively, the Individual or other person in whom the Restricted Stock vests may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under rules established by the Corporation, to have the Corporation withhold and reacquire shares of Restricted Stock at their Fair Market Value at the time of vesting to satisfy all or part of the minimum Withholding Taxes of the Corporation with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Corporation, as the Corporation may impose, and shall not be available if the Individual makes or has made an election pursuant to Section 83(b) of the Code with respect to such Restricted Stock.
          (b) Tax Consequences to Individual. Individual acknowledges that the issuance and the vesting of the Restricted Stock may have significant and adverse tax consequences for Individual and that Individual has been advised by the Corporation to consult with his personal tax advisor regarding the consequences of the issuance and vesting of the Restricted Stock to Individual.
     10. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Individual at the Individual’s last address reflected in the Sponsorship Agreement or otherwise provided in writing to the Corporation. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch office regularly maintained by the United States Government. Any such notice shall be given only when

Annex B-3

received, but shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.
     11. Administration. The Individual agrees to be bound by the terms of this Agreement, and the Individual acknowledges having read and understood this Agreement. The Board (or the Committee, to the extent such authority has been delegated to it by the Board) shall have the sole and exclusive authority to administer the Agreement and decisions of the Board (or the Committee, if applicable) shall be final and binding on all parties who have an interest in the Restricted Stock.
     12. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Agreement may be amended pursuant to a written amendment signed by the Individual and an authorized officer of the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Individual hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
     13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     14. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
     15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
[Signature page follows]

Annex B-4

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Individual has hereunto set his hand as of the date and year first above written.

QUIKSILVER, INC., a Delaware corporation
By:

Print Name:

Its:

INDIVIDUAL

Signature

Print Name

Annex B-5

APPENDIX
          The following definitions shall be in effect under the Agreement:
          A. “Board” shall mean the Corporation’s Board of Directors.
          B. “Committee” shall mean the Compensation Committee of the Board of Directors.
          C. “Common Stock” shall mean the Corporation’s common stock.
          D. “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Corporation is a party:
               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.
          E. “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
               (i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Stock Market (or the Nasdaq Global Market) on the date in question, as such price is reported by The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
               (ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
               (iii) If the Common Stock is at the time not listed on any established stock exchange, the Fair Market Value shall be determined by the Board in good faith.
          F. “Service” shall mean the Individual’s performance of services for the Corporation pursuant to the Sponsorship Agreement.
          G. “Sponsorship Agreement” shall mean the Sponsorship Agreement between the Corporation and the Individual dated as of                     , 2009.
          H. “Stock Exchange” shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.
          I. “Vesting Commencement Date” shall mean April 1, 2009.
          J. “Withholding Taxes” shall mean the federal, state and local income and employment withholding taxes to which the Individual may become subject in connection with the issuance or vesting of shares of Restricted Stock or upon the disposition of shares acquired pursuant to this Agreement.

Annex B-6

STOCK POWER
          FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and Kelly Slater (the “Individual”) dated as of                     , 20___, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate                      shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s)                      to which this instrument is attached, and hereby irrevocably constitutes and appoints                                          as his attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.
Dated                     ,

Signature

Print Name

Annex B-7

ANNEX C
FORM OF AMENDMENTS TO 2000 STOCK INCENTIVE PLAN
TO AUTHORIZE OPTION EXCHANGE
The Quiksilver, Inc. 2000 Stock Incentive Plan, as amended and restated, (the “Plan”) is hereby further amended to add a Section 2.5 to read in its entirety as follows:
“2.5 ONE-TIME EXCHANGE. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Corporation’s stockholders, the Plan Administrator may provide for, and the Corporation may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Non-Statutory Options could, at the election of the person holding such Non-Statutory Option, be tendered to the Corporation for cancellation in exchange for the issuance of a lesser amount of Non-Statutory Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within twelve (12) months of the date of such stockholder approval.”
In addition, Section 1.5D. of the Plan is hereby amended to add a new sentence at the end of such section to read as follows:
“Notwithstanding the foregoing, the number of shares of Common Stock subject to Surrendered Options in excess of the number of shares of Common Stock subject to Replacement Options shall not be available for subsequent issuance under the Plan. For this purpose, the term “Surrendered Options” means the options that are surrendered to the Corporation in connection with the one-time stock option exchange described in Section 2.5 below, and the term “Replacement Options” means the options which are issued by the Corporation in exchange for the Surrendered Options in connection with such exchange.”

Annex C-1

ANNEX D
QUIKSILVER, INC.
2000 STOCK INCENTIVE PLAN1
(As Amended and Restated through February 5, 2009)
ARTICLE ONE
GENERAL PROVISIONS
1.1. PURPOSE OF THE PLAN
     This amended and restated 2000 Stock Incentive Plan is intended to promote the interests of Quiksilver, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.
     Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.
1.2. STRUCTURE OF THE PLAN
     A. The Plan as hereby amended and restated is divided into four separate equity incentive programs:
     - the Discretionary Option Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,
     - the Restricted Stock Program, under which eligible persons may be awarded restricted shares of Common Stock by and at the discretion of the Plan Administrator, that vest upon, among other things, the completion of a designated service period and/or the attainment of pre-established performance milestones or other criteria,
     - the Restricted Stock Unit Program, under which eligible persons may be awarded restricted stock units by and at the discretion of the Plan Administrator, that vest upon, among other things, the completion of a designated service period and/or the attainment of pre-established performance milestones or other criteria, and
     - the Director Automatic Grant Program under which Eligible Directors shall automatically receive option grants and restricted shares of Common Stock at designated intervals over their period of Board service.

[1]	All share amounts in this document have been revised to reflect a 2 for 1 stock split effected through a stock dividend on April 30, 2003 and a 2 for 1 stock split effected through a stock dividend on April 27, 2005.

Annex D-1

     B. The provisions of Articles One and Six shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.
1.3. ADMINISTRATION OF THE PLAN
     A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to Section 16 Insiders. Administration of the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary Awards to members of the Primary Committee must be authorized and approved by a disinterested majority of the Board.
     B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.
     C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs under its jurisdiction or any Award thereunder.
     D. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award under the Plan.
     E. Administration of the Director Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Award under that program.
1.4.	ELIGIBILITY
     A. The persons eligible to participate in the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs are as follows:
          (i) Employees,
          (ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

Annex D-2

          (iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
     B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine (i) with respect to Awards made under the Discretionary Option Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the status of any awarded option as either an Incentive Option or a Non-Statutory Option, the exercise price per share in effect for each Award (subject to the limitations set forth in Article Two), the time or times when each Award is to vest and become exercisable and the maximum term for which the Award is to remain outstanding and (ii) with respect to Awards under the Restricted Stock and Restricted Stock Unit Programs, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each Award, the vesting schedule applicable to the shares subject to such Award, and the cash consideration, if any, payable for such shares.
     C. The Plan Administrator shall have the absolute discretion to grant options, Restricted Stock and Restricted Stock Units in accordance with the Discretionary Option Grant Program, the Restricted Stock Program and the Restricted Stock Unit Program.
     D. Eligible Directors for purposes of the Director Automatic Grant Program shall be limited to members of the Board who are not, at the time of such determination, employees of the Corporation (or any Parent or Subsidiary).
1.5. STOCK SUBJECT TO THE PLAN
     A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 33,444,836 shares. Such share reserve consists of (i) the number of shares estimated to remain available for issuance, as of the Plan Effective Date, under the Predecessor Plans as last approved by the Corporation’s stockholders, including the shares subject to outstanding options under those Predecessor Plans, (ii) an increase of 2,000,000 shares approved by the Corporation’s stockholders in connection with the adoption of this Plan, (iii) an increase of 2,800,000 shares approved by the Corporation’s stockholders on March 30, 2001, (iv) an increase of 2,400,000 shares approved by the Corporation’s stockholders on March 26, 2002 (v) an increase of 3,200,000 shares approved by the Corporation’s stockholders on March 28, 2003, (vi) an increase of 5,600,000 shares approved by the Corporation’s stockholders on March 26, 2004, (vii) an increase of 1,500,000 shares approved by the Corporation’s stockholders on March 24, 2005, (viii) an increase of 1,000,000 shares approved by the Corporation’s stockholders on March 24, 2006 and (ix) an increase of 2,000,000 shares approved by the Corporation’s stockholders on March 16, 2007.
     B. No one person participating in the Plan may receive Awards for more than 800,000 shares of Common Stock in the aggregate per calendar year. To the extent required by Section 162(m) of the Code, shares subject to options or stock appreciation rights which are canceled shall continue to be counted against the limit.

Annex D-3

     C. The maximum number of shares of Common Stock reserved for issuance pursuant to Awards of Restricted Stock and Restricted Stock Units under the Plan is 800,000.
     D. Shares of Common Stock subject to outstanding Awards under the Plan (including options incorporated into this Plan from the Predecessor Plans) shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently canceled or repurchased by the Corporation at the original exercise or issue price paid per share pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the issuance of shares under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or the gross number of shares issued under the Plan, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. Shares of Common Stock underlying one or more stock appreciation rights exercised under the Plan shall NOT be available for subsequent issuance under the Plan.
     E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors, (iv) the number and/or class of securities and the exercise or base price per share (or any other cash consideration payable per share) in effect under each outstanding Award under the Discretionary Option Grant and Director Automatic Grant Programs, (v) the number and/or class of securities and exercise price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plans, (vi) the number and/or class of securities subject to each outstanding Award under the Restricted Stock and Restricted Stock Unit Programs and the cash consideration (if any) payable per share thereunder, and (vii) the maximum number of shares which may be issued pursuant to Awards of Restricted Stock and Restricted Stock Units under the Plan. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

Annex D-4

ARTICLE TWO
DISCRETIONARY OPTION GRANT PROGRAM
2.1. OPTION TERMS
     Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.
     A. EXERCISE PRICE.
          1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date. The Plan Administrator may not reset the exercise price of outstanding options or stock appreciation rights and may not grant new options or stock appreciation rights in exchange for the cancellation of outstanding options or stock appreciation rights with a higher exercise price.
          2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:
               (i) cash or check made payable to the Corporation,
               (ii) shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid any additional charges to the Corporation’s earnings for financial reporting purposes, or
               (iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.
          Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
     B. EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

Annex D-5

     C. EFFECT OF TERMINATION OF SERVICE.
          1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:
               (i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option or otherwise specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee, but no such option shall be exercisable after the expiration of the option term.
               (ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.
               (iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, then all those options shall terminate immediately and cease to be outstanding.
               (iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which that option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
          2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
               (i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or
               (ii) permit the option to be exercised, during the applicable post- Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

Annex D-6

     D. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.
     E. REPURCHASE RIGHTS. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
     F. TRANSFERABILITY OF OPTIONS. The transferability of options granted under the Plan shall be governed by the following provisions:
          (i) Incentive Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.
          (ii) Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime by gift or pursuant to a domestic relations order to one or more Family Members of the Optionee or to a trust established exclusively for Optionee and/or one or more such Family Members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.
          (iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.
2.2. INCENTIVE OPTIONS
     The terms specified below, together with any additions, deletions or changes thereto imposed from time to time pursuant to the provisions of the Code governing Incentive Options, shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 2.2, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options.

Annex D-7

Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section 2.2.
     A. ELIGIBILITY. Incentive Options may only be granted to Employees.
     B. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitation on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.
     C. 10% STOCKHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.
2.3. CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER
     A. No Award outstanding under the Discretionary Option Grant Program at the time of a Corporate Transaction shall vest and become exercisable on an accelerated basis if and to the extent that (i) such Award is, in connection with the Corporate Transaction, assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction or (ii) such Award is replaced with a cash incentive program of the successor corporation which preserves the spread (the excess of the Fair Market Value of those shares over the exercise price in effect for the shares) existing at the time of the Corporate Transaction on the shares of Common Stock as to which the Award is not otherwise at that time vested and exercisable and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those shares or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, each Award outstanding under the Discretionary Option Grant Program at the time of the Corporate Transaction shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Corporate Transaction, vest and become exercisable as to all shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully vested shares of Common Stock.
     B. All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or otherwise continue in full force and effect pursuant to the express terms of the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

Annex D-8

     C. Immediately following the consummation of the Corporate Transaction, all outstanding Awards under the Discretionary Option Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction or otherwise expressly continued in full force and effect pursuant to the express terms of the Corporate Transaction.
     D. Each Award which is assumed in connection with a Corporate Transaction or otherwise continued in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the Award been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding Award, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, and (iii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding Awards under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.
     E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall, immediately prior to the effective date of such Corporate Transaction, vest and become exercisable for all the shares of Common Stock at the time subject to those Awards and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed or otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall immediately terminate at the time of such Corporate Transaction and shall not be assignable to the successor corporation (or parent thereof), and the shares subject to those terminated rights shall accordingly vest in full at the time of such Corporate Transaction.
     F. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall immediately vest and become exercisable for all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those Awards do not otherwise vest on an accelerated basis. Any Awards so accelerated shall remain exercisable as to fully vested shares until the expiration or sooner termination of their term. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall immediately terminate with respect

Annex D-9

to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.
     G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall, immediately prior to the effective date of a Change in Control or Hostile Take-Over, as the case may be, vest and become exercisable for all the shares of Common Stock at the time subject to those Awards and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate automatically upon the consummation of such Change in Control or Hostile Take-Over, as the case may be, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding Awards under the Discretionary Option Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the Involuntary Termination of the Optionee’s Service within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control or Hostile Take-Over, as the case may be. Each Award so accelerated shall remain exercisable for fully vested shares until the expiration or sooner termination of their term.
     H. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.
     I. Awards outstanding shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
2.4. STOCK APPRECIATION RIGHTS
     A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.
     B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:
          (i) One or more Optionees may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such shares.

Annex D-10

          (ii) No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.
          (iii) If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (a) five (5) business days after the receipt of the rejection notice or (b) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.
     C. The following terms shall govern the grant and exercise of limited stock appreciation rights:
          (i) One or more Section 16 Insiders may be granted limited stock appreciation rights with respect to their outstanding options.
          (ii) Upon the occurrence of a Hostile Take-Over, each individual holding one or more options with such a limited stock appreciation right shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation. In return for the surrendered option, the Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock at the time subject to such option (whether or not the option is otherwise at that time exercisable for those shares) over (B) the aggregate exercise price payable for those shares. Such cash distribution shall be paid within five (5) days following the option surrender date.
          (iii) At the time such limited stock appreciation right is granted, the Plan Administrator shall pre-approve any subsequent exercise of that right in accordance with the terms of this Paragraph C. Accordingly, no further approval of the Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution.
ARTICLE THREE
RESTRICTED STOCK PROGRAM
3.1.	RESTRICTED STOCK TERMS
     A. ISSUANCES. Shares of Restricted Stock may be issued under the Restricted Stock Program at the discretion of the Plan Administrator through direct and immediate issuances without any intervening option grants. Each such issuance of Restricted Stock shall be evidenced by a Restricted Stock Agreement that complies with the terms specified below and such other provisions as the Plan Administrator shall determine. Participants shall have no rights

Annex D-11

with respect to the shares of Restricted Stock covered by a Restricted Stock Agreement until the Participant has paid the full purchase price, if any, to the Corporation and has executed and delivered to the Corporation the applicable Restricted Stock Agreement.
     B. PURCHASE PRICE.
          1. The purchase price per share of Restricted Stock issued under the Restricted Stock Program shall be fixed by the Plan Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.
          2. Shares of Restricted Stock may be issued under the Restricted Stock Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:
               (i) cash or check made payable to the Corporation; or
               (ii) any other valid form of consideration permissible under the Delaware General Corporation Law at the time such shares are issued.
     C. VESTING PROVISIONS
          1. Shares of Restricted Stock issued under the Restricted Stock Program may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine. The elements of the vesting schedule applicable to any unvested shares of Restricted Stock issued under the Restricted Stock Program shall be determined by the Plan Administrator and incorporated into the Restricted Stock Agreement. Notwithstanding the foregoing, Awards of Restricted Stock issued subject to time-based vesting under the Restricted Stock Program may not be made with a vesting schedule providing for full vesting in less than three years from the date awarded. Awards of Restricted Stock issued subject to performance-based vesting, as provided in Section 3.1.C.2 below, may not vest unless the Participant remains in the Corporation’s Service for at least one year following the date awarded.
          2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Restricted Stock Program so that the shares of Restricted Stock subject to those Awards shall vest upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the

Annex D-12

Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii), (iv) and (vii) above, the Plan Administrator may, at the time the Awards under the Restricted Stock Program are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the Award attributable to that performance objective shall be interpolated on a straight-line basis.
          3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Restricted Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Restricted Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.
          4. The Participant shall have full voting rights with respect to any shares of Restricted Stock issued to the Participant under the Restricted Stock Program, whether or not the Participant’s interest in those shares is vested. Unless otherwise provided by the Plan Administrator in the Restricted Stock Agreement, Participant shall also have the right to receive any regular cash dividends paid on such shares. The Plan Administrator may apply any restrictions to the dividends that the Plan Administrator deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of shares of Restricted Stock is designed to comply with the requirements of the performance-based exception from the tax deductibility limitations of Code Section 162(m), the Plan Administrator may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such shares of Restricted Stock, such that the dividends and/or the shares of Restricted Stock maintain eligibility for such exception.
          5. The effect which death, Permanent Disability, termination of Service (other than for Misconduct) or other event designated by the Plan Administrator is to have upon

Annex D-13

the vesting schedule of a Restricted Stock Award shall be determined by the Plan Administrator and incorporated into the Restricted Stock Agreement.
          6. Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more unvested shares of Restricted Stock, then all such unvested shares of Restricted Stock shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares of Restricted Stock were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the surrendered shares.
          7. Should the Participant cease to remain in Service while holding one or more unvested shares of Restricted Stock issued under the Restricted Stock Program or should the performance objectives or other criteria not be attained with respect to one or more such unvested shares of Restricted Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the surrendered shares.
          8. In the event of the Participant’s death, Permanent Disability, termination of Service (other than for Misconduct), retirement or a Corporate Transaction or Change in Control, the Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Restricted Stock (or other assets attributable thereto) which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives or other criteria applicable to those shares. The Plan Administrator shall not otherwise have discretion to waive the surrender and cancellation of unvested shares of Restricted Stock (or other assets attributable thereto) which would otherwise occur pursuant to a previously determined vesting schedule. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Restricted Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives or other criteria. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section 3.2.D of this Article Three.
3.2.	CORPORATE TRANSACTION/CHANGE IN CONTROL
     A. No shares of Restricted Stock shall vest at the time of a Corporate Transaction on an accelerated basis if and to the extent that (i) the Restricted Stock Agreement is, in connection with the Corporate Transaction, continued or assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction, (ii) substitution of new agreements of comparable value covering shares of the successor corporation (or parent thereof) in exchange for such shares of Restricted Stock,

Annex D-14

with appropriate adjustments as to the number and kind of shares and purchase price, is provided for pursuant to the express terms of the Corporate Transaction or (iii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, immediately prior to the effective date of the Corporate Transaction, all the shares of Restricted Stock shall automatically vest in full.
     B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares of Restricted Stock are issued or at any time while they remain outstanding under the Plan, to provide that the unvested shares of Restricted Stock shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with or following such transactions, including termination of Service.
     C. If the Restricted Stock Agreement is continued or assumed by a successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction or such accelerated vesting is precluded by other limitations imposed by the Plan Administrator, each outstanding Award under the Restricted Stock Program in effect shall be adjusted immediately after the consummation of that Corporate Transaction to apply to the number and class of securities into which the shares of Restricted Stock subject to the Award immediately prior to the Corporate Transaction would have been converted upon consummation of such Corporate Transaction had those shares actually been outstanding and vested at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per share thereunder, provided that the aggregate amount of such consideration shall remain the same.
     D. The Plan Administrator’s authority under Paragraph B of this Section 3.2 shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph B of this Section 3.2 may result in their loss of performance-based status under Code Section 162(m).
3.3. TRANSFERABILITY OF RESTRICTED STOCK
     Unvested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the Participant’s death. Upon vesting, and after all other conditions and restrictions applicable to such shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Agreement, such shares of Restricted Stock shall become freely transferable (subject to any restrictions under applicable securities laws) by Participant.
3.4. DELIVERY OF SHARES/LEGENDS
     Unvested shares of Restricted Stock may, in the Plan Administrator’s discretion, be issued in book entry or certificate form and shall remain in the possession or control of the Corporation until such shares have vested, and all other conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable Withholding Tax), in accordance with the terms of the Restricted Stock Agreement. If issued in certificate form, such certificates shall include such restrictive legends as deemed appropriate by the Plan

Annex D-15

Administrator. The Plan Administrator may require a stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated.
ARTICLE FOUR
RESTRICTED STOCK UNIT PROGRAM
4.1. RESTRICTED STOCK UNIT TERMS
     A. ISSUANCES. Restricted Stock Units which entitle the Participant to receive shares of Common Stock underlying those units over the Participant’s period of Service and/or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine may be issued under the Restricted Stock Unit Program at the discretion of the Plan Administrator. Each such issuance of Restricted Stock Units shall be evidenced by a Restricted Stock Unit Agreement that complies with the terms specified below and such other provisions as the Plan Administrator shall determine. Participants shall have no rights with respect to the Restricted Stock Units covered by a Restricted Stock Unit Agreement until the Participant has paid the full purchase price, if any, to the Corporation and has executed and delivered to the Corporation the applicable Restricted Stock Unit Agreement.
     B. PURCHASE PRICE.
          1. The purchase price for Restricted Stock Units issued under the Restricted Stock Unit Program shall be fixed by the Plan Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.
          2. Restricted Stock Units may be issued under the Restricted Stock Unit Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:
               (i) cash or check made payable to the Corporation; or
               (ii) any other valid form of consideration permissible under the Delaware General Corporation Law at the time such units are issued.
     C. VESTING PROVISIONS
          1. Restricted Stock Units issued under the Restricted Stock Unit Program may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine. The elements of the vesting schedule applicable to any unvested Restricted Stock Units issued under the Restricted Stock Unit Program shall be determined by the Plan Administrator and incorporated into the Restricted Stock Unit Agreement. Notwithstanding the foregoing, Awards of Restricted Stock Units issued subject to time-based vesting under the Restricted Stock Unit Program may not be made with a vesting schedule providing for full vesting in less than three years from the date awarded. Awards of Restricted Stock Units issued subject to performance-based vesting, as provided in

Annex D-16

Section 4.1.C.2 below, may not vest unless the Participant remains in the Corporation’s Service for at least one year following the date awarded.
          2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Restricted Stock Unit Program so that the Restricted Stock Units subject to those Awards shall vest upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii), (iv) and (vii) above, the Plan Administrator may, at the time the Awards under the Restricted Stock Unit Program are made, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the Award attributable to that performance objective shall be interpolated on a straight-line basis.
          3. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a Restricted Stock Unit until that Award vests, all other conditions and restrictions applicable to such Restricted Stock Unit have been satisfied or lapsed (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Unit Agreement, and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding Restricted Stock Unit Awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

Annex D-17

          4. The effect which death, Permanent Disability, termination of Service (other than for Misconduct) or other event designated by the Plan Administrator is to have upon the vesting schedule of a Restricted Stock Unit Award shall be determined by the Plan Administrator and incorporated into the Restricted Stock Unit Agreement.
          5. Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more unvested Restricted Stock Units, then all such unvested Restricted Stock Units shall be immediately and automatically canceled, no shares of Common Stock will be issued in satisfaction of those units, and the Participant shall have no further rights with respect to those units. To the extent the canceled Restricted Stock Units were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the canceled units.
          6. Should the Participant cease to remain in Service while holding one or more unvested Restricted Stock Units issued under the Restricted Stock Unit Program or should the performance objectives not be attained with respect to one or more such unvested Restricted Stock Units, then those units shall be immediately and automatically canceled, no shares of Common Stock will be issued in satisfaction of those units, and the Participant shall have no further rights with respect to those units. To the extent the canceled Restricted Stock Units were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the canceled units.
          7. Outstanding Restricted Stock Units under the Restricted Stock Unit Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those units, if the performance goals or other criteria established for such units or the Service requirements established for such units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Restricted Stock Units as to which the designated performance goals or other criteria or Service requirements have not been attained or satisfied, but only in the event of the Participant’s death, Permanent Disability, termination of Service (other than for Misconduct), retirement or a Corporate Transaction or Change in Control. The Plan Administrator shall not otherwise have discretion to waive the surrender and cancellation of unvested Restricted Stock Units (or other assets attributable thereto) which would otherwise occur pursuant to a previously determined vesting schedule. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Awards of Restricted Stock Units which were at the time of grant intended to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section 4.2.D of this Article Four.
4.2. CORPORATE TRANSACTION/CHANGE IN CONTROL
     A. No Restricted Stock Units shall vest at the time of a Corporate Transaction on an accelerated basis if and to the extent that (i) the Restricted Stock Unit Agreement is, in connection with the Corporate Transaction, continued or assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of

Annex D-18

the Corporate Transaction, (ii) substitution of new agreements of comparable value covering shares of the successor corporation (or parent thereof) in exchange for such Restricted Stock Units, with appropriate adjustments as to the number and kind of shares and purchase price, is provided for pursuant to the terms of the Corporate Transaction or (iii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, immediately prior to the effective date of the Corporate Transaction, all the unvested Restricted Stock Units shall automatically vest in full.
     B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested Restricted Stock Units are issued or at any time while they remain outstanding under the Plan, to provide that the unvested Restricted Stock Units shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with or following such transactions, including termination of Service.
     C. If the Restricted Stock Unit Agreement is continued or assumed by a successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction or such accelerated vesting is precluded by other limitations imposed by the Plan Administrator, each outstanding Award under the Restricted Stock Unit Program in effect shall be adjusted immediately after the consummation of that Corporate Transaction to apply to the number and class of securities into which the shares of Common Stock underlying those Restricted Stock Units subject to the Award immediately prior to the Corporate Transaction would have been converted in consummation of such Corporate Transaction had those units actually been outstanding and vested at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per unit thereunder, provided that the aggregate amount of such consideration shall remain the same.
     D. The Plan Administrator’s authority under Paragraph B of this Section 4.2 shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph B of this Section 4.2 may result in their loss of performance-based status under Code Section 162(m).
4.3. TRANSFERABILITY OF RESTRICTED STOCK UNITS
     Until vested, Restricted Stock Units may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the Participant’s death. Upon vesting, and after all other conditions and restrictions applicable to such Common Stock subject to such Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Unit Agreement, the shares of Common Stock subject to such Restricted Stock Unit shall become freely transferable (subject to any restrictions under applicable securities laws) by Participant.
4.4. DELIVERY OF SHARES/COMPLIANCE WITH SECTION 409A
     A. Upon vesting and satisfaction of all other conditions and restrictions applicable to the Restricted Stock Units (including satisfaction of any applicable Withholding Tax) pursuant to

Annex D-19

the applicable Restricted Stock Unit Agreement, certificates representing the shares of Common Stock underlying such Restricted Stock Units shall be issued to Participant.
     B. Notwithstanding the foregoing, the Plan Administrator may permit or require a Participant to defer such Participant’s delivery of shares of Common Stock that would otherwise be due to such Participant with respect to the Restricted Stock Units. If any such deferral or election is required or permitted, the Plan Administrator shall, in its sole discretion, establish rules and procedures for such delivery deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rules promulgated thereunder, and including the requirement that the deferral election be entered into at the time of the grant and that the delivery date thereof be consistent with a permissible distribution date under Code Section 409A.
ARTICLE FIVE
DIRECTOR AUTOMATIC GRANT PROGRAM
5.1. TERMS
     This Article Five of the Plan was amended and restated effective as of February 6, 2007. All options outstanding under the Automatic Option Grant Program on February 6, 2007 continued in full force and effect in accordance with the existing terms of the agreements evidencing those options, and no change in this Article Five affected those options.
     A. GRANT/ISSUANCE DATES. Grants and issuances under this amended and restated Article Five shall be made on the dates specified below:
          1. On the date of each annual meeting of stockholders, beginning with the 2007 Annual Meeting of Stockholders, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be issued 5,000 shares of Restricted Stock and granted a Non-Statutory Option to purchase 7,500 shares of Common Stock, provided that such individual has served as an Eligible Director for at least six (6) months. Notwithstanding the foregoing, all Eligible Directors at the Corporation’s 2007 Annual Meeting of Stockholders will be entitled to receive the grants set forth in this Section 5.1.A.1 even though they may not have served as an Eligible Director for six months prior to the date of such annual meeting. There shall be no limit on the number of such annual option grants and Restricted Stock Awards any one Eligible Director may receive over his or her period of Board Service.
          2. Each individual who is first elected or appointed as an Eligible Director at any time on or after the 2007 Annual Meeting of Stockholders, other than at an annual meeting of stockholders, shall, on the date he or she commences Service as an Eligible Director, automatically be issued 5,000 shares of Restricted Stock and granted a Non-Statutory Option to purchase 7,500 shares of Common Stock.
          3. Each such issuance of Restricted Stock pursuant to the Director Automatic Grant Program shall be evidenced by a Restricted Stock Agreement that complies with the terms

Annex D-20

specified below. Participants shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Agreement until the Participant has executed and delivered to the Corporation the applicable Restricted Stock Agreement.
     B. OPTION EXERCISE PRICE
          1. The exercise price per share for each option granted under this Article Five shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.
          2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
     C. OPTION TERM. Each option shall have a term of seven (7) years measured from the option grant date.
     D. EXERCISE AND VESTING OF OPTIONS. Each option shall be immediately exercisable and fully vested as of the grant date for any or all of the option shares.
     E. TRANSFERABILITY OF OPTIONS. Each option granted under the Director Automatic Grant Program may be assigned in whole or in part during the Optionee’s lifetime by gift or pursuant to a domestic relations order to one or more Family Members of the Optionee or to a trust established exclusively for Optionee and/or one or more such Family Members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Five, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.
     F. TERMINATION OF BOARD SERVICE. The following provisions shall govern the exercise of any outstanding options under the Director Automatic Grant Program held by the Optionee at the time the Optionee ceases to serve as a Board member:
          (i) Subject to (ii) below, the Optionee (or, in the event of Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

Annex D-21

          (ii) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
     G. VESTING OF RESTRICTED STOCK. Each Restricted Stock Award under the Director Automatic Grant Program shall vest in a series of three successive annual installments over the three-year period measured from the grant date of such Award.
          1. The annual vesting dates for Restricted Stock Awards pursuant to Section 5.1.A.1 shall be as follows:
               (i) 1,666 shares of Restricted Stock shall vest on the earlier of (i) the first anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the first annual meeting of stockholders following the grant date of such Award;
               (ii) 1,666 shares of Restricted Stock shall vest on the earlier of (i) the second anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the second annual meeting of stockholders following the grant date of such Award; and
               (iii) 1,667 shares of Restricted Stock shall vest on the earlier of (i) the third anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the third annual meeting of stockholders following the grant date of such Award.
          2. The annual vesting dates for Restricted Stock Awards pursuant to Section 5.1.A.2 shall be as follows:
               (i) 1,666 shares of Restricted Stock shall vest on the first anniversary of the grant date of such Award;
               (ii) 1,666 shares of Restricted Stock shall vest on the second anniversary of the grant date of such Award; and
               (iii) 1,667 shares of Restricted Stock shall vest on the third anniversary of the grant date of such Award.
The Board member shall not vest in any additional shares of Restricted Stock following his or her cessation of Service as a Board member; provided, however, that each Restricted Stock Award held by an Eligible Director under the Director Automatic Grant Program will immediately vest in full upon his or her cessation of Board Service by reason of death or Permanent Disability. Upon the cessation of Service of any Board member while holding one or more unvested shares of Restricted Stock issued under the Director Automatic Grant Program, those unvested shares of Restricted Stock shall be immediately surrendered to the Corporation for cancellation, and the Board member shall have no further stockholder rights with respect to those shares.
          3. Unvested shares of Restricted Stock may be issued in book entry or certificate form and shall remain in the possession or control of the Corporation until such shares

Annex D-22

have vested, and all other conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable Withholding Tax), in accordance with the terms of the Restricted Stock Agreement. If issued in certificate form, such certificates shall include restrictive legends. A stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated will be required.
     H. TRANSFERABILITY OF RESTRICTED STOCK. Unvested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the Participant’s death. Upon vesting, and after all other conditions and restrictions applicable to such shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Agreement, such shares of Restricted Stock shall become freely transferable (subject to any restrictions under applicable securities laws) by Participant.
5.2. CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER
     A. In the event of a Corporate Transaction while the Eligible Director remains a Board member, the following provisions shall apply:
          (i) Immediately following the consummation of the Corporate Transaction, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction.
          (ii) The shares of Restricted Stock subject to any outstanding Restricted Stock Award made to such Eligible Director under the Director Automatic Grant Program which remain unvested at the time of such Corporate Transaction shall, immediately prior to the effective date of the Corporate Transaction, automatically vest in full.
     B. In the event of a Change in Control while the Eligible Director remains a Board member, the following provisions shall apply:
          (i) Each automatic option grant to such Eligible Director under the Director Automatic Grant Program shall remain exercisable for such option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Take-Over.
          (ii) The shares of Restricted Stock subject to any outstanding Restricted Stock Award made to such Eligible Director under the Director Automatic Grant Program which remain unvested at the time of such Change in Control shall, immediately prior to the effective date of the Change in Control, automatically vest in full.
     C. Upon the occurrence of a Hostile Take-Over while the Eligible Director remains a Board member, the Eligible Director shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding option grants under the Director Automatic Grant Program. The Eligible Director shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Eligible

Annex D-23

Director is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required at the time of the actual option surrender and cash distribution.
     D. Each option which is assumed in connection with a Corporate Transaction or otherwise continued in full force or effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Eligible Director in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same and (ii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Director Automatic Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.
     E. The existence of any Awards under the Director Automatic Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5.3. REMAINING TERMS
     A. The remaining terms of each option granted under the Director Automatic Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.
     B. The remaining terms of each Restricted Stock Award under the Director Automatic Grant Program shall be the same as the terms in effect for Restricted Stock Awards under the Restricted Stock Program.
ARTICLE SIX
MISCELLANEOUS
6.1. TAX WITHHOLDING
     A. The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise or vesting of Awards under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.
     B. The Plan Administrator may, in its discretion, provide any or all Optionees or Participants to whom Awards are made under the Plan (other than Awards made under the

Annex D-24

Director Automatic Grant Program) with the right to use either or both of the following methods to satisfy all or part of the Withholding Taxes to which those holders may become subject in connection with the issuance, exercise or vesting of those Awards:
          Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise or vesting of those Awards, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the Optionee or Participant and make a cash payment equal to such Fair Market Value directly to the appropriate taxing authorities on such individual’s behalf.
          Stock Delivery: The election to deliver to the Corporation, at the time the Award is issued, exercised or vests, one or more shares of Common Stock previously acquired by such Optionee or Participant (other than in connection with the option issuance, exercise or vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.
6.2. EFFECTIVE DATE AND TERM OF THE PLAN
     A. The Plan became effective on the Plan Effective Date. Awards may be granted under the Discretionary Option Grant Program, the Restricted Stock Program, the Restricted Stock Unit Program and the Director Automatic Grant Program.
     B. The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans after the Plan Effective Date. All options outstanding under the Predecessor Plans on the Plan Effective Date were incorporated into the Plan at that time and shall be treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.
     C. One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Corporate Transactions, Change in Control and Hostile Take-Over may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plans which do not otherwise contain such provisions.
     D. The Plan was amended and restated by the Board on February 5, 2009 (the “2009 Restatement”), subject to stockholder approval at the 2009 Annual Meeting of Stockholders, to (i) extend the term of the Plan through February 5, 2019; (ii) establish minimum vesting periods for Restricted Stock issued under the Restricted Stock Program and Restricted Stock Units issued under the Restricted Stock Unit Program; (iii) limit discretionary acceleration of established vesting schedules by the Plan Administrator for Restricted Stock issued under the Restricted Stock Program and Restricted Stock Units issued under the Restricted Stock Unit Program; and

Annex D-25

(iv) effect various technical and clarifying revisions to facilitate administration of the Plan. Such revisions shall not become effective unless the stockholders approve the 2009 Restatement at the 2009 Annual Meeting of Stockholders. Should the Corporation’s stockholders not approve the 2009 Restatement at the 2009 Annual Meeting of Stockholders, then none of the changes and revisions effected to the Plan by the 2009 Restatement shall become effective. The Plan will, however, continue in effect as it existed immediately prior to February 5, 2009, and Awards will continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to Awards made under the Plan. In addition, the Director Automatic Grant Program will continue in effect in accordance with the provisions of that program as they existed immediately prior to February 5, 2009.
     E. The Plan shall terminate upon the earliest to occur of (i) February 5, 2019, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully- vested shares or (iii) the termination of all outstanding Awards in connection with a Corporate Transaction. Should the Plan terminate on February 5, 2019, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such Awards.
6.3. AMENDMENT OF THE PLAN.
     Except as provided below, the Board shall have complete and exclusive power and authority to amend, modify, suspend or terminate the Plan in any or all respects. However, no such amendment, modification, suspension or termination shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification or, unless approved by the stockholders, permit the Plan Administrator to reset the exercise price of outstanding options or grant new Awards in exchange for the cancellation of outstanding options with a higher exercise price. In addition, stockholder approval will be required for any amendment to the Plan that would (i) materially increase the benefits accruing to the Optionees and Participants under the Plan or materially reduce the price at which shares of Common Stock may be issued or purchased under the Plan, (ii) materially increase the aggregate number of securities that may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, (iv) materially extend the term of the Plan or (v) expand the type of awards available for issuance under the Plan, then to the extent required by applicable law, or deemed necessary or advisable by the Plan Administrator or the Board of Directors, such amendment shall be subject to stockholder approval.
6.4. USE OF PROCEEDS
     Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.
6.5. REGULATORY APPROVALS
     A. The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory

Annex D-26

authorities having jurisdiction over the Plan, Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.
     B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange on which Common Stock is then listed for trading.
6.6. NO EMPLOYMENT/SERVICE RIGHTS
     Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

Annex D-27

APPENDIX
     The following definitions shall be in effect under the Plan:
     A. Award shall mean any of the following stock or stock-based awards authorized for issuance or grant under the Plan: stock option, stock appreciation right, Restricted Stock or Restricted Stock Unit award.
     B. Board shall mean the Corporation’s Board of Directors.
     C. Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:
          (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or
          (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
     D. Code shall mean the Internal Revenue Code of 1986, as amended.
     E. Common Stock shall mean the Corporation’s common stock.
     F. Corporate Transaction shall mean either of the following stockholder- approved transactions to which the Corporation is a party:
          (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
          (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.
     G. Corporation shall mean Quiksilver, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Quiksilver, Inc. which shall by appropriate action adopt the Plan.

Annex D-28

     H. Director Automatic Grant Program shall mean the director automatic grant program in effect under Article Five of the Plan for the Eligible Directors.
     I. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.
     J. Eligible Director shall mean a Board member who is not, at the time of such determination, an employee of the Corporation (or any Parent or Subsidiary) and who is accordingly eligible to participate in the Director Automatic Grant Program in accordance with the eligibility provisions of Articles One and Five.
     K. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
     L. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.
     M. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
          (i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Stock Market (or the Nasdaq Global Market) on the date in question, as such price is reported by The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
          (ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
          (iii) If the Common Stock is at the time not listed on any established stock exchange, the Fair Market Value shall be determined by the Board in good faith.
     N. Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
     O. Hostile Take-Over shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or

Annex D-29

indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.
     P. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.
     Q. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:
          (i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or
          (ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than twenty percent (20%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.
     R. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).
     S. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.
     T. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.
     U. Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant or Director Automatic Grant Program.
     V. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Annex D-30

     W. Participant shall mean any person who is issued shares of Restricted Stock under the Restricted Stock Program or under the Director Automatic Grant Program, and any person who is issued Restricted Stock Units under the Restricted Stock Unit Program.
     X. Permanent Disability Or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is both (i) expected to result in death or determined to be total and permanent by two (2) physicians selected by the Corporation or its insurers and acceptable to the Optionee or the Participant (or the Optionee’s or Participant’s legal representative), and (ii) to the extent the Optionee is eligible to participate in the Corporation’s long-term disability plan, entitles the Optionee or the Participant to the payment of long-term disability benefits from the Corporation’s long-term disability plan. The process for determining a Permanent Disability in accordance with the foregoing shall be completed no later than the later of (i) the close of the calendar year in which the Optionee’s or the Participant’s Service terminates by reason of the physical or mental impairment triggering the determination process or (ii) the fifteenth day of the third calendar month following such termination of Service. However, solely for purposes of the Director Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the Eligible Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
     Y. Plan shall mean the Corporation’s 2000 Stock Incentive Plan, as amended and restated and set forth in this document.
     Z. Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.
     AA. Plan Effective Date shall mean March 31, 2000.
     BB. Predecessor Plans shall mean the Corporation’s (i) 1996 Stock Option Plan, (ii) the 1998 Nonemployee Directors’ Stock Option Plan, (iii) the 1995 Nonemployee Directors’ Stock Option Plan and (iv) the 1992 Nonemployee Directors’ Stock Option Plan, as each of those plans was in effect immediately prior to the Plan Effective Date hereunder.
     CC. Primary Committee shall mean the committee of two (2) or more Eligible Directors appointed by the Board to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to Section 16 Insiders.
     DD. Restricted Stock shall mean shares of Common Stock issued to a Participant pursuant to the Restricted Stock or Director Automatic Grant Program, subject to such restrictions and conditions as are established pursuant to such Restricted Stock or Director Automatic Grant Program.

Annex D-31

     EE. Restricted Stock Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of grant of Restricted Stock under the Restricted Stock or Automatic Director Grant Programs.
     FF. Restricted Stock Program shall mean the discretionary Restricted Stock program under Article Three of the Plan.
     GG. Restricted Stock Unit shall mean the right to receive one share of Common Stock issued pursuant to the Restricted Stock Unit Program, subject to such restrictions and conditions as are established pursuant to the Restricted Stock Unit Program.
     HH. Restricted Stock Unit Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of grant of Restricted Stock Units under the Restricted Stock Unit Program.
     II. Restricted Stock Unit Program shall mean the discretionary Restricted Stock Unit program under Article Four of the Plan.
     JJ. Secondary Committee shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to eligible persons other than Section 16 Insiders.
     KK. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liability provisions of Section 16 of the 1934 Act.
     LL. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, an Eligible Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award made to such person. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary; or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.
     MM. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.
     NN. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     OO. Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the

Annex D-32

tender offeror in effecting such Hostile Take-Over through the acquisition of Common Stock. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.
     PP. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).
     QQ. Withholding Taxes shall mean the federal, state and local income and employment withholding taxes to which the Optionee or Participant may become subject in connection with the issuance, exercise or vesting of an Award made to him or her under the Plan.

Annex D-33

ANNEX E
FORM OF AMENDMENT TO 2000 STOCK INCENTIVE PLAN TO INCREASE
AUTOMATIC AWARDS UNDER DIRECTOR AUTOMATIC GRANT PROGRAM
The first paragraph of Section 5.1 of Article Five of the Quiksilver, Inc. 2000 Stock Incentive Plan, as amended and restated, (the “Plan”) is hereby further amended and restated to read in its entirety as follows:
“This Article Five of the Plan was amended and restated effective as of March 26, 2010. All options outstanding under the Automatic Option Grant Program on March 26, 2010 continued in full force and effect in accordance with the existing terms of the agreements evidencing those options, and no change in this Article Five affected those options.”
Section 5.1 A of Article Five of the Plan, as amended and restated, is hereby further amended and restated to read in its entirety as follows:
     “A. GRANT/ISSUANCE DATES. Grants and issuances under this amended and restated Article Five shall be made on the dates specified below:
          1. On the date of each annual meeting of stockholders, beginning with the 2010 Annual Meeting of Stockholders, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be issued 15,000 shares of Restricted Stock and granted a Non-Statutory Option to purchase 25,000 shares of Common Stock, provided that such individual has served as an Eligible Director for at least six (6) months. There shall be no limit on the number of such annual option grants and Restricted Stock Awards any one Eligible Director may receive over his or her period of Board Service.
          2. Each individual who is first elected or appointed as an Eligible Director at any time on or after the 2010 Annual Meeting of Stockholders, other than at an annual meeting of stockholders, shall, on the date he or she commences Service as an Eligible Director, automatically be issued 15,000 shares of Restricted Stock and granted a Non-Statutory Option to purchase 25,000 shares of Common Stock.”
Section 5.1 G of Article Five of the Plan, as amended and restated, is hereby further amended and restated to read in its entirety as follows:
“G. VESTING OF RESTRICTED STOCK. Each Restricted Stock Award under the Director Automatic Grant Program shall vest in a series of three successive annual installments over the three-year period measured from the grant date of such Award.
     1. The annual vesting dates for Restricted Stock Awards pursuant to Section 5.1.A.1 shall be as follows:
          (i) 5,000 shares of Restricted Stock shall vest on the earlier of (i) the first anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the first annual meeting of stockholders following the grant date of such Award;
          (ii) 5,000 shares of Restricted Stock shall vest on the earlier of (i) the second anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the second annual meeting of stockholders following the grant date of such Award; and

Annex E-1

          (iii) 5,000 shares of Restricted Stock shall vest on the earlier of (i) the third anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the third annual meeting of stockholders following the grant date of such Award.
     2. The annual vesting dates for Restricted Stock Awards pursuant to Section 5.1.A.2 shall be as follows:
          (i) 5,000 shares of Restricted Stock shall vest on the first anniversary of the grant date of such Award;
          (ii) 5,000 shares of Restricted Stock shall vest on the second anniversary of the grant date of such Award; and
          (iii) 5,000 shares of Restricted Stock shall vest on the third anniversary of the grant date of such Award.
The Board member shall not vest in any additional shares of Restricted Stock following his or her cessation of Service as a Board member; provided, however, that each Restricted Stock Award held by an Eligible Director under the Director Automatic Grant Program will immediately vest in full upon his or her cessation of Board Service by reason of death or Permanent Disability. Upon the cessation of Service of any Board member while holding one or more unvested shares of Restricted Stock issued under the Director Automatic Grant Program, those unvested shares of Restricted Stock shall be immediately surrendered to the Corporation for cancellation, and the Board member shall have no further stockholder rights with respect to those shares.
     3. Unvested shares of Restricted Stock may be issued in book entry or certificate form and shall remain in the possession or control of the Corporation until such shares have vested, and all other conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable Withholding Tax), in accordance with the terms of the Restricted Stock Agreement. If issued in certificate form, such certificates shall include restrictive legends. A stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated will be required.”

Annex E-2

QUIKSILVER, INC.
15202 GRAHAM STREET
HUNTINGTON BEACH, CA 92649
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert B. McKnight, Jr. and Charles S. Exon as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Quiksilver, Inc. held of record by the undersigned on January 27, 2010, at the Annual Meeting of Stockholders to be held on March 26, 2010 and at any adjournment or postponement of such meeting.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
QUIKSILVER, INC.
March 26, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at – http://www.quiksilverinc.com/investor_financialsec.aspx
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 6 AND A VOTE “AGAINST” PROPOSAL 7.

1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ☐ Douglas K. Ammerman ☐ William M. Barnum, Jr. ☐ Charles E. Crowe ☐ James G. Ellis ☐ Charles S. Exon ☐ M. Steven Langman ☐ Robert B. McKnight, Jr. ☐ Paul C. Speaker ☐ Andrew W. Sweet	2. Approval of amendment of Quiksilver, Inc. Restated Certificate of Incorporation to increase the total authorized shares of Common Stock as described in the accompanying proxy statement.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

3. Approval of the grant of shares of restricted Common Stock to Kelly Slater as described in the accompanying proxy statement.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

4. Approval of amendment of Quiksilver, Inc. 2000 Stock Incentive Plan to allow for a one-time stock option exchange program as described in the accompanying proxy statement.
☐ FOR ☐ AGAINST ☐ ABSTAIN

5. Approval of amendment of the Quiksilver, Inc. 2000 Stock Incentive Plan to increase the maximum number of shares reserved for issuance under the Plan and the maximum number of reserved shares issuable pursuant to restricted stock and restricted stock units under the Plan as described in the accompanying proxy statement. This Proposal 5 is conditioned on the approval of Proposal 4.
☐ FOR ☐ AGAINST ☐ ABSTAIN

6. Approval of amendment of Quiksilver, Inc. 2000 Stock Incentive Plan to increase the size of the initial and annual issuances of restricted stock and grants of stock options to non-employee members of the Board of Directors as described in the accompanying proxy statement.
☐ FOR ☐ AGAINST ☐ ABSTAIN

7. Approval of a non-binding stockholder proposal requesting the adoption of a majority vote standard in the election of directors.
☐ FOR ☐ AGAINST ☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ■	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3, 4, 5 AND 6 AND AGAINST PROPOSAL 7. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. AT THE TIME OF PREPARATION OF THE PROXY STATEMENT, THE BOARD OF DIRECTORS KNOWS OF NO BUSINESS TO COME BEFORE THE MEETING OTHER THAN THAT REFERRED TO IN THE PROXY STATEMENT.

All other proxies heretofore given by the undersigned to vote shares of stock of Quiksilver, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder Date:	Signature of Stockholder Date:
     Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.